Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

by and among

NEW ENTERPRISE STONE & LIME CO., INC.,

THE FINANCIAL INSTITUTIONS identified herein as Lenders, and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as the Issuing Bank, a Lender, the Swing Lender and the Administrative Agent

Dated as of March 15, 2012

MANUFACTURERS AND TRADERS TRUST COMPANY, as Arranger

THE TERMS OF THIS CREDIT AGREEMENT ARE SUBJECT TO CERTAIN

INTERCREDITOR AGREEMENTS, AS MORE FULLY SET OUT IN SECTION 11.16 HERETO.

	2.11.6	Default Rate	55
	2.11.7	Source of Funds	55
	2.11.8	Interest Due with Certain Repayments and Prepayments	56
2.12	Increased Costs; Unavailability		56
	2.12.1	Increased Costs Generally	56
	2.12.2	Capital Requirements	57
	2.12.3	Certificates for Reimbursement	57
	2.12.4	Delay in Requests	57
	2.12.5	Inability to Determine LIBOR	57
	2.12.6	Laws Affecting LIBOR Availability	57
	2.12.7	Determination of LIBOR Inadequacy	58
2.13	Purpose		58
2.14	Mechanics of Payments: Borrower Payments		58
	2.14.1	Manner of Making Payments	58
	2.14.2	Payments by Borrower; Presumptions by Agent	58
	2.14.3	Disbursements from the Agent to the Lenders	59
	2.14.4	Authorization to Deduct Funds and Make Loans in Satisfaction of Obligations	59
	2.14.5	Sharing of Payments by Lenders	59
	2.14.6	Payments Due on Non-Business Days	60
2.15	Mechanics of Payments: Lender Payments		60
	2.15.1	Funding by Lenders; Presumption by Agent	60
	2.15.2	Special Purpose Funding Vehicle	61
2.16	Taxes		61
	2.16.1	Payments Free of Taxes	61
	2.16.2	Payment of Other Taxes by the Borrower	62
	2.16.3	Indemnification by the Borrower	62
	2.16.4	Evidence of Payments	62
	2.16.5	Status of Lenders	62
	2.16.6	Treatment of Certain Refunds	64
	2.16.7	Survival	65
	2.16.8	Issuing Bank	65
	2.16.9	Indemnification by the Lenders	65
2.17	Designation of a Different Lending Office; Replacement of Lenders		65
	2.17.1	Designation of a Different Lending Office	65
	2.17.2	Replacement of Lenders	65
2.18	Defaulting Lenders		66
	2.18.1	Defaulting Lender Adjustments	66
	2.18.2	Defaulting Lender Cure	69
	2.18.3	New Swing Loans/Letters of Credit	69
2.19	Termination of Defaulting Lender		70
2.20	Cash Collateral		70
ARTICLE 3	LETTERS OF CREDIT		71
3.1	Letters of Credit		71
	3.1.1	Commitment to Issue Letters of Credit	71
	3.1.2	Reimbursement Obligations	71

	3.1.3	Limitation on Amount	72
	3.1.4	Obligations Absolute	72
	3.1.5	Reliance by Issuing Bank	72
	3.1.6	Fees	72
	3.1.7	Participation by Lenders	73
	3.1.8	Standard of Conduct	73
	3.1.9	Cash Collateral Account	74
	3.1.10	Obligations Secured	74
	3.1.11	Resignation of Issuing Bank	74
ARTICLE 4	CONDITIONS TO EFFECTIVENESS AND FUNDINGS AND ISSUANCE OF LETTERS OF CREDIT		74
4.1	Conditions to Effectiveness		74
	4.1.1	Execution of this Agreement	74
	4.1.2	Notes	74
	4.1.3	Security Agreement	75
	4.1.4	Guaranty and Suretyship Agreement	75
	4.1.5	Reserved	75
	4.1.6	Due Diligence	75
	4.1.7	Intellectual Property Collateral Agreements	75
	4.1.8	Mortgages	75
	4.1.9	Real Estate Due Diligence	77
	4.1.10	Environmental Indemnity Agreements	78
	4.1.11	Bonding Arrangements	78
	4.1.12	Payment of Fees and Costs	78
	4.1.13	Corporate Proceedings	78
	4.1.14	Financial Statements; Projections	79
	4.1.15	Reserved	79
	4.1.16	First Lien Note Documentation	79
	4.1.17	Intercreditor Agreement	79
	4.1.18	Consents and Approvals	79
	4.1.19	Material Litigation	79
	4.1.20	Material Adverse Change	80
	4.1.21	Material Adverse Environmental Condition	80
	4.1.22	Opinion of Counsel	80
	4.1.23	Reserved	80
	4.1.24	Good Standing	80
	4.1.25	Lien Searches	80
	4.1.26	Insurance	81
	4.1.27	Repayment of Existing Indebtedness	81
	4.1.28	Patriot Act	81
	4.1.29	Reserved	81
	4.1.30	Sources and Uses	81
	4.1.31	Appraisals/Mineral Evaluations	81
	4.1.32	Review of Accounts, Etc.	81
	4.1.33	Borrowing Base Certificate	81
	4.1.34	Other Requirements	81

4.2	Requirements for Each Loan/Letter of Credit		81
	4.2.1	No Default	82
	4.2.2	Borrowing Notice/Request for Letter of Credit	82
	4.2.3	Representations and Warranties	82
	4.2.4	Method of Certifying Certain Conditions	82
ARTICLE 5	REPRESENTATIONS AND WARRANTIES		82
5.1	Status		82
	5.1.1	Organization and Qualification	82
	5.1.2	Stock Ownership	82
	5.1.3	Closing Date Designation of Subsidiaries	83
5.2	Power and Authority; Enforceability		84
5.3	No Violation of Agreements; Absence of Conflicts		84
5.4	Recording, Enforceability and Consent		85
5.5	Lines of Business		85
5.6	Security Interest in Collateral		85
5.7	Litigation; Compliance with Laws		86
5.8	Condition of Property		87
5.9	Licenses; Intellectual Property		87
5.10	Title to Properties; Liens		88
5.11	Management Agreements		88
5.12	Financial Statements and Projections		89
	5.12.1	Financial Statements	89
	5.12.2	Undisclosed Liabilities	89
	5.12.3	Absence of Material Adverse Change	89
	5.12.4	Projections	89
5.13	Tax Returns and Payments; Other Fees		89
5.14	Fiscal Year		90
5.15	Federal Reserve Regulations		90
5.16	Investment Company Act		90
5.17	Compliance with ERISA		90
	5.17.1	Plans	90
	5.17.2	Favorable Determination Letters	90
	5.17.3	Compliance	91
	5.17.4	Absence of Certain Conditions	91
	5.17.5	Absence of Certain Liabilities	91
5.18	Accuracy and Completeness of Disclosure		92
5.19	Adequacy of Capital; Solvency		92
5.20	Absence of Restrictive Provisions		92
5.21	Environmental Compliance		92
5.22	Labor Matters		94
5.23	Brokers		94
5.24	Existing Indebtedness		95
5.25	Foreign Assets Control Regulations, Etc.		95
5.26	Borrowing Base Certificate		95
5.27	Material Contracts		95
5.28	Absence of Defaults		95

ARTICLE 6	REPORTING REQUIREMENTS AND NOTICES		96
6.1	Financial Data and Reporting Requirements; Notice of Certain Events		96
	6.1.1	Delivery of Monthly Financial Statements	96
	6.1.2	Delivery of Quarterly Financial Statements	96
	6.1.3	Delivery of Annual Financial Statements	96
	6.1.4	Delivery of Officer’s Compliance Certificates	97
	6.1.5	SEC Filings, Etc.	97
	6.1.6	Annual Budget	98
	6.1.7	Borrowing Base Certificate	98
	6.1.8	Quarterly Excess Availability Reports	98
	6.1.9	Field Examinations	98
	6.1.10	Aging Reports	98
	6.1.11	Monthly Contracts in Progress Report	99
6.2	Notice of Defaults		99
6.3	Notice of Disputes and Other Matters		99
	6.3.1	Certain Litigation	99
	6.3.2	Conditions Affecting Collateral	99
	6.3.3	Material Adverse Change	100
	6.3.4	Representations and Warranties	100
	6.3.5	Intellectual Property	100
	6.3.6	Governmental Licenses	101
	6.3.7	Lease	101
	6.3.8	Bonding Arrangement Claims	101
6.4	ERISA Notices		101
6.5	Miscellaneous		101
6.6	Authorization of Third Parties to Deliver Information		102
6.7	Deliveries on Non-Business Days		102
ARTICLE 7	FINANCIAL COVENANTS		102
7.1	Fixed Charge Coverage Ratio		102
7.2	Additional Provisions Respecting Calculation of Financial Covenants		102
ARTICLE 8	BUSINESS COVENANTS		104
8.1	Indebtedness		104
	8.1.1	In General	104
	8.1.2	Limitation on Incurrence	106
8.2	Liens; Licenses		106
	8.2.1	In General	106
	8.2.2	Negative Pledge	109
8.3	Investments, Loans, Acquisitions, Etc.		109
8.4	Restricted Payments		112
8.5	Corporate Separateness		114
8.6	Transactions with Affiliates		114
8.7	Mergers and Dispositions		115
	8.7.1	Consolidations and Mergers	115
	8.7.2	Sales and Other Dispositions	115
8.8	Existence		117
8.9	Compliance with Law		118

v

8.10	Payment of Taxes and Claims		118
8.11	Tax Consolidation		118
8.12	Compliance with ERISA		119
8.13	Insurance		120
	8.13.1	Liability, Property Damage, Etc.	120
	8.13.2	PBGC	120
8.14	Maintenance of Properties		120
8.15	Maintenance of Records; Fiscal Year		121
8.16	Inspection		121
8.17	Exchange of Notes		121
8.18	Type of Business		122
8.19	Change in Documents		122
8.20	Certain Restrictions on Capital Stock		122
8.21	Compliance with Federal Reserve Regulations		122
8.22	Limitations on Certain Restrictive Provisions		123
8.23	Environmental Matters		124
8.24	Certain Obligations Respecting Subsidiaries		124
8.25	Real Property		125
8.26	Additional Pari Passu Collateral		127
8.27	Primary Operating Accounts; Proceeds Into Blocked Account		127
8.28	Further Assurances		127
ARTICLE 9	EVENTS OF DEFAULT		128
9.1	Events of Default		128
	9.1.1	Failure to Pay Principal or Reimbursement Obligations	128
	9.1.2	Failure to Pay, Fees, Etc.	128
	9.1.3	Cross-Default to Indebtedness	128
	9.1.4	Bonding Arrangements	128
	9.1.5	Other Cross-Defaults	129
	9.1.6	Misrepresentations	129
	9.1.7	Certain Covenant Defaults	129
	9.1.8	Other Covenant Defaults	129
	9.1.9	Validity of Loan Documents; Security	129
	9.1.10	Custody or Control of Assets	130
	9.1.11	Discontinuance of Business	130
	9.1.12	Insolvency	130
	9.1.13	Material Adverse Change	130
	9.1.14	Judgments	130
	9.1.15	Change of Control	131
	9.1.16	Hedging Obligations	131
9.2	Acceleration; Remedies		131
	9.2.1	Acceleration upon Insolvency	131
	9.2.2	Acceleration upon Other Defaults	131
	9.2.3	Remedies in General	131
9.3	Proceeds of Collateral		132
ARTICLE 10	AGENCY		133
10.1	Appointment and Authority		133

	10.1.1	General	133
	10.1.2	Certain Specific Authorizations	133
	10.1.3	Agent May File Proofs of Claim	133
	10.1.4	Collateral and Guaranty Matters	134
	10.1.5	Certain Actions During a Default	135
10.2	Rights as a Lender		135
10.3	Exculpatory Provisions		135
10.4	Reliance by Issuing Bank, Agent and Arranger		136
10.5	Delegation of Duties		137
10.6	Resignation; Termination		137
	10.6.1	Resignation	137
	10.6.2	Termination	138
	10.6.3	Successor Agent	138
10.7	Non-Reliance on Agent and Other Lenders		138
10.8	No Other Duties, Etc.		139
10.9	Collateral Agency Arrangement		139
10.10	Assignment of Credit Facility		139
10.11	No Reliance on Agent’s Customer Identification Program		139
ARTICLE 11	MISCELLANEOUS		140
11.1	Notices; Effectiveness; Electronic Communication		140
	11.1.1	Notices Generally	140
	11.1.2	Electronic Communications	141
	11.1.3	Change of Address, Etc.	141
	11.1.4	Platform	141
11.2	No Implied Waivers		142
11.3	Severability		142
11.4	Amendments, Waivers and Consents		142
	11.4.1	In General	142
	11.4.2	Exception	143
11.5	Successors and Assigns		144
	11.5.1	Successors and Assigns Generally	144
	11.5.2	Assignments by Lenders	144
	11.5.3	Register	146
	11.5.4	Participations	146
	11.5.5	Limitations upon Participant Rights	147
	11.5.6	Certain Pledges	147
	11.5.7	Assignment of Mortgages	147
11.6	Calculations and Financial Data		148
11.7	Descriptive Headings		148
11.8	Governing Law; Jurisdiction; Etc.		148
	11.8.1	Governing Law	148
	11.8.2	Submission to Jurisdiction	148
	11.8.3	Waiver of Venue	148
	11.8.4	Service of Process	149
11.9	Maximum Lawful Interest Rate		149
11.10	Right of Setoff		149

11.11	Counterparts; Integration; Effectiveness; Electronic Execution		150
	11.11.1	Counterparts; Integration; Effectiveness	150
	11.11.2	Electronic Execution of Assignments	150
11.12	Treatment of Certain Information; Confidentiality; Advertisement		150
	11.12.1	Confidentiality	150
	11.12.2	Information	151
	11.12.3	Advertisement	151
11.13	Expenses; Indemnity; Damage Waiver		152
	11.13.1	Costs and Expenses	152
	11.13.2	Indemnification by the Borrower	152
	11.13.3	Reimbursement by Lenders	153
	11.13.4	Waiver of Consequential Damages, Etc.	153
	11.13.5	Payments	153
11.14	Certification of Amounts		153
11.15	Termination of Security; Partial Release of Security		154
	11.15.1	Termination of Security	154
	11.15.2	Partial Release of Security	154
11.16	Intercreditor Agreement and Bonding Intercreditor Agreement		154
11.17	Waiver of Jury Trial		154

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of March 15, 2012 (this “Agreement”), is made by and among MANUFACTURERS AND TRADERS TRUST COMPANY (“M&T”), individually, as the Issuing Bank, a Lender, the Swing Lender and the Agent, the LENDERS (as defined below), and NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation (the “Borrower”). M&T, in its capacity as lender, and any other financial institutions including Funds (as defined below) which may become parties to this Agreement from time to time, are collectively referred to as the “Lenders” and individually as a “Lender.” M&T, when acting in its capacity as administrative agent for the Lenders and the Issuing Bank, or any successor or assign that assumes that position pursuant to the terms of this Agreement, is hereinafter referred to as the “Agent.” M&T, when acting in its capacity as Arranger, is herein referred to as the “Arranger”. Certain capitalized terms used in this Agreement are defined in ARTICLE 1 (Definitions).

Background of Agreement

The Borrower, directly and through its Subsidiaries, has been engaged in the business of a vertically integrated construction materials supplier and highway contractor. The Borrower, the Arranger and certain Lenders entered into a Credit Agreement, dated as of January 11, 2008 (the “Prior Credit Agreement”).

The Borrower has requested that the Lenders enter into certain credit facilities to refinance certain indebtedness under the Prior Credit Agreement, to provide for ongoing working capital needs and for general corporate purposes, including permitted acquisitions. The Lenders are willing, on the terms and subject to the conditions specified herein, to enter into a senior secured revolving credit facility in an aggregate amount equal to $ 170,000,000, consisting of a revolving credit facility in a maximum principal amount not to exceed at any time $170,000,000, with a $15,000,000 standby letter of credit subfacility and a $20,000,000 sublimit for a swing line subfacility, all on the terms and conditions specified below.

The Subsidiaries of the Borrower will derive substantial benefits from the credit facility provided herein. The Borrower may, among other things, use proceeds of the Loans hereunder to make capital contributions in, and extend credit to, its Subsidiaries. Such access to capital provided to the Subsidiaries through this financing is on terms that are more advantageous to the Subsidiaries than such Subsidiaries could obtain if they accessed capital independently. Accordingly, the credit facilities provided for in this Agreement are to be guaranteed by certain of the Borrower’s Subsidiaries and secured by the equity of certain of the Borrower’s Subsidiaries as well as by certain material assets of certain of the Borrower and its Subsidiaries.

NOW, THEREFORE, with the intent to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires.

ABL Priority Collateral: the portion of the Collateral consisting of the following, whether now owned or at any time hereafter acquired by any Loan Party or in which any Loan Party now has or at any time in the future may acquire any right, title or interest:

(a)          (i)        Accounts and “payment intangibles” (as defined in Article 9 of the Uniform Commercial Code), other than (x) intercompany indebtedness of the Borrower and its Subsidiaries and (y) “payment intangibles” (as defined in Article 9 of the Uniform Commercial Code) which constitute identifiable proceeds of collateral which is First Lien Note Priority Collateral;

(ii)       “deposit accounts” (as defined in Article 9 of the Uniform Commercial Code) and “securities accounts” (as defined in Article 8 of the Uniform Commercial Code), including all monies, “uncertificated securities” and “securities entitlements” (as defined in Article 8 of the Uniform Commercial Code) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing) other than the Collateral Agent Bank Accounts and other Excluded Bank Accounts.

(iii)      “instruments” and “chattel paper” (in each case, as defined in Article 9 of the Uniform Commercial Code), in each case to the extent evidencing, governing, securing or otherwise related to the items referred to in clauses (a)(i) and (a)(iv) of this definition;

(iv)     Inventory;

(v)      “general intangibles” (as defined in Article 9 of the Uniform Commercial Code) (other than intellectual property and equity interests in the Subsidiaries of any Loan Party) pertaining to the other items of property included within clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(vi), (a)(vii) and (a)(viii) of this definition, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the Uniform Commercial Code);

(vi)     “records”, “supporting obligations” (in each case, as defined in Article 9 of the Uniform Commercial Code) and related “letters of credit” (as defined in Article 5 of the Uniform Commercial Code), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the other items described in this clause (a);

(vii)    computer equipment, software and books and records related to accounts and inventory; and

(viii)   substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds related to inventory and business interruption insurance, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

(b)         Specific Real Property, including all minerals contained therein before extraction, improvements thereon and fixtures attached thereto, dedicated processing equipment used at the Specific Real Property, and all substitutions, replacements, products, insurance proceeds with respect to and other proceeds of the foregoing; and

(c)          All proceeds of the foregoing;

provided, that, notwithstanding the foregoing, with respect to any general intangible that may otherwise be included in ABL Priority Collateral, it shall be excluded to the extent, but only to the extent, and only for so long as the grant of a security interest in such general intangible is prohibited by any applicable Law or requires a consent not obtained of any Governmental Authority pursuant to applicable Law (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Law).

Account: the meaning specified for “Account” under the Uniform Commercial Code and includes (a) retainages held under any contracts and (b) the rights to payment arising out of performed but unbilled work.

Account Debtor: the meaning specified for such term under the Uniform Commercial Code, but in any event shall include, but not be limited to, each Person obligated on an Account.

Acquisition: (a) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or a merger, consolidation or similar arrangement with a Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Borrower or any Restricted Subsidiary, or (b) the acquisition by the Borrower or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, or any division or line of business of such Person or (c) the acquisition by the Borrower or a Restricted Subsidiary of any operating or non-operating quarry (regardless of whether such assets would constitute all or substantially all assets or a division or line of business of a Person).

Additional Fee Mortgages: the meaning specified in Section 8.25 (Real Property).

Additional Leasehold Mortgages: the meaning specified in Section 8.25 (Real Property).

Adjusted GAAP: the meaning specified in clause (c)(i)(A) of Subsection 7.2 (Additional Provisions Respecting Calculation of Financial Covenants).

Adjusted LIBOR: the rate per annum (rounded upwards if necessary to the nearest one-hundredth of one percent) determined by the Agent to be equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus the Reserve Percentage.

Administrative Questionnaire: an Administrative Questionnaire in a form supplied by the Agent.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, Rock Solid Insurance and members of the Detwiler Family shall be deemed to be an Affiliate of the Borrower and its Subsidiaries.

Affiliate Transaction: the meaning specified in Section 8.6 (Transactions with Affiliates).

Agent: the meaning specified in the preamble to this Agreement.

Agent Parties: the meaning specified in Subsection 11.1.4.2 (Platform).

Agreement: the meaning specified in the preamble to this Agreement.

Appeal Bond Cash Collateral: the meaning specified in Section 8.1 (Indebtedness).

Applicable Commitment Fee Rate: the meaning specified in Subsection 2.10.1 (Commitment Fees).

Applicable Margin: the meaning specified in Subsection 2.11.2 (Applicable Margin).

Applicable Percentage: with respect to any Lender, the percentage obtained by dividing (x) the sum of the Commitment of such Lender (or, in the event the Commitment shall have been terminated, the then outstanding principal amount of such Lender’s RC Loans and participation interests in outstanding Letters of Credit and Swing Loans) by (y) the sum of the Commitment of all Lenders (or, in the event the Commitment shall have been terminated, the then outstanding principal amount of the RC Loans of all Lenders, the then outstanding Letters of Credit and the then outstanding Swing Loans).

Appraised Value: (a) with respect to Specific Real Property identified on Schedule 1.1B-1, Schedule 1.1B-2, and Schedule 1.1C, the value attributed thereto on such Schedules, subject to such reappraisal as the Agent may require pursuant to the terms of Subsection 2.6.2 (Asset Sale, Etc.) or clauses (o) or (r) of Subsection 8.2.1 (Liens; Licenses — In General), and (b) with respect to any other Specific Real Property, the value set forth in an appraisal in form and substance satisfactory to the Agent.

Approved Fund: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger: M&T, so long as it is a Lender.

Assignment and Assumption: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 11.5.2 (Assignments by Lenders) or the definition of “Eligible Assignee”), and accepted by the Agent, in substantially the form of Exhibit L or any other form approved by the Agent.

Attributable Debt: in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

Available RC Commitment: the meaning specified in Subsection 2.1.2 (Available RC Commitment).

Banking Services: each and any of the following bank services provided to any Loan Party by the Agent, a Lender, the Issuing Bank or an Affiliate of the foregoing: treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), provided that (i) in the case of any Lender or Affiliate thereof, the Agent shall have consented to such Person being a Secured Party (which consent shall not be unreasonably withheld or delayed) and (ii) in the case of any such Affiliate, such Affiliate shall have executed and delivered to the Agent a joinder to this Agreement (in form and substance satisfactory to the Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Agent, including all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations under the Banking Services Obligations were Obligations hereunder or such other arrangement as Agent shall agree to.

Banking Services Obligations: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

Base Rate: the highest of (a) the variable per annum rate of interest so designated from time to time by the Agent as its prime rate (which rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer), (b) the Federal Funds Rate plus one-half of one percent (0.5%) and (c) One Month LIBOR plus two percent (2%).

Base Rate Loans: Loans bearing interest at a rate equal to the Base Rate plus the Applicable Margin.

BCS: the meaning specified in clause (i) of Subsection 5.21 (Environmental Compliance).

Board of Directors: (i) with respect to the Borrower or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

Bonding Arrangements: indemnity agreements and other contracts, agreements and instruments entered into with any bonding company with respect to securing the performance of tenders, bids, surety or performance bonds (other than in connection with litigation or judgments), purchase, construction, sales or servicing contracts and similar obligations incurred in the normal business consistent with industry practice.

Bonding Intercreditor Agreement: the meaning specified in Subsection 4.1.11 (Bonding Arrangements).

Borrower: the meaning specified in the preamble to this Agreement.

Borrower Required Payment: the meaning specified in Subsection 2.14.2 (Payments by Borrower; Presumptions by Agent).

Borrower Taxes: (without duplication) (a) all Taxes payable by the Borrower and its Restricted Subsidiaries and (b) permitted Restricted Payments payable in respect of Taxes of the shareholders of the Borrower. For the sake of clarity, Borrower Taxes includes deferred Taxes of the Borrower and its Restricted Subsidiaries.

Borrowing Base: an amount equal to the sum of:

(a)          the lesser of (i) $65,000,000 and (ii) seventy-five percent (75%) of the Appraised Value of the Eligible Real Property, plus

(b)         eighty-five percent (85%) of all Eligible Accounts, plus

(c)          sixty percent (60%) of Eligible Inventory of the Borrower and its Subsidiaries, minus

(d)         any and all reserves that the Agent may (and which the Agent is hereby entitled to) establish from time to time in its Permitted Discretion, minus

(e)          any and all reserves that the Agent may (and which the Agent is hereby entitled to) establish from time to time with respect to Inventory that is branded or otherwise incorporates Intellectual Property in its sole discretion.

Borrowing Base Certificate: a full and complete certificate in substantially the form attached hereto as Exhibit M and otherwise acceptable to the Agent, certified as true, correct and complete by the Borrower’s chief executive officer or chief financial officer.

Business Day: (a) any day other than a Saturday, Sunday or day which shall be in the Commonwealth of Pennsylvania a legal holiday or day on which banking institutions are required or authorized to close and (b) in addition to the foregoing, with respect to any LIBOR Loans, a London Business Day.

Capital Expenditures: for any period the sum of (without duplication) (a) all expenditures by the Borrower or any Restricted Subsidiary during such period for fixed or capital assets (including, but not limited to, the purchase, construction or rehabilitation of equipment or other physical assets) that are required to be capitalized under GAAP, whether or not financed, and (b) all expenditures by the Borrower or any Restricted Subsidiary during such period in respect of Synthetic Leases, for property, plant and equipment.

Capital Lease: any lease with respect to which the lessee is required to recognize the acquisition of an asset and/or the incurrence of a liability in accordance with GAAP, including Statement No. 13 of the Financial Accounting Standards Board.

Capital Lease Obligation: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

Capital Stock: any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including, without limitation, any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

Cash Collateralize: to deposit in a Controlled Account or to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for LC Obligations or obligations of the Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalents: any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after the date of their acquisition and that the Average Life of all such Investments is one year or less from their respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Borrower, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of their acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi).

CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and all rules and regulations promulgated in connection therewith.

Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control:

(a)         any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the Detwiler Family, shall obtain ownership or control in one or more series of transactions of more than thirty three and one-third percent (33 1/3%) of the voting power of the Borrower entitled to vote in the election of members of the Board of Directors of the Borrower or Persons performing similar functions; or

(b)         there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $1,000,000 any “change in control” or “change of control” or similar term (as defined in such indenture or other evidence of Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

CIP Regulations: the meaning specified in Section 10.11 (No Reliance on Agent’s Customer Identification Program).

Closing Date: the meaning specified in Section 4.1 (Conditions to Effectiveness).

Closing Date GAAP: the meaning specified in Section 7.2. (Additional Provisions Respecting Calculation and Financial Covenants).

Closing Fee Mortgages: the meaning specified in Subsection 4.1.8 (Mortgages).

Closing First Lien Leasehold Mortgage: the meaning specified in Subsection 4.1.8 (Mortgages).

Closing FL First Lien Fee Mortgage: the meaning specified in Subsection 4.1.8 (Mortgages).

Closing Leasehold Mortgages: the meaning specified in Subsection 4.1.8 (Mortgages).

Closing Mortgages: the meaning specified in Subsection 4.1.8 (Mortgages).

Closing PA First Lien Fee Mortgages: the meaning specified in Subsection 4.1.8 (Mortgages).

COBRA: the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all collateral securing the Secured Obligations, including without limitation, (a) the ABL Priority Collateral and (b) subject to the prior Liens granted to the Collateral Agent for the benefit of the holders of the First Lien Notes and all other Permitted Liens, the First Lien Note Priority Collateral located in the Commonwealth of Pennsylvania.

Collateral Agent: Wells Fargo Bank, National Association, in its capacity as Collateral Agent for the holders of the First Lien Notes, and its successors or assigns.

Collateral Agent Bank Accounts: one or more accounts established by the Collateral Agent or other authorized person under the First Lien Indenture on behalf of the holders of the First Lien Notes into which shall, to the extent required by the First Lien Indenture, be deposited any proceeds of the First Lien Note Priority Collateral.

Commission: the Securities and Exchange Commission.

Commitments: the collective reference to the RC Commitment and the Swing Loan Commitment.

Commitment Fee: the meaning specified in Subsection 2.10.1 (Commitment Fees).

Commitment Fee Base: an amount at any time equal to the amount of the RC Commitment less the sum of the aggregate principal amount of outstanding RC Loans and the LC Obligations. Outstanding Swing Loans shall not reduce the Commitment Fee Base.

Common Stock: Capital Stock of a Person that has no mandatory redemption or other mandatory payment features.

Communications: the meaning specified in Subsection 11.1.4 (Platform).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consent to Leasehold Mortgage: the meaning specified in Subsection 4.1.8 (Mortgages).

Consolidated: with respect to any Person and its Restricted Subsidiaries, refers to the consolidation of financial statements of such Person and such Restricted Subsidiaries and of particular items in such financial statements in accordance with GAAP.

Control: (a) the direct or indirect ownership of ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Account: each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Agent and the Issuing Bank.

Copyright Security Agreement: the meaning specified in Subsection 4.1.7 (Intellectual Property Collateral Agreements).

Credit Limit: at any time, the lesser of (a) the RC Commitment at such time and (b) the amount of the Borrowing Base at such time.

Customer: the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with a Person, pursuant to which such Person is to deliver any personal property or perform any services.

Debtor Relief Laws: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

dedicated processing equipment: with respect to any ABL Priority Collateral, equipment that is attached in any manner to a platform or footer at Specific Real Property.

Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

Default Rate: the meaning specified in Subsection 2.11.6 (Default Rate).

Defaulting Lender: subject to Subsection 2.18.2 (Defaulting Lender Cure), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Bank, the Swing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or the Issuing Bank or Swing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender provided, further, that the Agent may, in its sole discretion, determine that a Lender (other than Bank) shall not be a Defaulting Lender solely as a result of the facts and circumstances of such Lender’s Parent described in this clause (d) and the Majority Lenders may, in their sole discretion, determine that Bank shall not be a Defaulting Lender solely as a result of the facts and circumstances of Bank’s Parent described in this clause (d). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Subsection 2.18.2 (Defaulting Lender Cure)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swing Lender and each Lender.

Designated Person: the meaning specified in Section 5.25 (Foreign Assets Control Regulations, Etc.).

Detwiler Family: collectively, (1) Paul I. Detwiler, Jr., Donald L. Detwiler, Paul I. Detwiler III, Steven Detwiler and James Van Buren, (2) any spouse of any of them, (3) descendants, and spouses of descendants, of any of them, (4) any trust established for the benefit of one or more of the foregoing individuals (so long as the trustee of such trust is either a financial institution or similar fiduciary (or a trust officer at a financial institution or similar fiduciary) or one or more of the foregoing individuals), (5) any corporation, partnership, limited liability company or other entity that is 100% owned and controlled by one or more of the foregoing individuals and/or trusts, and (6) upon the death of any of the foregoing individuals, the personal representative, executor or administrator of such deceased individual’s estate.

Disqualified Stock: in any Person, any Capital Stock of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such Person at the option of the holder thereof, in whole or in part, at any time or for which such Person is required to pay cash dividends, interest or similar amounts; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof or is required to be paid before such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.4 (Restricted Payments). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof.

Dollars and $: dollars in lawful currency of the United States of America.

Domestic Account: an Account which arises out of a transaction between the Borrower or any of its Subsidiaries and a Customer who is located in the United States or in any state of the United States and such Customer maintains an office in the United States to which such Account is invoiced.

Dry Run Fee Property: shall mean the real property owned by Borrower on West Dry Run Road (Fannett Township, Franklin County), PA 17220, Tax Parcel Nos: 07-B23-007.

Dry Run Leasehold Property: shall mean the real property leased by Borrower on West Dry Run Road (Fannett Township, Franklin County), PA 17220; Tax Parcel No: 07-B23-008.

Dry Run Property: shall mean collectively the Dry Run Fee Property and the Dry Run Leasehold Property.

EBITDA: for any Person for any period, the Net Income of such Person for such period plus the sum of the following (to the extent deducted in the computation of such Net Income and without duplication): (a) depreciation expense and cost depletion; (b) amortization expense; (c) Interest Expense; and (d) Borrower Taxes (but, if there is a net tax benefit, such tax benefit shall be deducted from Net Income in calculating EBITDA).

Eligible Account: the net amount of each Account of any Loan Party arising in the ordinary course of business that Agent, in its Permitted Discretion, shall deem to be an Eligible Account. The net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Customer thereunder as of such date (net of credits, rebates, discounts, allowances, freight claims, sales tax, finance charges and late charges). Among other factors Agent may consider, an Account shall not constitute an Eligible Account if:

(a)     it is not subject to a perfected, first priority Lien in favor of Agent or is subject to any other Lien other than a second priority lien in favor of the Collateral Agent securing the First Lien Notes;

(b)     it arises out of a sale made by a Loan Party to another Loan Party or to an Affiliate of any Loan Party or to a Person Controlled by an Affiliate of any Loan Party;

(c)     it is unpaid more than one hundred twenty (120) days after the original invoice date;

(d)     more than 50% of the Accounts from such Customer are ineligible as a result of clause (c) above;

(e)     the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, interim receiver, monitor, receiver and manager, custodian, trustee or liquidator or similar officials of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) file a petition seeking to take advantage of, or give notice of its intention to make a proposal under, any law providing for the relief of debtors, (vi) be the subject of an order for relief in respect of any petition which is filed against it in any involuntary case under such bankruptcy laws, or (vii) take any corporate (or similar) action for the purpose of effecting any of the foregoing;

(f)      the sale is to a Customer whose jurisdiction of formation, principal place of business, or business location from which the order was placed is outside the United States of America, unless it is a Permitted Foreign Account;

(g)     the payment or collection of such Account, in Agent’s Permitted Discretion, is insecure or doubtful;

(h)     the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless such Loan Party assigns its right to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.), or has

otherwise complied with other applicable statutes or ordinances regarding assignment of claims, in each case, except as otherwise permitted by the Agent in its sole and absolute discretion;

(i)      the goods giving rise to such Account have not been delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by such Loan Party and accepted by the Customer, or the Account represents retainage held under any contracts, costs and estimated earnings in excess of billings, bonded receivables or otherwise does not represent a final sale;

(j)      the Account is a contra account or is subject to any offset, deduction, defense, dispute, or counterclaim (but in each case only to the extent of such offset, deduction, defense, dispute or counterclaim), the Customer is also a creditor or supplier of such Loan Party (but only to the extent of such Loan Party’s obligations then due to such supplier or creditor) or the Account is contingent in any respect or for any reason; or

(k)     it is determined by Agent, in its Permitted Discretion, to be ineligible for any other reason.

Eligible Assignee:

(a)     a Lender;

(b)     an Affiliate of a Lender;

(c)     an Approved Fund; and

(d)     any Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; provided further that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

Eligible Bank: a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000 and (iii) the senior Debt of which is rated least “A” or the equivalent thereof from S&P or “A-2” or the equivalent thereof from Moody’s (or an equivalent rating by any other nationally recognized rating agency).

Eligible Inventory: finished goods Inventory of the Loan Parties valued at the lower of cost or market value in accordance with GAAP, determined on a first-in-first-out basis, which Agent, in its Permitted Discretion, shall deem to be Eligible Inventory. Among other factors Agent may consider, Inventory shall not constitute Eligible Inventory if it:

(a)     is not subject to a perfected, first priority Lien in favor of Agent or is subject to any other Lien other than a second priority lien in favor of the Collateral Agent securing the First Lien Notes;

(b)     is raw material, work-in-process, or parts inventory;

(c)     is in transit, except Inventory, (A) to which title has passed to a Loan Party, (B) that is fully insured in accordance with this Agreement and (C) is in transit to or from a location owned or leased by one of the Loan Parties;

(d)     is located outside the United States of America;

(e)     is at third-party processors;

(f)      is being held on consignment;

(g)     is situated at a location not owned by a Loan Party, unless the owner or occupier of such location has executed in favor of Agent a Consent to Leasehold Mortgage or a Landlord/Warehousemen Agreement, as applicable, provided, however, that Eligible Inventory may include Inventory of Protection Services Inc., ASTI Transportation Systems, Inc., Precision Solar Controls Inc., SCI Products Inc. and Work Area Protection Corp. in an aggregate amount (based on lower of cost or market in accordance with GAAP) for all such Persons not to exceed in the aggregate at any time $1,000,000 that are at locations not subject to a Consent to Leasehold Mortgage or a Landlord/Warehousemen Agreement;

(h)     is components, packaging, supplies, advertising materials, publications, or packaging products;

(i)      is returned, reclaimed or repossessed goods;

(j)      is obsolete, slow moving or unmerchantable and unsaleable goods;

(k)     is scrap products; or

(1)     is determined by Agent, in its Permitted Discretion, to be ineligible for any other reason.

For the sake of clarity, no Rolling Stock shall constitute Eligible Inventory.

Eligible Real Property: (a) all Specific Real Property listed on Schedule 1.1B-1, Schedule 1.1B-2 or Schedule 1.1C that is subject to a perfected first priority lien in favor of the Agent unless environmental reports and surveys, each in form and substance acceptable to the Agent, have not been delivered to the Agent in accordance with Section 8.25 (Real Property); provided, that to the extent that such environmental reports and surveys are delivered after the applicable deadlines set forth in Section 8.25 (Real Property) for a given parcel of Specific Real Property, such Specific Real Property will be Eligible Real Property following such receipt by the Agent provided that they are in form and substance acceptable to the Agent and provided, further, the IDA Encumbered Property shall not become Eligible Real Property unless and until first priority lien mortgages are delivered and perfected and first priority lien title insurance acceptable to the Agent is delivered (which, among other things, shall not be subject to any encumbrance of the nature described in clause (a) Section 4.1.8 (Mortgages)) and further provided, that the Dry Run Property shall be considered Eligible Real Property as of the Closing Date even though the Borrower has not delivered a Closing First Lien Leasehold Mortgage for the Dry Run Leasehold Property; however the Dry Run Property shall cease to be Eligible Real Property if the Borrower does not deliver to Agent within forty five (45) days after the Closing Date (as may be extended by Agent in Agent’s discretion) the following items, unless and until such items are delivered: (i) fully-executed and acknowledged Memorandum of Lease by and between Borrower, as tenant, and the landlord, for the Dry Run Leasehold Property, in form sufficient to permit a leasehold mortgage to be recorded against the Dry Run Leasehold Property; (ii) a fully executed and acknowledged Leasehold Mortgage for the Dry Run Leasehold in form and substance acceptable to Agent; (iii) title insurance insuring such Leasehold Mortgage as a first lien with only those exceptions acceptable to Agent, in Agent’s discretion, and a “tie-in” endorsement to aggregate with the other title insurance policies issued for the other Closing PA First Lien Mortgages, (iv) related due diligence items as Agent may request consistent with the Closing PA First Lien Mortgages and (v) an opinion letter in form acceptable to Agent consistent with the Closing PA First Lien Mortgages; and (b) real property received in exchange for Specific Real Property pursuant to clause (b)(ix) of Section 8.7.2 (Sales and Other Dispositions)) to the extent that the Agent decides, in its discretion, that such real property shall be added as Eligible Real Property.

Employee Pension Plan: any Plan which is subject to Part 3 of Subtitle B of Title I of ERISA.

Environmental Indemnity Agreements: the meaning specified in Subsection 4.1.10 (Environmental Indemnity Agreements).

Environmental Laws: any national, state or local law or regulation (including, without limitation, CERCLA, RCRA, OSHA and common law) enacted in connection with or relating to the protection or regulation of public or occupant health, safety or environment, including, without limitation, those laws, statutes, rules and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority and any opinions, orders, decrees or judgments issued by any court of competent jurisdiction or by any Governmental Authority in connection with any of the foregoing and all terms and conditions of all Governmental Licenses.

Environmental Material Adverse Change: the following costs, expenses, obligations or liabilities of any nature, contingent (to the extent of the reasonable assessment of such contingent liability) or matured (collectively, “liabilities”), which, in the aggregate for all such liabilities incurred or to be incurred (to the extent not covered by Insurance or not previously paid), at any one time exceed or could reasonably be expected to exceed $5,000,000 or (to the extent not covered by insurance) during the term of this Agreement exceed or reasonably could be expected to exceed $10,000,000 or, if not reasonably capable of being designated as a monetary amount, results or could reasonably be expected to result in a Material Adverse Change: liabilities arising out of the presence, use, treatment, storage, transportation, disposal, investigation, monitoring, cleanup or contribution related to any Hazardous Substances, or any Releases, in non-compliance with, or in violation of, any Environmental Laws, including liabilities under RCRA or CERCLA or any state analog to such statute. For purposes of this Agreement, any conditions, actions and/or inactions which result or could reasonably be expected to result in a liability described in the preceding sentence shall be aggregated to the extent stated in the preceding sentence such that each reference in this Agreement to Environmental Material Adverse Change shall be considered together such that the $5,000,000 cap at any one time shall apply to the sum of all such conditions, actions and/or inactions as to which such liabilities exist or may exist at any one time and the $10,000,000 cap over the term of this Agreement shall apply to the sum of all such conditions, actions and/or inactions as to which such liabilities arise or may arise over the term of this Agreement, regardless of how or where the same are referenced.

ERISA: the Employee Retirement Income Security Act of 1974 and any regulations issued thereunder by the Department of Labor or PBGC.

ERISA Affiliate: (a) any corporation included with the Borrower or any of its Subsidiaries in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 414(c) of the Code, (c) any member of an affiliated service group of which the Borrower or any of its Subsidiaries is a member within the meaning of Section 414(m) of the Code and (d) any other group including the Borrower or any of its Subsidiaries that is treated as a single employer within the meaning of Section 414(o) of the Code. Notwithstanding anything in this Agreement to the contrary, for purposes of this definition, the term “Subsidiary” shall include South Woodbury.

Eurodollar Deposits: U.S. dollar-denominated deposits at foreign banks or foreign branches of American banks.

Event of Default: the meaning specified in Section 9.1 (Events of Default).

Excess Availability: as at any time the amount, as determined by the Agent, equal to: (a) the Borrowing Base at such time, minus (b) the sum of (without duplication) (i) LC Obligations, plus (ii) the aggregate principal amount of any outstanding Loans.

Excess Cash Flow: for any period, the sum of (1) EBITDA, minus (2) Borrower Taxes paid in cash, minus (3) Fixed Charges, minus (4) Non-Financed Capital Expenditures.

Excluded Assets: (a) with respect to any general intangible that may be included in ABL Priority Collateral, such general intangible but only to the extent and for so long as the grant of a security interest in such general intangible is prohibited by any applicable Law or requires a consent not obtained of any Governmental Authority pursuant to applicable Law (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Law) and (b) with respect to assets that do not constitute ABL Priority Collateral, the assets listed as “Excluded Assets” on Schedule 1.1E hereto.

Excluded Bank Accounts: (a) any Collateral Agent Bank Accounts, (b) such other bank accounts established by the Borrower and its Subsidiaries used exclusively for payroll, payroll taxes or employee benefits, escrow, insurance, or fiduciary purposes, (c) the Permitted Cash Collateral Accounts, (d) such other accounts as individually do not have average monthly balances in excess of $100,000 or in the aggregate do not have average monthly balances in excess of $500,000 and (e) such other accounts as may be agreed to in writing by Agent in its sole discretion.

Excluded Key-Man Policies: the cash surrender value on proceeds of any key-man life insurance policies on the lives of the shareholders of the Borrower party to the Stock Restriction and Management Agreement dated as of March 1, 1990 among the Borrower and such shareholders, if, and to the extent, that such agreement prohibits any other Liens on such policies.

Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17 (Designation of a Different Lending Office; Replacement of Lenders) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16 (Taxes), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Subsection 2.16.5 (Status of Lenders), and (d) any U.S. federal withholding Taxes imposed under FATCA.

Executive Order: the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Existing Indenture: that certain indenture dated as of August 18, 2010 among the Borrower and Wells Fargo Bank, National Association, as Trustee, pursuant to which the Existing Notes were issued.

Existing Notes: the 11% secured notes due 2018 issued by the Borrower pursuant to the Existing Indenture on August 18, 2010.

Fair Market Value: with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors of the Borrower.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Rate: for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

Fee Mortgages: the meaning specified in Section 8.25 (Real Property).

First Lien Indenture: that certain indenture dated as of the Closing Date among the Borrower, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee and Collateral Agent, pursuant to which the First Lien Notes are issued.

First Lien Note Collateral: collectively, (a) the First Lien Note Priority Collateral and (b) subject to the prior Lien granted to the Agent for the benefit of the Secured Parties and any Permitted Additional ABL Liens, all ABL Priority Collateral other than the Specific Real Property Fee with No Second.

First Lien Note Priority Collateral: all of the following property of each Loan Party now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest:

(a)     all “equipment” (as defined in Article 9 of the Uniform Commercial Code) and “fixtures” (as defined in Article 9 of the Uniform Commercial Code);

(b)     all Material Real Property;

(c)     Collateral Agent Bank Accounts;

(d)     all Capital Stock of any Subsidiary of any Loan Party in which a Lien is granted to the Collateral Agent to secure the First Lien Notes;

(e)     all “general intangibles”, “documents”, “instruments”, “chattel paper” and “commercial tort claims” relating to the foregoing (in each case, as defined in Article 9 of the Uniform Commercial Code) and all the following owned by or licensed to any Loan Party: (i) patents and patent applications, (ii) copyrights, including copyrights in software, (iii) trademarks, service marks, trade names, brand names, trade dress, corporate names, fictitious names, slogans, domain names, designs, and indicators of source or goodwill, together with all of the goodwill associated therewith, (iv) trade secrets, inventions (whether patented or not), technology, know-how, data, databases and other confidential or proprietary information, (v) all issuances, registrations and applications of the foregoing, together with all provisionals, divisions, continuations, continuations-in-part, re-examinations, reissues, extensions, supplemental protections, and renewals thereof, (vi) all rights therein throughout the world, (vii) all proceeds therefrom and (viii) all rights to sue for, and to obtain damages and equitable relief for, past, present and future infringement, misappropriation, dilution or violation thereof;

(f)      all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, insofar as they insure the foregoing, and claims against any Person for loss, damage or destruction of any of the foregoing;

(g)     all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

(h)     all other assets and properties pledged to the Collateral Agent that do not constitute ABL First Lien Collateral (as defined in the Intercreditor Agreement) or ABL Exclusive Real Property (as defined in the Intercreditor Agreement); and

(i)      all proceeds of the foregoing;

provided that, notwithstanding the foregoing, none of the ABL First Lien Collateral, ABL Exclusive Real Property and Noteholder Excluded Assets (each as defined in the Intercreditor Agreement) shall constitute “First Lien Note Priority Collateral.”

First Lien Notes: the 13% senior secured notes due 2018 issued by the Borrower pursuant to the First Lien Indenture on the Closing Date in an aggregate principal amount of $265,000,000 and all other notes issued by the Borrower pursuant to the First Lien Indenture for the purpose of evidencing capitalized interest.

Fixed Charge Coverage Ratio: as of the end of any applicable fiscal quarter (unless the Agent determines that such calculation shall be made on a monthly basis, in which case such calculation shall be as of the end of any applicable calendar month), the ratio of:

(1) EBITDA minus

(a)               Non-Financed Capital Expenditures, minus

(b)              Borrower Taxes (including franchise taxes paid in cash and permitted Restricted Payments payable in respect of shareholder tax) paid in cash, to

(2) Fixed Charges,

in each case for the Borrower and its Restricted Subsidiaries, on a Consolidated basis, for the immediately preceding four fiscal quarters then ending, or twelve month period, as applicable.

Fixed Charges: for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries: (a) Interest Expense (excluding paid-in-kind interest), and (b) Scheduled Principal Payments.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary: with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary and any Restricted Subsidiary of such Foreign Subsidiary.

Fronting Exposure: at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by the Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by the Swing Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Fronting Fee: the meaning specified in Subsection 3.1.6 (Fees).

Fund: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP: generally accepted accounting principles in the United States consistently applied, as in effect from time to time.

Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Governmental License: any permit, consent, approval, registration, license or authorization of, or issued by, any Governmental Authority required to own or operate a quarry or engage in any other Permitted Business.

Granting Lender: the meaning specified in Subsection 2.15.2 (Special Purpose Funding Vehicle).

Guarantor: a Person that provides a Guaranty of any Obligations.

Guaranty: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person, including, but not limited to, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, but not limited to, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

Hazardous Substances: any and all chemicals, pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety or the environment, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including, without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, lead based paint and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

Headquarters Lease: the Amended and Restated Lease Agreement dated as of February 28, 2003 but effective as of February 15, 2001 between South Woodbury and the Borrower, with respect to the real property commonly known as 3912 Brumbaugh Road, New Enterprise, Pennsylvania 16664.

Hedging Agreement: any agreement (including terms and conditions incorporated by reference therein) in respect of a Hedging Obligation.

Hedging Obligations: with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and or combinations thereof, and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, in each case not entered into for speculative purposes.

IDA Encumbered Property: the meaning specified in Subsection 4.1.8 (Mortgages).

IDA Mortgage: the meaning specified in Subsection 4.1.8 (Mortgages).

IEEPA: the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq.

Indebtedness: at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, and whether or not contingent, the following:

(a)                                  all indebtedness of such Person for money borrowed;

(b)                                 all obligations of such Person for the deferred purchase price of property or services (other than trade payables in the ordinary course of business where the purchase price for the property or services is payable and paid not more than ninety (90) days after the date of incurrence of the obligation in respect thereof);

(c)                                  all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(d)                                 all obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(e)                                  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other indebtedness secured by a Lien on the property or assets of such Person;

(f)                                    all Capital Lease Obligations of such Person;

(g)                                 the maximum redemption or repurchase price of Disqualified Stock in such Person at the time of determination;

(h)                                 any Hedging Obligations of such Person at the time of determination;

(i)                                     Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party;

(j)                                     all obligations of the types referred to in clauses (a) through (i) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (i) such Person has given a Guaranty or (ii) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions;

(k)                                  all payments required by such Person under non-compete agreements entered into in connection with an Acquisition; and

(l)                                     the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venture that is liable for the obligations of the partnership or unincorporated joint venture (to the extent of such liability).

For purposes of this Agreement: (A) the maximum repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement; (B) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be the stated principal amount thereof; (C) the amount of any Indebtedness described in clause (j)(i) above shall be the maximum liability under any such Guaranty; and (D) the amount of any Indebtedness described in clause (j)(ii) above shall be the lesser of (1) the maximum amount of the obligations so secured and (2) the Fair Market Value of such property or other asset.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitee: the meaning specified in Subsection 11.13.2 (Indemnification by the Borrower).

Indentures: the First Lien Indenture and the Existing Indenture.

Independent Director: of the Borrower means a member of the Board of Directors that is both (a) “Independent” within the meaning of the New York Stock Exchange Listed Company Manual as in effect on the Closing Date, and (b) a Disinterested Director. As used herein, a “Disinterested Director” means, with respect to any proposed transaction between (i) the Borrower or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Borrower or a Restricted Subsidiary), a member of the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock in the Borrower or is an employee of the Borrower.

Information: the meaning specified in Subsection 11.12.2 (Information).

Insurance: commercial insurance but excluding Bonding Arrangements or other types of indemnification where the insured is responsible to reimburse the surety for claims paid or made.

Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) all copyrights now or hereafter existing, created, acquired or held, arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, (b) inventions, formulae, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including divisions, continuations, continuations-in-part and reexaminations), and any renewals, extensions, reissues or improvements thereof, now existing and hereafter adopted or acquired in the United States, any other country or any political subdivision thereof, (c) all registered and unregistered trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, designs, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (d) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (e) all rights to obtain any reissues, renewals or extensions of the foregoing, (f) all licenses for any of the foregoing, and (g) all causes of action arising prior to or after the date hereof for infringement, dilution, misappropriation, violation or unfair competition associated with or of the foregoing.

Intellectual Property Collateral Agreements: the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement.

Intercreditor Agreement: that certain Intercreditor Agreement dated as of the Closing Date, by and among the Borrower, the Guarantors named therein, the Agent, and the Collateral Agent.

Interest Expense: with respect to any Person for any period, without duplication, the sum of:

(a)                                  the interest expense of such Person and its Restricted Subsidiaries for such period (net of the amount of cash interest income for such period) as determined on a consolidated basis in accordance with GAAP, including (whether or not the following are so included under GAAP):

(i)                                          the Commitment Fee;

(ii)                                       any amortization of debt discount;

(iii)                                    the net cost under interest rate Hedging Obligations (including any amortization of discounts);

(iv)                                   the interest portion of any deferred payment obligation;

(v)                                      all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(vi)                                   all accrued interest; and

(b)                                 the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

Interest Period: the period commencing on the date of a borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six Months thereafter; provided, that (i) if any Interest Period would end on a day other than a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day unless such next succeeding London Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding London Business Day and (ii) any Interest Period that commences on the last London Business Day of a calendar month for which there is no corresponding London Business Day in the last month of the Interest Period (or commences on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last London Business Day of the last calendar month of such Interest Period; provided, further, that, in the event an Interest Period is extended to the next London Business Day in a month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a London Business Day, the succeeding period will end on the 15th as long as it is a London Business Day). For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

Inventory: the meaning specified for such term under the Uniform Commercial Code.

Investment: by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation: (a) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; (b) the purchase, acquisition or Guaranty of the Indebtedness of another Person; and (c) the purchase or acquisition of all or substantially all assets of another Person or any division or line of business of a Person; but shall exclude: (i) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (ii) the acquisition of property and assets in the normal course of business; and (iii) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

IP and Licenses: the meaning specified in Section 5.9 (Licenses; Intellectual Property).

IRS: the United States Internal Revenue Service, or any governmental agency or instrumentality succeeding to the functions thereof.

Issuing Bank: M&T, in its capacity as issuer of Letters of Credit hereunder, or such other Lender designated by the Borrower and acceptable to the Agent.

Kettle Creek Partners G.P., LLC: Kettle Creek Partners G.P., LLC, a Pennsylvania limited liability company.

Kettle Creek Partners L.P.: Kettle Creek Partners L.P., a Pennsylvania limited partnership.

Landlord/Warehousemen Agreement: an agreement in form and substance satisfactory to Agent, which is executed in favor of the Agent by a Person who owns or occupies premises at which any Inventory may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any such Inventory and shall authorize the Agent from time to time to enter upon the premises to inspect or remove the Inventory from such premises or to use such premises to store or dispose of such Inventory or on such other terms as the Agent in its Permitted Discretion may deem acceptable.

Law: all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

LC Obligations: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of Unreimbursed Drawings.

Leasehold Mortgages: the meaning specified in Section 8.25 (Real Property).

Leasehold Recording Document: the meaning specified in Subsection 4.1.8 (Mortgages).

Lender and Lenders: the respective meanings specified in the preamble to this Agreement.

Lender Required Payment: the meaning specified in Subsection 2.15.1 (Funding by Lenders; Presumption by Agent).

Letter of Credit Fees: the meaning specified in Subsection 3.1.6 (Fees).

Letter of Credit Sublimit: the meaning specified in Subsection 3.1.1 (Commitment to Issue Letters of Credit).

Letters of Credit: any and all letters of credit issued (or pursuant to Subsection 3.1.1 (Commitment to Issue Letters of Credit) deemed issued) pursuant to this Agreement.

LIBOR: the rate per annum as reported on Reuters Screen LIBOR 01 Page or any successor thereto or any other service selected by the Agent which has been nominated by the British Bankers Association as an authorized information vendor for the purpose of displaying such rates on the basis of the offered rates for deposits in Dollars, for a period of time equal to the relevant Interest Period on the day that is two (2) London Business Days preceding the commencement of such Interest Period; provided, however, if the rate described above is not available on any applicable interest determination date, then LIBOR shall be determined by the Agent in accordance with such other method as the Agent may reasonably use to determine LIBOR for other credit facilities. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR cannot be determined.

LIBOR Loans: Loans bearing interest at a rate equal to Adjusted LIBOR plus the Applicable Margin.

Lien: with respect to any asset, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, the Borrower or any of its Restricted Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

Loan Documents: this Agreement, the Notes, the Security Agreement, the Subsidiary Suretyship, the Intellectual Property Collateral Agreements, the Mortgages, the Environmental Indemnity Agreements, the Intercreditor Agreement, each Bonding Intercreditor Agreement and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Agreement. For the sake of clarity, Hedging Agreements and Letters of Credit are not Loan Documents, but obligations in respect thereof owing to Swap Parties (in the case of Hedging Agreements) and the Issuing Bank and the Lenders (in the case of Letters of Credit) shall be secured by the Collateral.

Loan Parties: the Borrower and each Restricted Subsidiary (other than Rock Solid Insurance).

Loans: the amounts loaned to the Borrower pursuant to this Agreement. Loans may be RC Loans (including Overadvances, as applicable), or Swing Loans.

London Business Day: a day on which the relevant London interbank markets are open for dealings in Dollar deposits.

M&T: the meaning specified in the preamble to this Agreement.

Majority Lenders: at any time, Lenders having greater than fifty percent (50%) of the RC Commitment (whether borrowed or not) but excluding any RC Commitment of Lenders who have forfeited their right to vote under the terms of this Agreement.

Material Adverse Change: any material adverse change in:

(a)                                  the business, condition (financial or otherwise), operations or properties of the Borrower or of the Loan Parties, taken as a whole;

(b)                                 the binding nature, validity or enforceability of any of the Loan Documents;

(c)                                  the ability of the Loan Parties to perform their obligations under any of the Loan Documents; or

(d)                                 the validity, perfection, priority or enforceability of the Liens granted to Agent in respect of any ABL Priority Collateral or a material portion of the other Collateral.

Material Contract: (without duplication) (a) any contract or other agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries involving monetary liability (contingent or otherwise) of or to any such Person in an amount in excess of $7,000,000 per annum (other than road building or other materials supply contracts the monetary liability of or to any such Person in respect of which is in an amount in excess of $15,000,000 per annum), (b) indemnity agreements with any bonding companies, or (c) any other contract or agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries with which the failure to comply could reasonably be expected to result in a Material Adverse Change.

Material Real Property: (a) any of the parcels of real property listed on Schedule 1.1A-1 and Schedule 1.1 A-2 hereto owned or leased by a Loan Party and (b) other than Restricted Assets (as defined in Schedule 1.1E hereto), any additional parcel of real property or group of contiguous parcels of real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) acquired by a Loan Party having a purchase price in excess of $ 1,000,000 (provided that such threshold shall not be applicable in the case of real property (including all minerals contained therein before extraction) that is integrally related to the ownership or operation of a property subject or intended to be subject to a mortgage in favor of the Collateral Agent or otherwise necessary for such mortgaged property to be in compliance with all requirements of Law applicable to such mortgaged property) that, from time to time, may become subject to a first priority Lien in favor of the Collateral Agent in accordance with the First Lien Indenture and this Agreement but specifically excluding ABL First Lien Mortgaged Properties (as defined in the Intercreditor Agreement) and the ABL Exclusive Real Property (as defined in the Intercreditor Agreement), in each case of clauses (a) and (b) including improvements thereon, fixtures thereto, dedicated processing equipment used thereat (other than Rolling Stock), minerals contained therein before extraction, and substitutions, replacements, products, insurance proceeds with respect to and other proceeds of the foregoing.

Material Real Property Mortgages: (a) first priority lien mortgages or deeds of trust, as applicable, encumbering the fee interest or leasehold interest, as applicable, in and to the Material Real Property in favor of the Collateral Agent (securing the First Lien Notes) pursuant to the First Lien Indenture and related security documents subject only to Permitted Liens and (b) with respect to Material Real Property in the Commonwealth of Pennsylvania, a second priority lien (subject only to the Liens in (a)) mortgage or deed of trust in favor of the Agent.

Maturity Date: the earliest of (a) March 15, 2017, (b) the date that is six months prior to the maturity date of the First Lien Notes or Existing Notes, whichever is earlier and (c) the date on which the RC Commitment is terminated in accordance with the terms of this Agreement.

Minimum Collateral Amount: at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Bank in their sole discretion.

Minimum Excess Availability: the greater of (i) $25,000,000, or (ii) 15% of the lesser of (A) the RC Commitment and (B) the amount of the Borrowing Base.

Minimum Funding Standard: the minimum funding standard within the meaning of Section 302 of ERISA and Sections 412 or 430 of the Code.

Miscellaneous Encumbrance: the meaning specified in Section 8.2 (Liens; Licenses).

Month: a period from and including a given day in a calendar month to the day in the subsequent calendar month numerically corresponding to such given day except that (a) if there is no numerical correspondent in such subsequent calendar month, or (b) if such given day is the last day of a calendar month, such day shall be the last day of such subsequent calendar month.

Mortgages: the meaning specified in Section 8.25 (Real Property).

Multiemployer Plan: a multiemployer pension plan as defined in Section 3(37) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is or has been required to contribute.

NESL II: NESL II, LLC, a Pennsylvania limited liability company.

NESL Shareholders’ Agreement: that certain Stock Restriction and Management Agreement dated as of March 1, 1990 among the Borrower and certain of its shareholders.

Net Income: with respect to any Person, for any period, the Consolidated net income (or loss) (including income (or loss) allocable to non-controlling interests) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(a)                                  all extraordinary or non-recurring gains or losses (net of fees and expense relating to the transaction giving rise thereto);

(b)                                 the portion of net income of such Person and its Restricted Subsidiaries allocable to non-controlling interests in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(c)                                  gains or losses in respect of any Asset Sales (as defined in the First Lien Indenture on the date of this Agreement) by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-Tax basis;

(d)                                 the net income of any Restricted Subsidiary or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(e)                                  any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(f)                                    any fees and expenses paid in connection with the Refinancing Transactions; and

(g)                                 non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

provided, however, to the extent that:

(i)                                   non-cash write-ups or write-downs of assets or liabilities, and

(ii)                                income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued), were incurred during the period commencing March 1, 2011 and ending February 29, 2012, the foregoing shall be excluded from the calculation of Net Income for purposes of determining the Fixed Charge Coverage Ratio provided that (i) and (ii) were incurred in the previous four quarters as of the date of determination.

Non-Consenting Lender: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Subsection 11.4.1 (In General) and (b) has been approved by the Majority Lenders.

Non-Defaulting Lender: at any time, each Lender that is not a Defaulting Lender at such time.

Non-Financed Capital Expenditures: all Capital Expenditures paid out of operating cash flow or the proceeds of the RC Loans.

Notes: collectively, the promissory notes delivered by the Borrower to the Lenders (including any successors or assigns thereof) pursuant to this Agreement in substantially the forms attached to this Agreement as Exhibit A-1 and Exhibit A-2, and any replacement promissory notes issued in lieu of the foregoing.

Obligations: any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, related or unrelated, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created by any Loan Party to any Secured Party, related to the Loans, the LC Obligations or (without duplication) represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation:

(a)                                  principal of, and interest on the Loans and the Notes;

(b)                                 any and all other fees, indemnities, costs, obligations and liabilities of the Loan Parties from time to time under or in connection with the Loan Documents;

(c)                                  all obligations of the Borrower owing to the Issuing Bank or any Lender under Letters of Credit or other debt instruments issued by the Issuing Bank or any Lender under the terms of this Agreement; and

(d)                                 all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving the Borrower or any of the other Loan Parties.

OFAC: the U.S. Department of Treasury’s Office of Foreign Assets Control.

Officer’s Certificate: a certificate signed on behalf of the Borrower by the principal executive officer, the principal financial officer or the principal accounting officer of the Borrower.

Officer’s Compliance Certificate: a certificate in the form of Exhibit K hereto.

One Month LIBOR: for any date, a rate equal to LIBOR as at that date with a one-month Interest Period.

Organizational Documents: with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

OSHA: the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.

Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17 (Designation of a Different Lending Office; Replacement of Lenders)).

Overadvances: the meaning specified in clause (a) of Section 2.2 (Overadvances).

Participant: the meaning assigned to such term in Subsection 11.5.4 (Participations).

Participant Register: the meaning assigned to such term in Subsection 11.5.4 (Participations).

Patent Security Agreement: the meaning specified in Subsection 4.1.7 (Intellectual Property Collateral Agreements).

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

PBGC: Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

Permitted Additional ABL Liens: with respect to ABL Priority Collateral, shall mean: (i) Permitted Liens arising by operation of law and not by agreement that does not have priority over the Liens in favor of the Agent; (ii) leases and subleases permitted by clause (o) of the definition of Permitted Liens; (iii) title exceptions, survey exceptions and like Liens permitted by clause (r) of the definition of Permitted Lien; (iv) the IDA Mortgage; and (v) Liens in favor of the Collateral Agent securing the First Lien Notes, which Liens are junior and subordinate to the Liens in favor of the Agent.

Permitted Bonding Companies: any sureties recognized in the industry as providing bonding services; provided, however, that, except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, no such surety shall be deemed a “Permitted Bonding Company” unless the Borrower delivers a Bonding Intercreditor Agreement between the Borrower or the relevant Restricted Subsidiary, on one hand, and such surety on the other hand, (a) with respect to any surety to be designated a Permitted Bonding Company on the Closing Date, on the Closing Date and (ii) with respect to any surety to be designated a Permitted Bonding Company after the Closing Date, on the date or within thirty (30) days of such designation.

Permitted Businesses: the businesses conducted by the Borrower and its Subsidiaries as of the Closing Date and other businesses reasonably related to the foregoing.

Permitted Cash Collateral Account: one or more cash collateral accounts in an aggregate amount for all such accounts not to exceed at any time $1,000,000.

Permitted Discretion: the reasonable, from the perspective of an asset based lender, business judgment of the Agent.

Permitted Foreign Account: for purposes of determining Eligible Accounts, any Account that is either:

(a)                                  not a Domestic Account and is secured by a letter of credit, credit insurance, guaranty or acceptance terms, in each case in an amount not less than the aggregate of all Accounts secured thereby, issued by a commercial bank having, or which is the principal banking subsidiary of a bank holding company having, or an appropriate insurance company having a long term debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s or by another bank acceptable to the Agent (a “Secured Account”) or

(b)                                 not a Domestic Account or a Secured Account but the amount of which, together with all other Permitted Foreign Accounts under this clause (b) at any date of determination of Eligible Accounts, does not exceed an amount equal to $100,000.

Permitted Investment: any Investment that is permitted to be made by the Borrower and its Subsidiaries in accordance with paragraphs (b) through (n) of Section 8.3 (Investments, Loans, Acquisitions, Etc.).

Permitted Liens: the meaning specified in Subsection 8.2.1 (Liens; Licenses — In General).

Permitted Non-Job Surety Bonding Arrangements: surety bonds that are: (a) to secure either a Loan Party’s statutory obligations in respect of workers compensation or a Loan Party’s mining reclamation obligations to the applicable State or Commonwealth in which a mine is located or for other purposes approved in advance in writing by Agent but not including performance under contracts for the provision of goods or services; (b) issued by sureties recognized in the industry as providing bonding services; (c) if secured, either (i) not secured by any assets in the Borrowing Base or (ii) are pursuant to agreements that are disclosed to the Agent prior to the date hereof and disclosed on Schedule 1.1F or the execution thereof and, in either case are subject to such reserves in the Borrowing Base as the Agent may determine in its sole discretion; (d) entered into in the ordinary course of business; (e) are permitted by the Indentures; and (f) if there is an intercreditor agreement in favor of the Collateral Agent with respect to such bonding arrangements, there is also a similar intercreditor agreement in favor of the Agent.

Person: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan: an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) or an “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA) which is (currently or hereafter), or within the prior six (6) years was, maintained or contributed to (or required to be contributed to) by the Borrower, any of its Subsidiaries or any ERISA Affiliate, except a Multiemployer Plan.

Plant and Quarry Assets: any and all of the assets related to the plant and quarry operations of the Loan Parties, as more fully described (as of the Closing Date) on Schedule 1.1D hereto.

Platform: the meaning specified in Subsection 11.1.4 (Platform).

Prior Credit Agreement: the meaning specified in the Background of Agreement.

Pro Forma Availability Report: the meaning specified in Subsection 6.1.8 (Quarterly Excess Availability Reports).

Prohibited Person: any Person:

(a)                                  listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)                                 that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(c)                                  that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(d)                                 that is named as a “specially designated national (SDN)” or blocked person on the most current list published by OF AC at its official website: http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(e)                                  that is covered by IEEPA or OF AC; or

(f)                                    that is an affiliate (including any principal, officer, immediate family member or close associate) of a Person described in one or more of clauses (a) — (e) of this definition of Prohibited Person.

Prohibited Transaction: the meaning given to such term in Section 406 of ERISA, Section 4975(c) of the Code and any Treasury regulations issued thereunder.

Purchase Money Indebtedness: Indebtedness (including Capital Lease Obligations):

(i)                                               incurred to finance all or any part of the purchase price or cost of construction, purchase or repairs, improvements or additions to, real property, plant, equipment or other capital assets of such Person (including Indebtedness incurred to refinance any such purchase price or costs initially funded by the Borrower or a Restricted Subsidiary within one year prior to such incurrence), and any renewal, refunding, replacement, refinancing or extension thereof;

(ii)                                            that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, constructed or improved and directly related assets such as property fixed or appurtenant thereto and proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; and

(iii)                                         that does not exceed 100% of such purchase price or costs (plus, in the case of any refinancing, the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing).

Quarterly Payment Date: the last Business Day of each February, May, August and November.

Quarterly Excess Availability Report: the meaning specified in Subsection 6.1.8 (Quarterly Excess Availability Reports).

RC Commitment: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

RC Loans: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

RCRA: the Resource Conservation and Recovery Act of 1976, as amended, and any rules and regulations issued in connection therewith.

Recipient: the Agent, any Lender and the Issuing Bank, as applicable.

Refinancing Indebtedness: Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness permitted under Section 8.1 (Indebtedness), whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(a)                                  (i) the Refinancing Indebtedness is subordinated to the Secured Obligations to at least the same extent as the Indebtedness being refunded, refinanced or extended, if such Indebtedness was subordinated to the Secured Obligations and (ii) the Refinancing Indebtedness is unsecured if the Indebtedness being refunded, refinanced or extended was unsecured;

(b)                                 the Refinancing Indebtedness has a final maturity either (i) no earlier than the Indebtedness being refunded, refinanced or extended or (ii) at least ninety one (91) days after the Maturity Date;

(c)                                  the Refinancing Indebtedness has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the Indebtedness being refunded, refinanced, renewed, replaced or extended;

(d)                                 such Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced or extended and (iii) the aggregate amount of any discounts, commissions, premiums, fees and other costs and expenses related to the incurrence of such Refinancing Indebtedness; and

(e)                                  such Refinancing Indebtedness has the same obligors (or their successors) as Indebtedness being refunded, refinanced, renewed, replaced or extended.

Refinancing Transactions: the issuance of First Lien Notes, the transactions contemplated by the Loan Documents and the use of proceeds from the foregoing as described in the First Lien Indenture and the Loan Documents.

Register: the meaning specified in Subsection 11.5.3 (Register).

Related Parties: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

Release: a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

Remedial Action: actions necessary to comply with any Environmental Law or otherwise required by any Governmental Authority with respect to (a) the investigation, clean up, removal, treatment or handling of Hazardous Substances in the indoor or outdoor environment; (b) the prevention of Releases or threats of Releases or minimization of further Releases of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) the performance of pre-remedial studies and investigations and post-remedial monitoring and care.

Reorganization: any reorganization as defined in Section 4241(a) of ERISA.

Reportable Event: with respect to any Employee Pension Plan, an event described in Section 4043(c) of ERISA.

Reserve Percentage: the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Loans is determined), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time.

Restricted Investments: the meaning specified in Section 8.3 (Investments, Loans, Acquisitions, Etc.).

Restricted Payment: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Restricted Subsidiaries, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than Disqualified Stock) of the Borrower or such Restricted Subsidiary, as the case may be;

(b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Restricted Subsidiaries, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of Capital Stock (other than Disqualified Stock) of the Borrower or such Restricted Subsidiary;

(c) any sinking fund, other prepayment or installment payment on account of any shares of Capital Stock of the Borrower or any of its Restricted Subsidiaries;

(d) any other payment, loan or advance to a shareholder or other equity holder of the Borrower or any Restricted Subsidiary of the Borrower whether in the capacity of such Person as a shareholder or otherwise, except salaries and other compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the ordinary course of business, consistent with past practice;

(e) any forgiveness or release without adequate consideration by the Borrower or any Restricted Subsidiary of the Borrower of any Indebtedness or other obligation owing to the Borrower or such Restricted Subsidiary by a shareholder or other equity holder of the Borrower or a Restricted Subsidiary;

(f) any payment of principal, interest, fees or other amounts in respect of Indebtedness that is subordinated in right of payment to the Obligations; or

(g) any payment made to purchase or redeem or retire any Existing Notes or First Lien Notes.

Restricted Subsidiary: any Subsidiary of the Borrower that has not been designated as an Unrestricted Subsidiary.

Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, or any amendment thereof.

Revolving Credit Exposure: as to any Lender at any time, the aggregate principal amount at such time of its outstanding RC Loans and such Lender’s participation in LC Obligations and Swing Loans at such time.

Roaring Spring Lease: the Lease Agreement by and between South Woodbury and the Borrower dated February 28, 2003, but effective January 1, 2001, with respect to certain real property located in the Borough of Roaring Spring, Pennsylvania.

Rock Solid Insurance: Rock Solid Insurance Company, a South Carolina corporation.

Rolling Stock: any mobile/portable piece of equipment that typically moves or is moved by its own wheels, tracks, or skids, including but not limited to automobiles, trucks (both on road and off road), trailers, tractors, bulldozers, scrapers, loaders, cranes, excavators, gradalls, drills, pavers, rollers, milling machines, material transfer vehicles, forklifts, travel lifts, portable crushers, portable screens, portable conveyors, light plants, arrow boards included in fixed assets on the Borrower’s Consolidated balance sheet, portable and fixed crash attenuators included in fixed assets on the Borrower’s Consolidated balance sheet, message boards included in fixed assets on the Borrower’s Consolidated balance sheet and any other motor vehicles and mobile equipment; provided, however, that if any of the foregoing is included as Inventory, then it shall not be Rolling Stock. For the sake of clarity, with respect to any ABL Priority Collateral, Rolling Stock shall not include dedicated processing equipment located at any Material Real Property or Specific Real Property.

Sale and Leaseback Transaction: any direct or indirect arrangement pursuant to which property is sold or transferred by the Borrower or a Restricted Subsidiary and is thereafter leased back by the Borrower or a Restricted Subsidiary.

Scheduled Principal Payments: for any period, the amount of all scheduled principal payments (including scheduled amortization and payments due at maturity), including the portion of scheduled payments under Capital Leases allocable to principal, of the Borrower and its Restricted Subsidiaries on a Consolidated basis in respect of Indebtedness during such period. “Amount” of principal means such amount as was paid or payable. With respect to any revolving credit, “Scheduled Principal Payments” shall include the amount of any scheduled reduction or termination of the commitment.

Secured Obligations: collectively, (a) the Obligations, (b) any Banking Services Obligations, and (c) any obligations under or arising out of Hedging Agreements that have been or will be entered into with any Swap Party from time to time consistent with the terms of this Agreement.

Secured Party: the Agent, the Lenders, the Issuing Bank, the Indemnitees, the Swap Parties and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interest granted therein and all other holders of Secured Obligations.

Security Agreement: the meaning specified in Subsection 4.1.3 (Security Agreement).

Solvent: a condition of a Person on a particular date, whereby on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, but not limited to, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

South Woodbury: South Woodbury, L.P., a Pennsylvania limited partnership.

Specific Real Property: collectively, all Specific Real Property Leaseholds, Specific Real Property Fee with Seconds and Specific Real Property Fee with No Seconds.

Specific Real Property Fee with No Second: (a) on the Closing Date, any of the parcels of real property listed on Schedule 1.1C hereto, owned by the Loan Parties together with improvements thereon, fixtures thereto, dedicated processing equipment used thereat, minerals before extraction and proceeds of the foregoing and (b) real property received in exchange therefor pursuant to clause (b)(ix) of Subsection 8.7.2 (Sales and Other Dispositions) to the extent that the Agent decides, in its discretion, that such real property shall be added as ABL Priority Collateral.

Specific Real Property Fee with Second: (a) on the Closing Date, any of the parcels of real property listed on Schedule 1.1B-1 hereto, owned by the Loan Parties together with improvements thereon, fixtures thereto, dedicated processing equipment used thereat, minerals contained therein before extraction and proceeds of the foregoing and (b) real property received in exchange therefor pursuant to clause (b)(ix) of Subsection 8.7.2 (Sales and Other Dispositions) to the extent that the Agent decides, in its discretion, that such real property shall be added as ABL Priority Collateral.

Specific Real Property Leasehold: (a) on the Closing Date, any of the parcels of real property listed on Schedule 1.1B-2 hereto, leased by the Loan Parties together with improvements thereon, fixtures thereto, dedicated processing equipment used thereat, minerals contained therein before extraction and proceeds of the foregoing and (b) real property received in exchange therefor pursuant to clause (b)(ix) of Subsection 8.7.2 (Sales and Other Dispositions) to the extent that the Agent decides, in its discretion, that such real property shall be added as ABL Priority Collateral.

SPFV: the meaning specified in Subsection 2.15.2 (Special Purpose Funding Vehicle).

Subsidiary: with respect to any Person (referred to in this definition as the “parent”), any other Person of which more than 50% of the issued and outstanding equity having ordinary voting power to elect a majority of the Board of Directors or other governing body is directly or indirectly owned or controlled by such parent, or any other Person which, in accordance with GAAP, is Consolidated with the parent.

Subsidiary Suretyship: the meaning specified in Subsection 4.1.4 (Guaranty and Suretyship Agreement).

Sunrock: the meaning specified in clause (i) of Subsection 5.21 (Environmental Compliance).

Sunrock Indemnification Agreement: the meaning specified in clause (i) of Subsection 5.21 (Environmental Compliance).

Surety Liens: any and all Liens granted by the Borrower and/or its Subsidiaries, in favor of Permitted Bonding Companies that provide surety bonds for the Borrower and its Subsidiaries in the ordinary course of business so long as such Liens (a) secure only their obligations under Bonding Arrangements with such sureties, (b) encumber only assets relating to contracts supported by such Bonding Arrangements but specifically excluding Plant and Quarry Assets and (c) except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, (to the extent such Liens encumber any property or assets which constitute Collateral) are subject to intercreditor agreements with terms and conditions reasonably satisfactory to the Agent, including standstill terms pursuant to which such Liens are expressly junior and subordinated to the Liens granted by the Borrower and its Subsidiaries in favor of the Agent to secure the Secured Obligations.

Swap Party: any party to a Hedging Agreement that is a Lender or an Affiliate of a Lender (or at the time the applicable Hedging Agreement was entered into was a Lender or an Affiliate of a Lender (or if entered into prior to the Closing Date, then was a Lender or Affiliate of a Lender on the Closing Date)), provided that in the case of any such Affiliate, (a) the Agent shall have consented to such Person being a Swap Party (which consent shall not be unreasonably withheld or delayed) and (b) such Affiliate shall have executed and delivered to the Agent a joinder to this Agreement (in form and substance and within a time frame satisfactory to the Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Agent, including, without limitation, all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations under the Hedging Agreement were Obligations hereunder.

Swing Lender: M&T, so long as it is a Lender, or if M&T is no longer a Lender, then a Lender designated by the Borrower and reasonably acceptable to the Agent.

Swing Loan Commitment: the meaning specified in Subsection 2.3.1 (Swing Loan Advances).

Swing Loans: the meaning specified in Subsection 2.3.1 (Swing Loan Advances).

Synthetic Lease: any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Testing End Date: for any Testing Period, the first date after the commencement of the Testing Period on which (a) there shall have been the Minimum Excess Availability for a period of at least nine (9) consecutive months and (b) during the period referenced in the foregoing clause (a) the Borrower shall have delivered three Officer’s Compliance Certificates pursuant to Subsection 6.1.4 (Delivery of Officer’s Compliance Certificate) showing a Fixed Charge Coverage Ratio as at the end of the applicable quarter of at least 1.0 to 1.0.

Testing Period: a period commencing on the date that the Excess Availability is less than the Minimum Excess Availability and ending on the Testing End Date for such Testing Period.

Trademark Security Agreement: the meaning specified in Subsection 4.1.7 (Intellectual Property Collateral Agreements).

Transferee: the meaning specified in Subsection 8.7.1 (Consolidations and Mergers).

Trustee: Wells Fargo Bank, National Association, in its capacity as trustee for the holders of the First Lien Notes and the Existing Notes, together with its successors or assigns.

Uniform Commercial Code: the Uniform Commercial Code in effect on the date hereof and as amended from time to time, and (unless otherwise specified) as enacted in the Commonwealth of Pennsylvania.

Unreimbursed Drawings: drawings made under Letters of Credit which, for any reason, have not been reimbursed by or on behalf of the Borrower, whether through borrowings of Loans hereunder or otherwise.

Unrestricted Subsidiary:

(a)                                  any Subsidiary of the Borrower designated as such by the Board of Directors of the Borrower as set forth below where (a) neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support for, or Guaranty of, any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any under-taking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower and its Restricted Subsidiaries to declare a default on such other

Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; and

(b)                                 any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any of its Subsidiaries to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Borrower, provided that either:

(x)                                   the Subsidiary to be so designated has total assets of $1,000 or less; or

(y)                                 immediately after giving effect to such designation,

(A)                              (1) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries, determined on a pro forma basis as if all Indebtedness (including any other Indebtedness being incurred contemporaneously with the designation of such Subsidiary as an Unrestricted Subsidiary), and any other Indebtedness incurred since the beginning of the four fiscal quarter period just ended (other than RC Loans)) had been incurred and the proceeds thereof had been applied at the beginning of such four quarter period, and any other Indebtedness repaid since the beginning of such four quarter period had been repaid at the beginning of such four quarter period, would be greater than 1.50 to 1 and (2) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness or the designation of such Subsidiary as an Unrestricted Subsidiary and (3) such Subsidiary was permitted to be, and was designated as an Unrestricted Subsidiary under the First Lien Notes; and

(B)                                the Borrower could make an Investment in an amount equal to the portion attributable to the Borrower (based on the proportion of the Capital Stock held by the Borrower and its Restricted Subsidiaries in such Subsidiary) of the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 8.3 (Investments, Loans, Acquisitions, Etc.) such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all of the Indebtedness of such Unrestricted Subsidiary could be incurred under Section 8.1 (Indebtedness) and (ii) all of the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 8.2 (Liens; Licenses). As of the Closing Date, all of the Subsidiaries of the Borrower will be “Restricted Subsidiaries” except NESL II, South Woodbury, Kettle Creek Partners G.P., LLC and Kettle Creek Partners L.P., each of which will be an Unrestricted Subsidiary.

U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30)of the Code.

U.S. Tax Compliance Certificate: the meaning assigned to such term in paragraph (c) of Subsection 2.16.5 (Status of Lenders).

Withdrawal Liability: any withdrawal liability as defined in Section 4201 of ERISA.

Withholding Agent: the Borrower and the Agent, as applicable.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE LOANS

2.1                                 Revolving Credit Loans and RC Commitment.

2.1.1                        Commitment to Make RC Loans. Subject to and upon the terms and conditions set forth in this Agreement, the Lenders shall make advances to the Borrower until the Maturity Date in an aggregate principal amount outstanding at any one time not to exceed the lesser of (a) $170,000,000 (as the same may be reduced pursuant to the terms of this Agreement, the “RC Commitment”) and (b) the Borrowing Base; provided, however, that, subject to Section 2.2 (Overadvances), (a) the aggregate amount of the RC Commitment available for borrowing at any time shall not exceed the Available RC Commitment at such time; and (b) the amount and percentage of the RC Commitment and the Available RC Commitment which each Lender is obligated to lend shall not exceed at any time the amount or percentage set forth opposite the name of such Lender on Schedule 2.1.1 hereto, as modified by any Assignment and Assumption. The RC Commitment of any Lender is sometimes referred to herein as such Lender’s RC Commitment. Within the limits set forth above, the Borrower may borrow under this Section 2.1, repay or prepay such advances, and reborrow under this Section 2.1. The amounts loaned to the Borrower pursuant to the revolving credit facility described in this Section 2.1 are referred to as the “RC Loans.”

2.1.2                        Available RC Commitment.

“Available RC Commitment” shall mean at any time an amount equal to the lesser of (i) and (ii) where:

(i)                                     is equal to the initial RC Commitment, as the same is reduced by:

(A)                              voluntary reductions in the RC Commitment pursuant to Subsection 2.1.3 (Voluntary Commitment Reductions);

(B)                                the LC Obligations; and

(C)                                the aggregate principal amount of any outstanding Swing Loans and RC Loans; and

(ii)                                  is equal to the amount of the Borrowing Base at such time, as the same is reduced by:

(A)                              the LC Obligations; and

(B)                                the aggregate principal amount of any outstanding Swing Loans and RC Loans.

The amount of the Available RC Commitment of any Lender shall be determined after giving effect to any adjustment made pursuant to the reallocation provisions of paragraph (d) of Subsection 2.18.1 (Defaulting Lender Adjustments).

2.1.3                        Voluntary Commitment Reductions. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to permanently reduce (on a pro rata basis among the Lenders) or terminate the Commitment. Any partial reductions shall be in minimum amounts of Five Million Dollars ($5,000,000).

2.1.4                        Determination of Borrowing Base. The amount of the Borrowing Base shall be the amount specified on the most recently delivered Borrowing Base Certificate, absent manifest error. Notwithstanding anything to the contrary contained herein, if a Borrowing Base Certificate is not delivered at the time specified in Subsection 6.1.7 (Borrowing Base Certificate), the Borrower shall not be entitled to request RC Loans or Swing Loans until such time as the Borrowing Base Certificate is so delivered.

2.1.5                        Other Commitment Reductions. If

(a)                                  the Borrower or any Restricted Subsidiary sells or otherwise disposes of ABL Priority Collateral or receives proceeds in connection with a condemnation or insurance proceeds in connection with a casualty loss of ABL Priority Collateral and,

(b)                                 pursuant to the terms of either of the Indentures, the net cash proceeds from such sale or other event described in clause (a) above, would become Excess Proceeds (within the meaning of the Indentures) unless the Borrower uses the proceeds to repay the Loans and permanently reduce the RC Commitment in connection therewith, then, the Borrower shall repay the Loans in accordance with Section 2.6 (Mandatory Prepayment) and on the Business Day prior to the date that such proceeds would otherwise become Excess Proceeds, the RC Commitment shall be automatically so reduced by the amount required to prevent the net cash proceeds from becoming Excess Proceeds. For the sake of clarity, if, (x) under the Indentures, the Borrower or any Restricted Subsidiary may use such net cash proceeds to reinvest in the business within a specified period and such reinvestment would cause the net cash proceeds to not be treated as Excess Proceeds and (y) the Borrower or such Restricted Subsidiary so reinvests the proceeds in a manner that causes them not to be treated as Excess Proceeds under the Indentures, then the RC Commitment shall not be so reduced.

2.2                                 Overadvances.

(a)                                  Any provision of this Agreement to the contrary notwithstanding, the Swing Lender may from time to time, in its sole discretion (but with no obligation), at the request of the Borrower or pursuant to clause (b) below, make Swing Loans to the Borrower (in connection with a cash management program or otherwise), in excess of the Borrowing Base (such excess Swing Loans are herein referred to collectively as “Overadvances”); provided that, the Swing Lender shall make no Overadvance if, after giving effect to such Overadvance, the total amount of the outstanding RC Loans, Swing Loans and LC Obligations would exceed the lesser of (x) the Borrowing Base plus $5,000,000 or (y) the RC Commitment; provided further, all Overadvances shall be due and payable upon the earlier of (i) demand and (ii) fifteen (15)

days after such Overadvance is made. All Overadvances shall be Base Rate Loans bearing interest at the Base Rate plus the Applicable Margin.

(b)                                 Overadvances may be made even if the conditions precedent set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) have not been satisfied if the Agent deems such Overadvances necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Secured Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers or any of them pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses) and other sums payable under the Loan Documents. Nothing in this Section 2.2 shall be construed as a waiver of any Default or Event of Default, if any, that may have occurred or be continuing.

(c)                                  Without limiting the generality of Subsection 2.3.3 (Participation by Lenders) whether or not a Default or Event of Default shall then exist or be continuing, the Swing Lender may require the Lenders, at any time and from time to time, to fund their risk participations as described in Subsection 2.3.3 (Participation by Lenders).

2.3                                 Swing Loans.

2.3.1                        Swing Loan Advances. Upon the terms and subject to the conditions of this Agreement, the Swing Lender may (but is not obligated to) make, from time to time, from and including the Closing Date to but excluding the Maturity Date, one or more Loans (“Swing Loans”) to the Borrower, in an aggregate outstanding principal amount not exceeding at any time $20,000,000 (the “Swing Loan Commitment”), provided, however, that (except for Overadvances) no Swing Loan shall be made at any time in an amount in excess of the Available RC Commitment at such time.

2.3.2                        Terms of Swing Loan Borrowings. The Borrower shall give the Swing Lender notice (which shall be irrevocable) of a request for a Swing Loan no later than 12:00 noon (Philadelphia, PA time) on the day such Loan is requested; if such notice is received later than 12:00 noon (Philadelphia, PA time), then the request shall be deemed to be a request for a Swing Loan to be made on the next Business Day. Each Swing Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall repay all principal (together with all accrued interest) on each Swing Loan no later than 3:00 p.m. (Philadelphia, PA time) on the earlier of (a) the date that demand is made therefor by the Swing Lender, and (b) the Maturity Date.

2.3.3                        Participation by Lenders. Upon demand made to the Lenders by the Swing Lender, which demand may be made before or after an Event of Default or Default, and before or after the maturity date of the subject Swing Loans, but subject to the provisions of Subsection 2.3.5 (Certain Limitations), each Lender shall promptly, irrevocably, and unconditionally purchase from the Swing Lender, without recourse or warranty, an undivided interest and participation in the Swing Loans then outstanding.

Each Lender shall effect such purchase by paying to the Swing Lender in immediately available funds, without reduction or deduction of any kind, including reductions or deductions for set-off, recoupment or counterclaim, an amount equal to such Lender’s pro rata share of the principal amount of all Swing Loans then outstanding. Each Lender’s pro rata share of the Swing Loans shall be based on the amount of such Lender’s pro rata share of the total RC Commitment. Thereafter, the Lenders’ respective interests in such Swing Loans, and the remaining interest of the Swing Lender in such Swing Loans, shall in all respects be treated as RC Loans under this Agreement, except that such Swing Loans shall be due and payable by the Borrower on the dates referred to in Subsection 2.3.2 (Terms of Swing Loan Borrowings).

If any Lender does not pay any amount which it is required to pay pursuant to this Subsection 2.3.3 promptly upon the Swing Lender’s demand therefor, (a) the Swing Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon, at the Federal Funds Rate for the first three (3) Business Days, and thereafter at the Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (Philadelphia, PA time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swing Lender by such Lender and (b) the Swing Lender shall be entitled to all interest payable by the Borrower on such amount until the date on which such amount is received by the Swing Lender from such Lender. Moreover, any Lender that shall fail to make available the required amount shall not be entitled to vote on or consent to or approve any matter under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Swing Lender. Without limiting any obligations of any Lender pursuant to this Subsection 2.3.3, if any Lender does not pay such corresponding amount promptly upon the Swing Lender’s demand therefor, the Swing Lender shall notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Swing Lender together with accrued interest thereon at the applicable rate on such Swing Loans.

2.3.4                        No Set-off, Etc. Subject only to the limitations set forth in Subsection 2.3.5 (Certain Limitations), the obligations of each Lender to make available to the Swing Lender the amounts set forth in Subsection 2.3.3 (Participation by Lenders) shall be absolute, unconditional and irrevocable under any and all circumstances, shall be without reduction for any set-off or counterclaim of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

2.3.5                        Certain Limitations. Except for Loans made pursuant to Subsection 2.2 (Overadvances), no Lender shall be obligated to purchase a participation in any Swing Loan pursuant to Subsection 2.3.3 (Participation by Lenders), if such Lender proves that (a) the conditions set forth in Subsections 4.2.1 (No Default) or 4.2.3 (Representations and Warranties) were not satisfied at the time such Swing Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (b) such Lender had notified the Swing Lender in a writing received by the Swing Lender at least one Business Day prior to the time that it made such Swing Loan that the Swing Lender was not authorized to make such Swing Loan because such conditions were not satisfied and stating with specificity the reason therefor.

2.3.6                        Cash Management Loans. The Swing Lender may from time to time, in its sole discretion, extend Swing Loans pursuant to any cash management system in place from time to time without giving effect to any minimum borrowing amounts or minimum prepayment amounts or timing restrictions on borrowing or prepaying otherwise contemplated by this Section 2.3 or Section 2.4 (Borrowing Notice).

2.4                                 Borrowing Notice.

Each RC Loan shall be in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount. Each Swing Loan shall be in a minimum amount of Two Hundred Thousand Dollars ($200,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such minimum amount. To effect a funding, the Borrower shall give the Agent written notice in the form attached to this Agreement as Exhibit B specifying the type, amount and date of each intended borrowing and the manner in which the same shall be disbursed, which notice:

(a)                                  in the case of Loans that are Base Rate Loans, shall be given no later than 2:00 p.m. (Philadelphia, PA time) at least one Business Day prior to the date of such borrowing,

(b)                                 in the case of Loans that are LIBOR Loans, shall be given no later than 2:00 p.m. (Philadelphia, PA time) at least three (3) London Business Days prior to the date of such borrowing and shall specify the Interest Period with respect to such borrowing, and

(c)                                  in the case of Swing Loans, shall be given no later than 12:00 noon (Philadelphia, PA time) on the date of such borrowing.

Notwithstanding the foregoing, the Agent shall not be liable for acting upon (but is not obligated to act upon) telephone notice by the Borrower whether or not written notice is received; provided nothing in this sentence shall relieve the Borrower from providing written notice as provided by this Section 2.4.

Except in the case of Swing Loans, the Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each Lender of its pro rata share of the borrowing, the type of Loan, the interest rate option selected and the scheduled date of the funding. After receipt of such notice, each Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available (in Dollars) to the Agent no later than 12:00 noon (Philadelphia, PA time), on the date on which the funding is to occur. After receipt of the funds, the Agent, subject to the satisfaction of the conditions precedent set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) except for Loans made pursuant to clause (a) of Section 2.2 (Overadvances), shall disburse the amount of such funding in accordance with instructions in the Borrower’s borrowing notice.

The Agent and Lenders shall not be obligated to comply with a borrowing notice if there shall then exist an Event of Default or a Default regardless of whether the Lenders have determined to exercise their remedies arising upon the occurrence of such Event of Default or Default.

2.5                                 Repayments of RC Loans and Swing Loans.

2.5.1                        Repayments in Connection with Fluctuations in Borrowing Base. At any time that the amount of the Borrowing Base is reduced as evidenced by the most recently delivered Borrowing Base Certificate, and the effect of such reduction is to cause the aggregate principal amount of any outstanding RC Loans and Swing Loans plus LC Obligations to exceed the amount of the Borrowing Base, as so reduced, then the Borrower shall concurrently prepay the RC Loans and/or Swing Loans (other than Overadvances, which are governed by Section 2.2 (Overadvances)) and/or reimburse the Issuing Bank for any Unreimbursed Drawings in an amount equal to such excess amount. If all such Loans are prepaid and all Unreimbursed Drawings are reimbursed, and if after giving effect to such prepayment and reimbursement, the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) exceeds the Available RC Commitment, the Borrower shall provide cash collateral in accordance with Subsection 3.1.9 (Cash Collateral Account) in an amount equal to the excess.

2.5.2                        Repayment in Connection with Commitment Reductions. Upon the effective date of each reduction in the RC Commitment, the Borrower shall be required to repay the principal amount of the RC Loans and/or Swing Loans and/or reimburse the Issuing Bank for any Unreimbursed Drawings, to the extent, if any, that (a) the aggregate principal amount of any RC Loans and Swing Loans then outstanding plus the aggregate face amount of Letters of Credit then outstanding (to the extent such face amount is undrawn) plus any Unreimbursed Drawings (if any), exceeds (b) the amount of the RC Commitment as so reduced. If all such Loans are prepaid and all Unreimbursed Drawings are reimbursed and if after giving effect to such prepayment and reimbursement, the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) exceeds the Available RC Commitment, the Borrower shall provide cash collateral in accordance with Subsection 3.1.9 (Cash Collateral Account) in an amount equal to the excess.

2.5.3                        Repayment at Maturity. All principal (together with all accrued interest and fees) on RC Loans and Swing Loans is due and payable on the Maturity Date, unless it is due earlier in accordance with other terms of this Agreement.

2.5.4                        Repayment in Connection with Availability. The Borrower shall repay so much of the RC Loans and/or the Swing Loans as is required by Section 2.6 (Mandatory Prepayments).

2.5.5                        Voluntary Prepayment. The Borrower shall be permitted to prepay the RC Loans and Swing Loans at any time without penalty or premium except as otherwise provided in Subsection 2.12.5 (Breakage).

(a)                                  The Borrower shall provide the Agent with notice of its intention to prepay (which notice shall specify the proposed date and principal amount of prepayment and the type or types of Loan(s) being prepaid),

(i)                                     no later than 11:00 a.m. (Philadelphia, PA time) on the date of prepayment in the case of Base Rate Loans, and

(ii)                                  no later than 11:00 a.m. (Philadelphia, PA time) three (3) Business Days prior to the date of prepayment in the case of LIBOR Loans.

(b)                                 Each prepayment of principal of a RC Loan shall be in a minimum amount equal to One Million Dollars ($1,000,000) or integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount.

2.5.6                        Excess Proceeds. If at any time the Loan Parties shall have “Excess Proceeds” (as such term is defined in the First Lien Indenture) and the Borrower is required to offer to purchase First Lien Notes in connection therewith, the Borrower shall also offer to prepay the Loans pro rata with the other Indebtedness that the Borrower is required to offer to purchase or prepay in connection therewith. The Agent may, on behalf of the Lenders, accept such offer.

2.6                                 Mandatory Prepayments.

2.6.1                        Out of Formula Payments. If at any time the sum of the aggregate principal amount of (i) outstanding RC Loans and Swing Loans (other than Overadvances, which are governed by Section 2.2 (Overadvances)) and (ii) the aggregate outstanding amount of any Unreimbursed Drawings and the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) exceeds the Credit Limit, the Borrower shall, immediately prepay an aggregate principal amount of the Swing Loans first and then the other RC Loans then outstanding in an amount equal to such excess.

2.6.2                        Asset Sales, Etc. At any time that a Loan Party sells or disposes of any ABL Priority Collateral (other than sales of Inventory in the ordinary course of business), it shall use the net cash proceeds to repay the outstanding Loans (to the extent thereof). In the event that any Specific Real Property is subject to any condemnation proceeding or casualty loss, the net cash proceeds of the condemnation or insurance, as applicable, shall be used to prepay the Loans (to the extent thereof) and, the Agent may, in its discretion, require that the Borrower obtain an updated appraisal for such Specific Real Property and then from the time of the condemnation or casualty until the time that the appraisal is obtained, without limiting any other discretion that the Agent may have under this Agreement with respect to the Borrowing Base, the Agent may apply such reserves as it deems appropriate in the Borrowing Base relative to such property or, if the property is condemned or destroyed substantially in its entirety, the Specific Real Property so condemned or destroyed may be removed from the Borrowing Base and cease to be Eligible Real Property.

2.6.3                        Excess Proceeds Payments. In the event that the Borrower makes an offer to prepay Loans and the Agent accepts such offer pursuant to Subsection 2.5.6 (Excess Proceeds), the Borrower shall prepay the Loans subject to such offer and acceptance.

2.7                                 Hedging Agreements. Any prepayments of the Loans (scheduled, mandatory or voluntary) and reductions to the RC Commitment (voluntary and mandatory) shall not affect the Borrower’s obligation to continue making payments under any Hedging Agreement with any Swap Party, which obligations shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.

2.8                                 Lenders’ Obligations Several.

Each Lender is severally bound by this Agreement, but there shall be no joint obligation of the Lenders under this Agreement. The failure of any Lender to make any share of the Loans or fulfill any obligations respecting Letters of Credit to be made or fulfilled by it on the date specified for the Loans or such obligations shall not relieve any other Lender of its obligation to make its share of the Loans or fulfill other obligations on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a share of the Loans or fulfill other obligations to be made or fulfilled by such other Lender.

2.9                                 Notes.

Upon the request of any Lender, the aggregate principal amount of each Lender’s share of the RC Commitment and RC Loans shall be evidenced by a note to be issued by the Borrower to each Lender in substantially the form attached to this Agreement as Exhibit A-1 (with appropriate completion of the name of the applicable Lender and the amount of the Loan). Upon the request of the Swing Lender, the Swing Loans and commitment therefor shall be evidenced by a note to be issued by the Borrower to the Swing Lender in substantially the form attached to this Agreement as Exhibit A-2 (with appropriate completion of the name of the Swing Lender and the amount of the Loan).

2.10                           Fees to Lenders.

2.10.1                  Commitment Fees. The Borrower shall pay to the Agent, for the account of the Lenders, quarterly in arrears on each Quarterly Payment Date a commitment fee (the “Commitment Fee”) (calculated on the basis of a 360-day year for the actual days elapsed) equal to the Applicable Commitment Fee Rate multiplied by the average daily Commitment Fee Base for the preceding quarter. The term “Applicable Commitment Fee Rate” when used with respect to the average daily Commitment Fee Base shall mean the following:

If the quarterly average Excess Availability is:	Then the Applicable Commitment Fee Rate is:

< $65 million	0.250%

> $65 million < $80 million	0.375%

> $80 million < $95 million	0.500%

> $95 million	0.625%

From the Closing Date until delivery of the Borrowing Base Certificate for the month ending August 31, 2012 together with the Pro Forma Availability Report for the fiscal quarter ended August 31, 2012, the Applicable Commitment Fee Rate shall be 0.500%. Upon receipt of the Pro Forma Availability Report, the Applicable Commitment Fee Rate shall be retroactively adjusted and applied to the period beginning on September 1, 2012 in the chart above. The Applicable Commitment Fee Rate shall thereafter be based on the most recently delivered Quarterly Excess Availability Report delivered pursuant to Subsection 6.1.8 (Quarterly Excess Availability Reports), which shall apply retroactively to the beginning of such fiscal quarter; provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.4 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Agent, the Applicable Commitment Fee Rate shall be 0.625% without regard for the Excess Availability.

2.10.2                  Letter of Credit Fees. The Borrower shall pay to the Agent for the account of the Issuing Bank and/or Lenders, as applicable, such letter of credit fees as are described in ARTICLE 3 (Letters of Credit).

2.10.3                  Other Fees. The Borrower shall pay such other fees, if any, as the Borrower has otherwise agreed in writing to pay to the Arranger, the Agent, the Issuing Bank, and/or the Lenders.

2.11                           Interest.

2.11.1                  Rates. The Loans (other than Swing Loans) shall bear interest at the Borrower’s option (subject to the limitation and conditions set forth in this Section 2.11) at the Base Rate plus the Applicable Margin or at the Adjusted LIBOR plus the Applicable Margin. Swing Loans shall bear interest at the Base Rate plus the Applicable Margin. Interest on Base Rate Loans shall be payable monthly on the last Business Day of each calendar month. Interest on LIBOR Loans shall be payable on the last day of each Interest Period, provided that if the Interest Period is six Months, interest shall be payable on the ninetieth day of the Interest Period and on the last day of the Interest Period. All computations of interest shall be made on the basis of a 360-day year for LIBOR Loans or for Base Rate Loans that are based on the Federal Funds Rate and on the basis of a 365-day year for all other Base Rate Loans and the actual number of days elapsed. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

2.11.2                  Applicable Margin. Except as set forth in Subsection 2.11.3 (Adjustments to Commitment Fee Rate and Applicable Margin), the term “Applicable Margin” shall mean the following:

(a)                                  when used with respect to RC Loans:

If the quarterly average Excess Availability is:	Then the Applicable Margin for LIBOR Loans is:	Then the Applicable Margin for Base Rate Loans is:

< $50 million	3.50%	1.50%

> $50 million < $65 million	3.25%	1.25%

> $65 million < $80 million	3.00%	1.00%

> $80 million < $95 million	2.75%	0.75%

> $95 million	2.50%	0.50%

(b)                                 when used with respect to Swing Loans, the margin specified in clause (a) above for Base Rate Loans.

2.11.3                  Adjustments to Commitment Fee Rate and Applicable Margin.

(a)                                  Notwithstanding the provisions of Subsections 2.11.1 (Rates) and 2.11.2 (Applicable Margin) above, from the Closing Date until delivery of the Borrowing Base Certificate for the month ending August 31, 2012 (together with the Pro Forma Availability Report for the fiscal quarter ended August 31, 2012), the Applicable Margin for LIBOR Loans shall be 2.75% and the Applicable Margin for Base Rate Loans shall be 0.75%. As of the date of receipt of the Pro Forma Availability Report, the Applicable Margin shall be retroactively adjusted and applied to the period beginning on September 1, 2012 and shall be the Applicable Margin set forth in Subsections 2.11.1 (Rates) and 2.11.2 (Applicable Margin). The Applicable Margin shall thereafter be based on the most recently delivered Quarterly Excess Availability Report delivered pursuant to Subsection 6.1.8 (Quarterly Excess Availability Reports), which shall apply retroactively from the beginning of such fiscal quarter; provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.4 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Agent, the Applicable Margin shall be the maximum amount for the applicable type of Loan set forth in Subsection 2.11.2 (Applicable Margin) without regard for the Excess Availability. The foregoing shall not limit any rights of the Lenders to receipt of the Default Rate, if applicable.

2.11.4                  LIBOR Election.

(a)                                  Unless otherwise elected by the Borrower, all Loans shall be Base Rate Loans. The Borrower may, upon at least three (3) London Business Days’ prior written notice to the Agent in the form attached to this Agreement as Exhibit C, and subject to and upon the terms and conditions set forth in this Agreement, elect to borrow money that will bear interest based on Adjusted LIBOR plus the Applicable Margin or to convert a portion of the Loans to bear interest based on Adjusted LIBOR plus the Applicable Margin. Any such election may be made with respect to a principal amount designated in such notice for the next ensuing Interest Period designated by the Borrower in its notice.

(b)                                 The Borrower may not convert any outstanding Loans to LIBOR Loans if at the time of such conversion there shall exist a Default or an Event of Default.

(c)                                  If an interest rate based on Adjusted LIBOR plus the Applicable Margin is elected, such interest rate shall remain in effect for the Interest Period selected and such interest rate shall not otherwise be converted to another interest rate prior to the expiration of the Interest Period except as otherwise required by this Subsection 2.11.4. If an Interest Period for any LIBOR Loan would otherwise commence on a day which is not a London Business Day, such Interest Period shall commence on the next London Business Day.

(d)                                 Each LIBOR Loan shall, on the last day of the applicable Interest Period, automatically convert into a Base Rate Loan unless, at least three (3) Business Days prior thereto, the Agent has received a notice in the form attached hereto as Exhibit C that the Borrower has elected to continue such Loan as a LIBOR Loan.

(e)                                  The Borrower may not elect an interest rate based on Adjusted LIBOR if such election would require the Agent to administer a combination of elective rates of interest based on Adjusted LIBOR and/or a combination of Interest Periods that exceed an aggregate of eight at any one time.

(f)                                    No Interest Period may be elected that would end later than the Maturity Date.

2.11.5                  Breakage. In the event that the Borrower makes a prepayment (whether voluntary or mandatory) of any LIBOR Loans on a day other than the last day of the applicable Interest Period, including any such prepayment as a result of an assignment required by Subsection 2.17.2 (Replacement of Lenders), or fails to borrow a LIBOR Loan, or fails to convert a Loan to a LIBOR Loan on the date specified in the applicable notice, the Borrower will pay to the Agent, upon demand, for the account of the affected Lenders, any cost, loss or expense incurred as a result thereof. Each affected Lender shall certify the amount of such cost, loss or expense to the Borrower, which certification and statement shall be conclusive in the absence of manifest error.

2.11.6                  Default Rate. Anything in this Agreement to the contrary notwithstanding, upon the occurrence of an Event of Default (whether or not the Agent has accelerated payment of the Notes) and until such Event of Default has been waived in accordance herewith, the Borrower’s right to select interest at LIBOR shall cease and the unpaid principal of the Loans shall bear interest at the then applicable rate plus two percent (2.00%) (the “Default Rate”).

2.11.7                  Source of Funds. Although each Lender may elect to purchase in the London Inter-Bank Eurocurrency Market one or more Eurodollar Deposits in order to fund or maintain its funding of LIBOR Loans hereunder, it is acknowledged that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid and any other amounts owing under this Agreement in connection with such election, and each Lender shall be entitled to fund and maintain its funding of all or any part of that portion of the principal amount of the Loans in any manner it sees fit. Nonetheless, all such determinations shall be made as if each Lender had actually funded and maintained its LIBOR Loans through the purchase of Eurodollar Deposits.

2.11.8                  Interest Due with Certain Repayments and Prepayments. Accrued interest on repayments and prepayments of any Loans shall be due and payable as provided in Subsection 2.11.1 (Rates), except accrued interest on the following repayments and prepayments shall be due and payable at the time of such repayments and prepayments:

(a)                                  all repayments and prepayments of Swing Loans; and

(b)                                 all repayments and prepayments of RC Loans on the Maturity Date (whether such date is the originally contemplated Maturity Date or an earlier date on which the RC Commitment is terminated), it being understood that this Subsection 2.11.8 does not interfere with the obligation of the Borrower pursuant to Subsection 2.11.5 (Breakage) with respect to any such repayment or prepayment.

2.12                           Increased Costs; Unavailability.

2.12.1                  Increased Costs Generally. If any Change in Law shall:

(a)                                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;

(b)                                 subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.12.2                  Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

2.12.3                  Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Subsections 2.12.1 (Increased Costs Generally) or 2.12.2 (Capital Requirements) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.12.4                  Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.12.5                  Inability to Determine LIBOR. In the event that the Agent or the Majority Lenders shall have determined that for any reason it has become impossible or impracticable to determine the Adjusted LIBOR (or the Adjusted LIBOR for any specified Interest Periods), the Agent shall promptly give notice of such determination to the Borrower. In that case, no part of the Loans shall thereafter be available at the Adjusted LIBOR (or at the Adjusted LIBOR for the specified Interest Period) until the Agent determines that the circumstances described above cease to exist.

2.12.6                  Laws Affecting LIBOR Availability. If any Lender shall determine that it has become unlawful or impossible for any Lender (or any of its lending offices) to make or maintain LIBOR Loans (or LIBOR Loans of a specified duration) due to (a) the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any

Governmental Authority, or (b) compliance by any Lender (or any of its lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice thereof to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make such LIBOR Loans (or LIBOR Loans of the specified duration) and the right of the Borrower to convert any Loan or continue any Loan as such shall be suspended and thereafter the Borrower may select only Base Rate Loans (or LIBOR Loans of other durations) hereunder, and (ii) if any Lender may not lawfully continue to maintain a Loan as a LIBOR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan.

2.12.7                  Determination of LIBOR Inadequacy. If on or prior to the first day of an Interest Period for any LIBOR Loan requested by the Borrower (whether as a new Loan, a conversion of a Base Rate Loan or an extension of an existing LIBOR Loan), the Majority Lenders advise the Agent that Adjusted LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their LIBOR Loans for such Interest Period, the Agent shall promptly give notice thereof to the Borrower and Lenders, whereupon, the Loan so requested to be made as a LIBOR Loan shall instead be a Base Rate Loan.

2.13                           Purpose.

The proceeds of the Loans shall be used by the Borrower: (a) to refinance existing indebtedness, including indebtedness owed in respect of the Prior Credit Agreement, (b) to provide for ongoing working capital and (c) for general corporate purposes, including permitted acquisitions.

2.14                           Mechanics of Payments: Borrower Payments.

2.14.1                  Manner of Making Payments. All payments on account of principal of and interest on the Loans, the Commitment Fee, and all other amounts otherwise payable to the Lenders under this Agreement (other than payments in respect of Swing Loans which shall be made directly to the Swing Lender) shall be made to the Agent. All payments shall be made by the Borrower to the Agent, in Dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any Taxes (except as required by applicable Law) or other payments. Unless otherwise specified, all payments by the Borrower shall be made by 11:00 a.m. (Philadelphia, PA time) on the due date for such payment, specifying the amount and date of payment, re: New Enterprise Stone & Lime Co., Inc., by wire transfer in accordance with the instructions on the signature page to this Agreement or by the Agent debiting any account of the Borrower with the Agent. The failure by the Borrower to make a payment by 11:00 a.m. (Philadelphia, PA time) shall not constitute an Event of Default if such payment is made on the due date; however, any payment made after such time on such due date shall be deemed made on the next Business Day for the purpose of interest and reimbursement calculations.

2.14.2                  Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the

Agent for the account of the Lenders or the Issuing Bank (such payment being a “Borrower Required Payment”) that the Borrower will not make the Borrower Required Payment, the Agent may assume that the Borrower has made the Borrower Required Payment on such date in accordance herewith and may, in reliance upon such assumption (but shall not be required to), distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such Borrower Required Payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

2.14.3                  Disbursements from the Agent to the Lenders. The Agent shall promptly remit to each Lender its pro rata share of payments received pursuant to Subsection 2.14.1 (Manner of Making Payments) (other than such Taxes, if any, as are required to be withheld under applicable Law) in immediately available funds, except that all reimbursement payments in respect of losses, out-of-pocket expenses, funding losses or like matters shall be retained by the Agent or remitted to the Lenders according to their respective appropriate entitlement to such reimbursement and except as otherwise provided with respect to Defaulting Lenders. Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrower shall be applied first to fees, then to interest (to the extent then payable), then to principal of Base Rate Loans, and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

2.14.4                  Authorization to Deduct Funds and Make Loans in Satisfaction of Obligations. At any time that the Borrower is required to make a payment of principal, interest, reimbursement obligations in respect of Letters of Credit, fees, costs, expenses or other amounts pursuant to the terms of this Agreement or the other Loan Documents and, in any case, fails to do so, in addition to other rights and remedies of the Agent and the Lenders hereunder, under the other Loan Documents and at Law, the Borrower hereby authorizes the Agent and the Lenders (at their option, after receipt of notice from the Agent to do so) to cause the aforesaid payments to be made, first by drawing under the RC Commitment, and then (if there is no availability under the RC Commitment) by deducting funds from the balance of any of the Borrower’s accounts maintained with the Agent and the Lenders or by making additional loans (and any such loans shall be subject to interest at the Default Rate and shall be part of the Obligations secured by all of the security interests granted pursuant to the Loan Documents); provided, however, that notwithstanding the making by the Lenders of any of the aforesaid payments as set forth in this sentence, the failure of the Borrower to make any of the aforesaid payments when due shall constitute an Event of Default. The Agent and the Lenders may cause payments to be made pursuant to this Subsection 2.14.4, in their sole discretion, regardless of the existence of an Event of Default and whether or not the aggregate amount of the outstanding Loans, after giving effect to such payments, exceeds the amount of the Commitments. Notwithstanding the foregoing, the Lenders shall have no obligation to make any additional loans to the Borrower pursuant to this Subsection 2.14.4.

2.14.5                  Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

(a)                                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)                                 the provisions of this Subsection 2.14.5 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and expense reimbursement or indemnity payments) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Subsection 2.14.5 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14.6                  Payments Due on Non-Business Days. Subject to Subsection 2.11.4 (LIBOR Election) as to payments with respect to Adjusted LIBOR, if any payment under the Loan Documents becomes due on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

2.15                           Mechanics of Payments: Lender Payments.

2.15.1                  Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to 12:00 noon (Philadelphia, PA time) on the date on which it is scheduled to fund to the Agent any amount payable by a Lender under this Agreement (such payment being a “Lender Required Payment”) that such Lender will not make available to the Agent its Lender Required Payment, the Agent may assume that such Lender has made its Lender Required Payment available on such date in accordance with Section 2.4 (Borrowing Notice) and may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Lender Required Payment to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Base Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its Lender Required Payment to the Agent, then the amount so paid shall constitute such Lender’s Loan included in the applicable borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its Lender Required Payment to the Agent. Any Lender that fails to make a Lender Required Payment upon receipt of notice therefor shall not be entitled to vote on any matters that it otherwise would be entitled to vote on under this Agreement until it makes such payment.

2.15.2                  Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPFV”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPFV to fund any Loan, and (b) if a SPFV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by a SPFV hereunder shall utilize the RC Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPFV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPFV may disclose on a confidential basis any nonpublic information relating to its funding of Loans to any rating agency, commercial paper, dealer or provider of any surety or guarantee to such SPFV. This Subsection 2.15.2 may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by a SPFV at the time of such amendment. No SPFV shall be entitled to any indemnities or additional costs or other amounts referred to in Section 2.12 (Increased Costs; Unavailability) or breakage pursuant to Subsection 2.11.5 (Breakage) or similar payments except to the extent it shares in payments made to the Granting Lender pursuant to entitlements of the Granting Lender hereunder.

2.16                           Taxes.

2.16.1                  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.16.2                  Payment of Other Taxes by the Borrower. Without limiting the provisions of Subsection 2.16.1 (Payments Free of Taxes), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or at the option of the Agent timely reimburse it for the payment of any Other Taxes.

2.16.3                  Indemnification by the Borrower. The Borrower shall indemnify the Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

2.16.4                  Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

2.16.5                  Status of Lenders.

(a)                                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (b)(i), (b)(ii) and (b)(iv) of Subsection 2.16.5 (Status of Lenders)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)                                 Without limiting the generality of the foregoing:

(i)                                     any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)                                      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                                        executed originals of IRS Form W-8ECI;

(C)                                        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)                                       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(iii)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv)                              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

2.16.6                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the such indemnified party, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Subsection 2.16.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subsection 2.16.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.16.7                  Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the repayment, satisfaction or discharge of the Obligations and the termination of the Commitments, the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender.

2.16.8                  Issuing Bank. For purposes of this Section 2.16, the term “Lender” includes the Issuing Bank.

2.16.9                  Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes (and made payment pursuant to such indemnification) and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Subsection 2.16.9.

2.17                           Designation of a Different Lending Office; Replacement of Lenders.

2.17.1                  Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 (Increased Costs; Unavailability), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (Taxes), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 (Increased Costs; Unavailability) or Section 2.16 (Taxes), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Borrower. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.17.2                  Replacement of Lenders. If any Lender requests compensation under Section 2.12 (Increased Costs; Unavailability), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (Taxes) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Subsection 2.17.1 (Designation of a Different Lending Office), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5 (Successors and Assigns), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 (Increased Costs; Unavailability) or Section 2.16 (Taxes)) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                  the Borrower or assignee shall have paid to the Agent the assignment fee specified in Section 11.5 (Successors and Assigns);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsection 2.11.5 (Breakage)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.12 (Increased Costs; Unavailability) or payments required to be made pursuant to Section 2.16 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable law; and

(e)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18                           Defaulting Lenders.

2.18.1                  Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                  Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(b)                                 Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE 9 (Events of Default) or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.10 (Right of Setoff) shall be applied at such time or times as may be determined by the Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Lender hereunder;

third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Subsection 2.18.1(e) (Defaulting Lenders; Cash Collateral; Repayment of Swing Loans);

fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent;

fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Subsection 2.18.1(e) (Cash Collateral; Repayment of Swing Loans);

sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or Unreimbursed Drawings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unreimbursed Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unreimbursed Drawings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Subsection 2.18.1(d) (Defaulting Lender — Reallocation of Participations to Reduce Fronting Exposure). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Subsection 2.18.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20 (Cash Collateral).

(iii)                                    With respect to any Commitment Fee, any other fees due hereunder or letter of credit not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to Subsection 2.18.1(d) (Defaulting Lender — Reallocation of Participations to Reduce Fronting Exposure), (y) pay to the Issuing Bank and Swing Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)                                 Defaulting Lender - Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s RC Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  Cash Collateral; Repayment of Swing Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay

Swing Loans in an amount equal to the Swing Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Subsection 3.1.9 (Cash Collateral Account).

2.18.2                  Defaulting Lender Cure. If the Borrower, the Agent, the Swing Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Subsection 2.18.1(d) (Defaulting Lender — Reallocation of Participations to Reduce Fronting Exposure), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18.3                  New Swing Loans/Letters of Credit. Without limiting any other rights of the Swing Lender or Issuing Bank not to extend such credit hereunder, so long as any Lender is a Defaulting Lender, (i) the Swing Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.19                           Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Subsection 2.18.1(b) (Defaulting Lender Waterfall) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, the Issuing Bank, the Swing Lender or any Lender may have against such Defaulting Lender.

2.20                           Cash Collateral. Without limiting the provisions of Subsection 3.1.9 (Cash Collateral Account), at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or the Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Subsection 2.18.1(d) (Defaulting Lender Adjustments — Reallocation of Participations to Reduce Fronting Exposure) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)                                  Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.18 (Defaulting Lenders) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to this Section 2.20, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 3

LETTERS OF CREDIT

3.1                                 Letters of Credit.

3.1.1                        Commitment to Issue Letters of Credit. Subject to the requirements set forth below, the Borrower may use a portion of the RC Commitment, which portion shall not exceed $15,000,000 (the “Letter of Credit Sublimit”) for the purpose of causing the Issuing Bank to issue standby Letters of Credit for the account of the Borrower, provided that (a) the Borrower executes and delivers a letter of credit application and reimbursement agreement in a form acceptable to the Issuing Bank and complies with any conditions to the issuance of such Letter of Credit (including the payment of any applicable fees) set forth therein; (b) the Issuing Bank approves the form of such Letter of Credit; (c) such Letter of Credit bears an expiration date not later than the earlier of (i) one year after the date of issuance (provided that, in the sole discretion of the Issuing Bank, the Issuing Bank may issue auto-extension or evergreen Letters of Credit so long as the same allow the Issuing Bank at least once per year to decide whether or not to extend the same) and (ii) thirty (30) days prior to the Maturity Date; (d) the Issuing Bank receives a request for issuance three (3) Business Days prior to the date of issuance (unless the Issuing Bank, in its sole and absolute discretion, agrees to shorter notice in any instance); (e) the purpose of such Letter of Credit shall be acceptable to the Issuing Bank; and (f) the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) are fulfilled to the satisfaction of the Issuing Bank as of the date of the issuance of such Letter of Credit. Each letter of credit referenced on Schedule 3.1.1 hereto shall be deemed to be a Letter of Credit issued under this Subsection 3.1.1.

3.1.2                        Reimbursement Obligations. The Borrower is absolutely, unconditionally and irrevocably obligated to reimburse the Issuing Bank for all amounts drawn under each Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the Maturity Date, then, unless the Issuing Bank in its sole discretion agrees in writing to other mechanics for reimbursement, payment by the Issuing Bank of such draft shall constitute an RC Loan (which is a Base Rate Loan) hereunder the proceeds of which are used to reimburse the Issuing Bank (without regard to any required notice periods, Available RC Commitment amount or minimum advance requirements, all of which are waived for this purpose) and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit; provided, however, if there is not then an Available RC Commitment in an amount at least equal to the amount of the draw, Borrower shall immediately reimburse the Issuing Bank for any payments made by the Issuing Bank. If any draft is presented under a Letter of Credit, the payment of which is required to be made after the Maturity Date or at the time when an Event of Default or Default shall have occurred and then be continuing, then the Borrower shall immediately pay to the Issuing Bank, in immediately available funds, the full amount of such draft together with interest thereon at a rate per annum then in effect for RC Loans which are Base Rate Loans from the date on which the Issuing Bank makes such payment of such draft until the date it receives full reimbursement for such payment from the Borrower. Without limiting any other rights to payment under the Loan Documents, the Borrower, for itself and on behalf of each Subsidiary, further agrees that the Issuing Bank may reimburse itself for such drawing at any time when there is no Available RC Commitment from the balance in any other account of the Borrower maintained with the Issuing Bank. Notwithstanding anything in this ARTICLE 3, the Issuing Bank shall be under no obligation to issue any Letter of Credit if there is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

3.1.3                        Limitation on Amount. The Issuing Bank shall not be obligated or permitted under this Section 3.1 to issue any Letter of Credit for the account of the Borrower to the extent that the sum of (a) the amount that would be available to be drawn under the proposed Letter of Credit plus (b) the sum of all amounts available to be drawn under outstanding Letters of Credit plus (c) any Unreimbursed Drawings would exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the excess of the Credit Limit over the aggregate principal amount of the RC Loans and Swing Loans then outstanding.

3.1.4                        Obligations Absolute. The Borrower’s obligations under this Section 3.1 (including any obligations to repay draws under Letters of Credit issued hereunder) shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, the Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees that the Issuing Bank, the Agent and the Lenders shall not be responsible for, and the Borrower’s reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by the Issuing Bank under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank.

3.1.5                        Reliance by Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and believed by it to have been signed, sent or made by the proper Person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and the Agent.

3.1.6                        Fees. The Borrower shall pay to the Agent, for the account of the Lenders, a fee equal to the product of (a) the Applicable Margin for RC Loans bearing interest at a rate based on Adjusted LIBOR multiplied by (b) the average daily undrawn face amount of each outstanding Letter of Credit (the “Letter of Credit Fees”). In addition, the Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum of the face amount of all outstanding Letters of Credit (to the extent such face amount is undrawn) (a “Fronting Fee”). All Letter of Credit Fees shall be payable quarterly in arrears on each Quarterly Payment Date based on the number of days during each quarter that a Letter of Credit is outstanding during such quarter (calculated on the basis of a 360-day year). All Fronting Fees shall be paid in advance on the issue date and on the date of any extension of a Letter of Credit. The Borrower shall also pay to the Issuing Bank all of the Issuing Bank’s standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and shall execute all of the Issuing Bank’s standard agreements in connection with the issuance of the Letter of Credit.

3.1.7                        Participation by Lenders.

(a)                                  Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have irrevocably purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each Lender’s percentage of the RC Commitment. Further, each Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its percentage of the RC Commitment, to fund on demand or reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not immediately reimbursed by the Borrower.

(b)                                 In furtherance of the provisions of the preceding paragraph (a), the Issuing Bank shall notify the Agent promptly upon receipt of notice of an intended draw under a Letter of Credit. The Agent shall give written, telecopied or telegraphic notice to each of the other Lenders of its pro rata share of such draw and the scheduled date thereof. After receipt of such notice, and whether or not an Event of Default or Default then exists and whether or not there then be any Available RC Commitment, each Lender shall make available to the Agent such Lender’s share of such draw in immediately available funds (in Dollars) to the Agent no later than 12:00 noon (Philadelphia, PA time) on the date specified in the Agent’s notice. The failure of the Issuing Bank or the Agent to give timely notice pursuant to this Subsection 3.1.7 shall not affect the right of the Issuing Bank to reimbursement from the Lenders. Any amount paid by the Agent and Lenders pursuant to a draw made under a Letter of Credit shall constitute an RC Loan and shall be repaid pursuant to the provisions respecting RC Loans, provided that if an Event of Default or Default exists at the time of a draw, the Borrower shall immediately reimburse the amount of such draw to the Agent for the benefit of the Lenders.

3.1.8                        Standard of Conduct. The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit shall not create for the Issuing Bank any resulting liability to any other Lender except for that which arises out of the Issuing

Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

3.1.9                        Cash Collateral Account. In the event that (a) the excess of (i) the amount of the Credit Limit over (ii) the aggregate principal amount of RC Loans and Swing Loans then outstanding is less than (b) the LC Obligations for any reason (whether because the RC Commitment has been reduced or terminated or otherwise), the Borrower shall forthwith pay to the Agent an amount equal to the excess of the amount described in clause (b) above over the amount described in clause (a) above. Such amount shall be applied first, against any Unreimbursed Drawings and second, against the unpaid principal amount of any RC Loans then outstanding, and the remainder shall be maintained by the Agent in an interest bearing cash collateral account in the name of and for the benefit of the Agent and the Lenders to secure the repayment of Borrower’s obligation to reimburse the Lenders for drafts drawn or that may be drawn under outstanding Letters of Credit until the earlier of (1) such time as all outstanding Letters of Credit have expired or been cancelled and (2) the excess of the amount described in clause (b) above over the amount described in clause (a) above no longer exists.

3.1.10                  Obligations Secured. The obligations of the Borrower to the Issuing Bank, the Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

3.1.11                  Resignation of Issuing Bank. The Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to the Agent, the Lenders and the Borrower. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

ARTICLE 4

CONDITIONS TO EFFECTIVENESS AND FUNDINGS

AND ISSUANCE OF LETTERS OF CREDIT

4.1                                 Conditions to Effectiveness.

The obligation of the Lenders to make Loans, the Swing Lender to make Swing Loans and the Issuing Bank to issue Letters of Credit pursuant to this Agreement, and the effectiveness of this Agreement, shall be subject to the fulfillment, to the satisfaction of the Agent, the Lenders and the Issuing Bank (unless otherwise specified), of the following conditions on or before March 15, 2012 (the date of such fulfillment being the “Closing Date”).

4.1.1                        Execution of this Agreement. This Agreement shall have been duly executed by the Borrower, each Lender, the Issuing Bank and the Agent.

4.1.2                        Notes. The Borrower shall have delivered a duly executed Notes to each of the Lenders that requests such Notes.

4.1.3                        Security Agreement. Each Loan Party shall have executed and delivered to the Agent a Security Agreement (the “Security Agreement”) in substantially the form attached to this Agreement as Exhibit D, together with (a) such Uniform Commercial Code financing statements as are necessary or advisable to perfect the security interests created by such Security Agreement, (b) such landlord waivers, bailee waivers and mortgagee waivers as the Agent shall request, (c) such account control agreements, if any, as are required by clause (a) of Section 8.27 (Primary Operating Accounts; Proceeds into Blocked Account), and (d) a power of attorney duly executed by each Loan Party in substantially the form attached as Annex B to the Security Agreement.

4.1.4                        Guaranty and Suretyship Agreement. Each Restricted Subsidiary of the Borrower (other than Rock Solid Insurance) shall have executed and delivered to the Agent a Guaranty and Suretyship Agreement (the “Subsidiary Suretyship”) in substantially the form attached to this Agreement as Exhibit E.

4.1.5                        Reserved.

4.1.6                        Due Diligence. Except as otherwise required under Section 4.1.9 (Real Estate Due Diligence), the Agent and the Lenders shall have completed all legal, business and other due diligence with respect to the Borrower and its Subsidiaries, including, without limitation, all such due diligence relating to material contracts, ERISA, labor and environmental matters, in form, substance and scope, and with results, reasonably satisfactory to the Agent and the Lenders, and shall have received from the Borrower such documentation relating to the foregoing as the Agent may request.

4.1.7                        Intellectual Property Collateral Agreements. The Borrower and each of the other Loan Parties shall have executed and delivered to the Agent: (a) if applicable, the Copyright Security Agreement (the “Copyright Security Agreement”), in substantially the form attached to this Agreement as Exhibit F-l, (b) the Patent Security Agreement (the “Patent Security Agreement”), in substantially the form attached to this Agreement as Exhibit F-2, (c) the Trademark Security Agreement (the “Trademark Security Agreement”), in substantially the form attached to this Agreement as Exhibit F-3, and (d) such other notices for recording in the United States Patent and Trademark Office or the United States Copyright Office and such Uniform Commercial Code financing statements as are necessary or as otherwise reasonably requested by the Agent to perfect and maintain the security interests created by the Security Agreement in any Intellectual Property.

4.1.8                        Mortgages.

(a)                                  With respect to each parcel constituting a part of the Specific Real Property and located in the Commonwealth of Pennsylvania, (other than the Specific Real Property Leasehold) the Borrower shall have: (i) executed and delivered to the Agent a first priority fee mortgage (subject to Permitted Additional ABL Liens) encumbering the Borrower’s fee interest in and to such real property, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used thereat other than Rolling Stock, in substantially the form attached to this Agreement as Exhibit G-1 (collectively, the “Closing PA First Lien Fee Mortgages”); and (ii) authorized the Agent to file such

Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, to secure the Secured Obligations. Notwithstanding the foregoing, to the extent that as of the Closing Date the Borrower cannot deliver first priority lien mortgages and first priority lien title insurance policies on that portion of the Specific Real Property referred to as Gettysburg and/or Shippensburg on Schedule 1.1B-1 and/or Schedule 1.1B-2 (“IDA Encumbered Property”), because such properties are encumbered by mortgage(s) (recorded or unrecorded) related to Variable Rate Demand/Fixed Rate Revenue Bonds issued by Adams County Industrial Development Authority (September 1999) (the “IDA Mortgage”), Borrower shall use commercially reasonable efforts to deliver the first priority lien mortgages and first priority lien title insurance policies for the IDA Encumbered Property within sixty (60) days following the Closing Date (with such extensions as the Agent may agree to).

(b)                                 With respect to each parcel constituting a part of the Specific Real Property and located in the State of Florida, Protection Services, Inc. shall have: (i) executed and delivered a first priority fee mortgage (subject to Permitted Additional ABL Liens) encumbering Protection Services, Inc.’s fee interest in and to such real property, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used thereat other than Rolling Stock, in substantially the form attached to this Agreement as Exhibit G-2 (the “Closing FL First Lien Fee Mortgage”); and (ii) authorized the Agent to file such Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, to secure up to $1,800,000 of the Secured Obligations.

(c)                                  With respect to the Specific Real Property Leasehold, the Borrower shall have: (i) delivered to the Agent (A) if neither the lease creating the leasehold nor a memorandum thereof sufficient to create a leasehold estate capable of being mortgaged (a “Leasehold Recording Document”) has previously been recorded with respect to such Specific Real Property Leasehold, a Leasehold Recording Document executed by the landlord and the tenant in form appropriate for recording in the relevant jurisdiction, (B) if required by the lease creating the leasehold, a consent to a leasehold mortgage executed by the landlord, in form and substance satisfactory to the Agent (the “Consent to Leasehold Mortgage”) and (C) in the case of a Specific Real Property Leasehold where any fee mortgage is of record prior to the Leasehold Recording Document, a subordination, non-disturbance and attornment agreement executed by each fee mortgagee in form and substance to the Agent; and (ii) (A) executed and delivered to the Agent a leasehold mortgage subject only to Permitted Additional ABL Liens, encumbering the Loan Party’s leasehold interest in and to such real property, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used thereat, in substantially the form attached to this Agreement as Exhibit G-1 (the “Closing First Lien Leasehold Mortgage”), and (B) authorized the Agent to file such Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, securing the Secured Obligations. Notwithstanding the foregoing, to the extent that as of the Closing Date the Borrower cannot deliver a first priority lien mortgage and first priority lien title insurance policy on the Specific Real Property Leasehold because the landlord of such property has not executed and delivered a Leasehold Recording Document and

Consent to Leasehold Mortgage, Borrower shall use commercially reasonable efforts to deliver the first priority lien mortgage and first priority lien title insurance policy for the Specific Real Property Leasehold within forty-five (45) days following the Closing Date (with such extensions as the Agent may agree to).

(d)                                 With respect to each parcel of real property owned by any Loan Party and located in the Commonwealth of Pennsylvania that is subject to a Material Real Property Mortgage, such Loan Party shall have: (i) executed and delivered to the Agent a mortgage (subject to any Material Real Property Mortgages encumbering the Loan Party’s fee interest in and to such real property and other Permitted Liens permitted by the First Lien Indenture to be senior or pari passu with the Material Real Property Mortgages) encumbering the Borrower’s fee interest in and to such real property, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used thereat other than Rolling Stock, in substantially the form attached to this Agreement as Exhibit G-1 (collectively, together with the Closing PA First Lien Fee Mortgages and the Closing FL First Lien Fee Mortgage, the “Closing Fee Mortgages”) and (ii) authorized the Agent to file such Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, securing the Secured Obligations.

(e)                                  With respect to each parcel of real property leased by any Loan Party and located in the Commonwealth of Pennsylvania the leasehold of which is subject to a Material Real Property Mortgage, such Loan Party shall have: (i) used commercially reasonable efforts to deliver to the Agent (A) if a Leasehold Recording Document has not theretofore been recorded, a Leasehold Recording Document executed by the landlord and the tenant in form appropriate for recording in the relevant jurisdiction, (B) if required by the lease creating the leasehold, a Consent to Leasehold Mortgage, and (C) in the case of leaseholds where any fee mortgage is of record prior to the Leasehold Recording Document, a subordination, non-disturbance and attornment agreement executed by each fee mortgagee in form and substance reasonably satisfactory to the Agent; and (ii) (A) executed and delivered to the Agent a leasehold mortgage (subject to any Material Real Property Mortgages encumbering the Loan Party’s leasehold interest in and to such real property and other Permitted Liens permitted by the First Lien Indenture to be senior or pari passu with the Material Real Property Mortgages) encumbering the Loan Party’s leasehold interest in and to such real property, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used thereat, in substantially the form attached to this Agreement as Exhibit G-1 (collectively, the “Closing Leasehold Mortgages”, and together with the Closing Fee Mortgages and the Closing First Lien Leasehold Mortgage, the “Closing Mortgages”), and (B) authorized the Agent to file such Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, securing the Secured Obligations.

4.1.9                        Real Estate Due Diligence. Each Loan Party shall have caused to be delivered to the Agent (a) such marked-up title commitments and title insurance policies, flood certifications and mortgage enforceability opinion letters as may be reasonably requested by the Agent in connection with the Specific Real Property and (b) to the extent delivered to the

Collateral Agent in respect of the Material Real Property Mortgages such mortgage enforceability opinion letters as may be requested by the Agent in connection with the Mortgages relating to the applicable Material Real Property, in each case in form and substance reasonably satisfactory to the Agent and only with such exceptions as may be reasonably acceptable to the Agent. Without limiting the generality of the foregoing, on the Closing Date, the Agent shall have received policies of title insurance insuring each of the Closing Mortgages (other than the Closing First Lien Leasehold Mortgage) on the Specific Real Property as a first priority Lien, subject only to Liens reflected in the title insurance and acceptable to the Agent (and, with respect to the IDA Encumbered Property, the IDA Mortgage), with an insured amount of $73,200,000 (except in the case of the Closing FL First Lien Fee Mortgages, which shall be insured in the amount stated above such that the aggregate amount of title insurance shall be $75,000,000), issued by title insurance companies reasonably acceptable to the Agent. Borrower shall also have caused to be paid all necessary recording taxes and fees. With respect to the standard survey exception, marked-up title commitments and title insurance policies shall be acceptable to the Agent as to Specific Real Property subject to Closing Mortgages, if the exception is removed and replaced by a survey reading with only exceptions acceptable to Agent. As to improvements in a special flood hazard area, flood certifications shall be acceptable to the Agent if the improvements are covered by flood insurance which satisfies all legal requirements applicable to the Agent and the Lenders.

4.1.10                  Environmental Indemnity Agreements. Each Loan Party shall have executed and delivered to the Agent an Environmental Indemnity Agreement (together with any other environmental indemnity agreements delivered pursuant to this Agreement at any time, the “Environmental Indemnity Agreements”) in substantially the form annexed to this Agreement as Exhibit I.

4.1.11                  Bonding Arrangements. The Borrower shall have delivered copies of all Bonding Arrangements relating to itself or any of the Loan Parties, and if the same provide for any Liens on property or assets which constitute Collateral, (a) such Liens shall be Surety Liens and (b) except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, the Borrower shall have delivered intercreditor agreements of the type referred to in the definition of Surety Liens (each, a “Bonding Intercreditor Agreement”).

4.1.12                  Payment of Fees and Costs. The Borrower shall have paid all of the fees required to be paid to the Agent, the Arranger and the other Lenders on the Closing Date and all other fees, costs, expenses and other amounts due and payable under this Agreement and the other documents contemplated herein, including, without limitation, the reasonable fees and expenses of counsel for the Agent and the Arranger in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other documents contemplated herein.

4.1.13                  Corporate Proceedings. All corporate, partnership and other legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement and other Loan Documents (including certified Organizational Documents, resolutions and incumbency certificates) shall be satisfactory in form and substance to the Agent and its counsel, and the Agent and its counsel shall have received all information and copies of all documents and records of all corporate, limited liability, partnership and other legal proceedings which the Agent or its counsel has requested, such documents where appropriate to be certified by the proper corporate, partnership, governmental or other authorities, and in form and substance satisfactory to the Agent.

4.1.14                  Financial Statements; Projections.

(a)                                  The Agent shall have received an audited Consolidated balance sheet, statement of income and changes in retained earnings and statement of cash flows of the Borrower and its Restricted Subsidiaries for the fiscal year ended February 28, 2011, certified (without qualification or exception) by any nationally recognized independent public accountants selected by the Borrower and acceptable to the Agent, all in form and substance satisfactory to the Agent.

(b)                                 The Agent shall have received a final set of operating projections for the Borrower and its Restricted Subsidiaries for the fiscal year ending on February 29, 2012 through the fiscal year ending on February 29, 2016, which shall be in reasonable detail, shall be based on the closing capital structure of the Borrower and its Restricted Subsidiaries, shall reflect the consummation of the transactions contemplated by this Agreement and the issuance of the First Lien Notes and shall otherwise be in form and substance satisfactory to the Agent.

4.1.15                  Reserved.

4.1.16                  First Lien Note Documentation. Prior to or substantially simultaneously with the Closing Date, the Borrower shall have (a) issued the First Lien Notes such that the aggregate principal amount of the First Lien Notes shall be at least $225,000,000, and (b) delivered to the Agent an executed and effective copy of the material definitive documentation in connection with the issuance of the First Lien Notes, or, in the case of real estate filings, evidence that they have been delivered to the title company for recording.

4.1.17                  Intercreditor Agreement. The Borrower shall have delivered to the Agent an executed and effective copy of the Intercreditor Agreement in substantially the form of Exhibit J hereto and otherwise with such terms and conditions satisfactory to the Agent and the Lenders.

4.1.18                  Consents and Approvals. All corporate, governmental and judicial consents, approvals and waivers and other third party consents, approvals and waivers necessary in connection with this Agreement and the Loans or other related transactions, shall have been obtained and, if applicable, become final and nonappealable, and shall remain in full force and effect, without the imposition of any conditions that are not acceptable to the Agent and the Lenders.

4.1.19                  Material Litigation. Except as set forth on Schedule 4.1.19 hereto, there shall be no action, suit, investigation, material litigation or proceeding pending or (to the knowledge of the Borrower or any Restricted Subsidiary) threatened in a court or before any arbitrator or governmental instrumentality against the Borrower or any Restricted Subsidiary which would reasonably be expected to result in liability not covered by insurance in excess of

$1,000,000 or, if not for money damages, which could reasonably be expected to result in a Material Adverse Change.

4.1.20                  Material Adverse Change.

(a)                                  No Material Adverse Change shall have occurred since November 30, 2011.

(b)                                 There shall not have been a material adverse change in the information previously given to the Lenders respecting the Borrower and its Restricted Subsidiaries of which the Loan Parties have not previously notified the Agent.

4.1.21                  Material Adverse Environmental Condition. No material adverse environmental condition shall exist with respect to any properties owned, leased or occupied by the Borrower or any of its Restricted Subsidiaries.

4.1.22                  Opinion of Counsel. The Agent shall have received the following favorable opinions of counsel, each addressed to the Agent, the Issuing Bank and the Lenders and dated as of the Closing Date, in form and content satisfactory to the Agent, the Issuing Bank and the Lenders:

(a)                                  Pepper Hamilton LLP, counsel to the Loan Parties, as to the transactions contemplated hereby and as is customary for a transaction of this kind;

(b)                                 Shefsky & Froelich Ltd., special local counsel to Work Area Protection Corp., as to the due organization of Work Area Protection Corp.;

(c)                                  Weil, Gotshal & Manges LLP, special counsel to Precision Solar Controls Inc., as to the due organization of Precision Solar Controls Inc.; and

(d)                                 Mechanik Nuccio Hearne & Wester, P.A., special counsel to Protection Services, Inc., as to the enforceability of the Closing FL First Lien Fee Mortgage and UCC-1 financing statements related thereto.

4.1.23                  Reserved.

4.1.24                  Good Standing. The Agent shall have received (a) good standing certificates of a recent date for each of the Loan Parties, evidencing its good standing or subsistence under the laws of the state of its incorporation or formation and (b) good standing certificates of a recent date for each of the Loan Parties, evidencing its good standing or subsistence under the laws of the states in which failure to qualify to do business could reasonably be expected to result in a Material Adverse Change.

4.1.25                  Lien Searches. The Borrower shall have delivered to the Agent results of lien searches (including, without limitation, Uniform Commercial Code, tax and judgment lien searches) of a recent date, in scope and substance satisfactory to the Agent, together with United States Patent and Trademark Office and United States Copyright Office searches of a recent date, in each case, with respect to the Loan Parties, showing no Liens except Permitted Liens and Liens to be released on the Closing Date.

4.1.26                  Insurance. The Agent shall have received evidence of the Insurance required by Section 8.13 (Insurance), together with the lender loss payee and additional insured clauses and endorsements required thereby.

4.1.27                  Repayment of Existing Indebtedness. Substantially simultaneously with the making of the initial Loans on the Closing Date, the Borrower shall have repaid all obligations (or, as applicable, assigned such obligations in accordance with Section 10.10 of the Prior Credit Agreement, in a manner satisfactory to the Agent) under or arising out of the Prior Credit Agreement, and Borrower shall have delivered to the Agent satisfactory evidence of the discharge of such Indebtedness.

4.1.28                  Patriot Act. The Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as reasonably requested by the Agent and each such Lender.

4.1.29                  Reserved.

4.1.30                  Sources and Uses. The Agent shall have received a reasonably detailed statement describing the sources and uses of funds in connection with the Loans to be made on the Closing Date and the other transactions contemplated hereby.

4.1.31                  Appraisals/Mineral Evaluations. The Borrower shall have delivered to the Agent appraisals and mineral evaluations of all Plant and Quarry Assets of the Borrower for the Specific Real Property, performed by an independent third party appraiser and evaluator acceptable to the Agent, each in form, substance and scope, and with results, reasonably satisfactory to the Agent.

4.1.32                  Review of Accounts, Etc. The Agent shall have received and been satisfied with the results of a formal review of the Collateral, including without limitation a satisfactory field exam, performed by an independent third party auditor or the Agent.

4.1.33                  Borrowing Base Certificate. There shall have been delivered to the Agent a Borrowing Base Certificate prepared as of December 31, 2011.

4.1.34                  Other Requirements. The Agent shall have received such additional information, documents and material as the Agent may reasonably request.

4.2                                 Requirements for Each Loan/Letter of Credit.

The Lenders shall not be required to make any Loans to the Borrower (including, without limitation, the initial Loan) and the Issuing Bank shall not be required to issue any Letters of Credit (including, without limitation, the initial Letter of Credit) unless each of the following conditions are fulfilled to the satisfaction of the Agent or the Issuing Bank, as applicable.

4.2.1        No Default. There shall not, either prior to or after giving effect to each such funding or Letter of Credit, exist a Default or Event of Default.

4.2.2        Borrowing Notice/Request for Letter of Credit. The Agent shall have timely received a borrowing notice pursuant to Section 2.4 (Borrowing Notice) or the Issuing Bank shall have timely received a request for a Letter of Credit pursuant to Subsection 3.1.1 (Commitment to Issue Letters of Credit) and all accompanying documentation required thereby.

4.2.3        Representations and Warranties. The representations and warranties of the Borrower and the other Loan Parties made in the Loan Documents shall be true and correct in all material respects as of the date of each such Loan or Letter of Credit (both immediately prior to and after giving effect to such Loan or Letter of Credit) as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all materials respects at and as of such earlier date).

4.2.4        Method of Certifying Certain Conditions. The request for, and acceptance of, each Loan and each Letter of Credit by the Borrower shall be deemed a representation and warranty by the Borrower that the conditions specified in Subsections 4.2.1 (No Default), and 4.2.3 (Representations and Warranties) have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

In order to induce the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and other extensions of credit contemplated by this Agreement, the Borrower hereby makes the following representations and warranties (which are unaffected by any investigation of the Agent, the Issuing Bank or any Lender):

5.1         Status.

5.1.1        Organization and Qualification. Each of the Loan Parties is a duly organized and validly existing corporation, partnership or limited liability company, as applicable, and each is in good standing under the laws of its state of formation. Each of the Loan Parties has perpetual existence, and each of the Loan Parties has the corporate, partnership or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Neither the Borrower nor any other Loan Party has failed to qualify to do business in any state or jurisdiction where the failure to so qualify could result in a Material Adverse Change. As of the Closing Date, the states of formation of the Borrower and the other Loan Parties as well as the states where such Persons are qualified to do business as a foreign corporation, partnership, or limited liability company, as applicable, are listed on Schedule 5.1.1 hereto.

5.1.2        Stock Ownership. As of the Closing Date, all of the issued and outstanding shares of Capital Stock of the Borrower are owned by the Detwiler Family. As of the Closing Date, the Borrower does not have any Subsidiaries and does not operate all or any portion of its business through any other Persons, other than as disclosed on Schedule 5.1.2 hereto. Schedule 5.1.2 also correctly lists as to the Borrower and each of its Subsidiaries on the date of this Agreement:

(a)           its name,

(b)           the jurisdiction of its incorporation or formation and the organizational number issued by such jurisdiction, if any,

(c)           the classes of Capital Stock issued by the Borrower and each of its Subsidiaries and the principal characteristics of each such class, and

(d)           the names of each of the equity holders and the number and percentage of the issued and outstanding shares or other equity interests of each class (and certificate numbers by which such shares or other equity interests are designated, if applicable) owned by each of such holders.

All the outstanding shares of Capital Stock of the Borrower and each of its Subsidiaries are validly issued, fully paid and nonassessable, and as of the Closing Date all such shares and other equity interests indicated on Schedule 5.1.2 hereto as owned by the Borrower or the Persons indicated on Schedule 5.1.2 hereto are so owned beneficially and of record by such Person, free and clear of any Lien, except for Liens created in favor of the Collateral Agent or pursuant to the Loan Documents. Schedule 5.1.2 hereto also correctly lists as of the Closing Date as to the Borrower and each of its Subsidiaries any options, warrants or other securities issued by the Borrower or any Subsidiary of the Borrower and the identity of each holder of any such option, warrant or other security. Except as set forth on Schedule 5.1.2 hereto as of the Closing Date, there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Borrower or any of its Subsidiaries (including, without limitation, the Capital Stock of the Borrower or any of its Subsidiaries) or obligating the Borrower, any of its Subsidiaries or any other Person to purchase or redeem any such equity interests or other securities pursuant to the Organizational Documents or any agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them may be bound.

5.1.3        Closing Date Designation of Subsidiaries.

(a)           As of the Closing Date, (i) South Woodbury has substantially no assets other than the premises subject to the Headquarters Lease and the Roaring Spring Lease and conducts no business other than as landlord under the Headquarters Lease and the Roaring Spring Lease, (ii) NESL II has substantially no assets other than 100% of the general partnership interests of South Woodbury and conducts no business other than as general partner of South Woodbury, (iii) Borrower or its Subsidiaries own 100% of the Capital Stock of Rock Solid Insurance, (iv) Kettle Creek Partners G.P., LLC has substantially no assets other than 100% of the general partnership interests of Kettle Creek Partners L.P. and conducts no business other than as general partner of Kettle Creek Partners L.P. and (v) Kettle Creek Partners L.P. has no assets.

(b)           As of the Closing Date, Schedule 5.1.2 sets forth a list of each Subsidiary of the Borrower, and identifies for each Subsidiary whether it is (i) a Restricted Subsidiary or an Unrestricted Subsidiary, and (ii) a Guarantor or a non-Guarantor.

5.2         Power and Authority; Enforceability.

Each Loan Party has the corporate, partnership or other similar power to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and each such Person has taken all necessary corporate, partnership or other similar action (including, without limitation, any consent of stockholders or partners required by Law or by their respective Organizational Documents) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents, when executed and delivered by each Loan Party which is a party thereto, constitute or will constitute the authorized, valid and legally binding obligations of such Person enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity.

5.3         No Violation of Agreements; Absence of Conflicts.

The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, in each case by the Loan Parties, will not:

(a)           require any consent or approval, governmental or otherwise, not already obtained (including any consent or approval arising out of any ownership interests in Rock Solid Insurance held by the Borrower or its Subsidiaries),

(b)           violate any Law or judgment respecting the Borrower or any of its Subsidiaries,

(c)           conflict with, result in a breach of, or constitute a default under, the Organizational Documents of the Borrower or any of the other Loan Parties, or result in a material breach of, or constitute a material default under, any material indenture, agreement, license or other instrument to which the Borrower or any of the other Loan Parties is a party or by which any of them or their respective properties may be bound, or

(d)           result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the other Loan Parties.

No consent or approval, governmental or otherwise (other than usual and customary court approvals required in connection with a foreclosure action, bankruptcy sale or similar remedial process), not already obtained, is necessary for the exercise of remedies under the Mortgages except as set forth on Schedule 5.3 hereto.

5.4         Recording, Enforceability and Consent.

Assuming the due recording of the UCC-1 financing statements, the Intellectual Property Collateral Agreements, and the Mortgages delivered in connection herewith, no consent, approval or authorization of any Person, or recording, filing, registration, notice or other similar action with or to any Person, is required in order to insure the legality, validity, binding effect or enforceability of any of the Loan Documents as against all Loan Parties, except such consents, approvals, authorizations and actions as are identified on Schedule 5.4 hereto, all of which have been obtained and remain in effect. No material consent, approval or authorization of any Person (other than any such consents, approvals and authorization in respect of Intellectual Property or constituting Governmental Licenses which are the subject of Section 5.9 (Licenses; Intellectual Property)) that has not been obtained is required for the continued conduct by the Borrower or any of its Restricted Subsidiaries of their respective businesses as presently conducted or as presently proposed to be conducted.

5.5         Lines of Business.

The Borrower and its Restricted Subsidiaries are engaged only in Permitted Businesses.

5.6         Security Interest in Collateral.

(a)           The Borrower has delivered, or caused to be delivered, to the Agent all UCC-1 financing statements in recordable form that may be necessary to perfect the security interests granted pursuant to the Loan Documents to the extent that such security interests may be perfected by filing a financing statement under the UCC. Except to the extent the same are not required to be delivered pursuant to the Loan Documents, the Borrower has delivered, or caused to be delivered, to the Agent all instruments, documents, certificates and investment property (i) that may be necessary to perfect the security interests granted pursuant to the Loan Documents (to the extent such security interests may only be perfected by delivery) and (ii) to the extent that delivery of the same provides perfection that is superior to filing. Upon the filing of such UCC-1 financing statements in the offices specified thereon, and the execution and delivery of deposit account control agreements satisfying the requirements of Section 9-104(a)(2) of the Uniform Commercial Code to the extent required under clause (a) of Section 8.27 (Primary Operating Accounts; Proceeds into Blocked Account) (each of which deposit account control agreements have been entered into and delivered to the Agent), no further action, including, without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to (A) establish, perfect and maintain the Agent’s first priority security interest in the ABL Priority Collateral that is personal property (including fixtures) of the Borrower and the other Loan Parties (for the benefit of the Secured Parties) purported to be created by the Security Agreement subject to Permitted Additional ABL Liens or (B) establish, perfect and maintain the Agent’s security interest in the other Collateral that is personal property (including fixtures) of the Loan Parties (for the benefit of the Secured Parties) purported to be created by the Loan Documents, in each case, except for the periodic filing of continuation statements with respect to such UCC-1 financing statements.

(b)           The Fee Mortgages create first priority perfected Liens on the Specific Real Property owned by the Borrower and other Loan Parties purported to be encumbered thereby, subject to no prior Liens other than Permitted Additional ABL Liens, and no further action, including, without limitation, the filing or recording of any document, is necessary to maintain such first priority perfected Liens.

(c)           The Leasehold Mortgages (other than the Closing First Lien Leasehold Mortgage), when duly filed in the offices referred to thereon, will create perfected Liens on the leasehold interest in the real property leased by the Borrower and the other Loan Parties purported to be encumbered thereby, subject to no prior Liens other than the Liens in favor of the Collateral Agent securing the First Lien Notes, and other Permitted Liens permitted under the First Lien Indenture to be senior or pari passu with such First Lien Notes. The Closing First Lien Leasehold Mortgage, when duly filed in the offices referred to thereon, will create perfected Liens on the leasehold interest in the real property leased by the Borrower and the other Loan Parties purported to be encumbered thereby, subject to no prior Liens other than Permitted Additional ABL Liens.

(d)           The Fee Mortgages with respect to Material Real Property, when duly filed in the offices referred to thereon, will create perfected Liens, on the real property owned by the Borrower and the other Loan Parties purported to be encumbered thereby, subject to no prior Liens other than those in favor of the Collateral Agent securing the First Lien Notes and other Permitted Liens permitted under the First Lien Indenture to be senior to or pari passu with such First Lien Notes.

(e)           Schedule 5.6 hereto shows, as of the Closing Date, (i) each location where the Borrower or any of the other Loan Parties has any Inventory (other than Inventory in transit and Inventory in repair), (ii) each location where the Borrower or any of the other Loan Parties has other assets (excluding Rolling Stock, mobile equipment in transit and assets under repair at a third-party location) with a fair market value, individually or in the aggregate, in excess of $1,000,000 at any leased location, other than locations of construction jobs in progress, (iii) in the case of leased locations described in clause (i) or (ii) above (which has assets with a fair market value, individually or in the aggregate, in excess of $1,000,000 at such location), the names and addresses of the landlords and, in the case of any other non-owned locations described in clause (i) or (ii) above (which has assets with a fair market value, individually or in the aggregate, in excess of $1,000,000 at such location), the names and addresses of the bailees, if any, and (iv) respecting all non-owned property described in clause (i) or (ii) above, whether a landlord waiver or bailee acknowledgement, as applicable, has been obtained.

5.7         Litigation; Compliance with Laws.

(a)           There are no claims, investigations, actions, suits, protests, reconsiderations or proceedings (collectively, “litigation”) pending, or to the knowledge of the Borrower or any of the other Loan Parties, threatened, against or affecting the Borrower or any of the other Loan Parties before any court or Governmental Authority or arbitral tribunal that are not fully covered by Insurance (except such litigation which individually or in the aggregate could not reasonably be expected to result in net liability in excess of $5,000,000 at any one time), and, to the knowledge of the Borrower and the other Loan Parties, there is no basis for any of the foregoing. Schedule 5.7 hereto lists all litigation as of the Closing Date in which the amount in controversy exceeds $1,000,000 or which could reasonably be expected to result in a Material Adverse Change.

(b)           The Borrower and each of the other Loan Parties are in compliance in all material respects with all Laws.

(c)           Neither the Borrower nor any of the other Loan Parties nor, to the Borrower’s knowledge, any of their Affiliates, or any Person acting on their behalf in connection with this Agreement, is a Prohibited Person.

(d)           Neither the Borrower nor any of the other Loan Parties nor, to the Borrower’s knowledge, any of their Affiliates or any Person acting on their behalf in connection with this Agreement, has engaged directly or indirectly in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates the requirements or prohibitions set forth in the Executive Order or the PATRIOT Act.

5.8         Condition of Property.

The properties, equipment and systems of the Borrower and the other Loan Parties are in good repair, working order and operating condition, subject to reasonable wear and tear and breakdowns and breakages, and are and will be in compliance in all material respects with all applicable Law and standards or rules imposed by any Governmental Authority.

5.9         Licenses; Intellectual Property.

The Borrower and each of the other Loan Parties owns or is the licensee of all material Intellectual Property and all material licenses, permits and authorizations, governmental or otherwise, and all other rights, priorities or privileges (including, without limitation, all registered Intellectual Property, collectively, “IP and Licenses”) necessary for the conduct of their respective businesses as presently conducted or as presently proposed to be conducted. All material Intellectual Property of the Borrower and the other Loan Parties is owned and/or used, as applicable, without any known material conflict with the rights of any other Person. To the Borrower’s knowledge, none of the Intellectual Property is being infringed, diluted, misappropriated or otherwise violated by any Person in any material respect. Each material Governmental License necessary for the business of the Borrower or any of the other Loan Parties is in full force and effect and is not subject to any challenge or revocation proceeding by the issuing Governmental Authority and, to the Borrower’s knowledge, there is no basis for any Governmental Authority to revoke the same. The Borrower and the other Loan Parties are operating their business in compliance in all material respects with the applicable requirements of Governmental Authorities having jurisdiction over them. No settlement agreements, consents, licenses, judgments, orders, forbearance to sue or similar obligations limit or restrict in any material respect the Borrower’s or any of the other Loan Parties’ rights in and to such IP and Licenses, taken as a whole. No written claim or proceeding, or, to the knowledge of the Borrower, threat of claim or proceeding, has been asserted by any Person against the Borrower or any of the other Loan Parties relating to the use, registration, right to use or ownership of any

Intellectual Property or Governmental Licenses, or challenging or questioning the validity or effectiveness of any Intellectual Property or Governmental Licenses, except in the case of Intellectual Property where such claim or proceeding could not reasonably be expected to materially adversely affect the Intellectual Property of the Borrower and the other Loan Parties, taken as a whole and except, in the case of Governmental Licenses, where such claim or proceeding could not reasonably be expected to materially adversely impact the value of any Specific Real Property or any Material Real Property or materially impair the ongoing business operations of the Borrower or any of the other Loan Parties. The Borrower and the other Loan Parties have taken all commercially reasonable steps to maintain the confidentiality of any material trade secrets and, to the Borrower’s knowledge, there has been no misappropriation of any of such trade secrets by any Person. Schedule 5.9 hereto (which schedule indicates whether they are used in connection with the sale or other disposition of ABL Priority Collateral)correctly lists, as of the Closing Date, all material IP and Licenses of the Borrower and the other Loan Parties, including, without limitation, all material Governmental Licenses and similar rights, of the Borrower and the other Loan Parties to own and operate quarries other than any such Governmental Licenses that relate solely to the ownership and operation of any real property that is not Specific Real Property or Material Real Property. All material copyrights of the Borrower and the other Loan Parties are registered with the United States Copyright Office. Any applied for or registered Intellectual Property, owned or licensed by the Borrower or any of the other Loan Parties has been duly maintained and has not been cancelled, allowed to expire, surrendered, or abandoned unless commercially reasonable (other than such Intellectual Property required to be licensed to the Agent in connection with ABL Priority Collateral). All IP and Licenses of the Borrower or under which the Borrower or any of the other Loan Parties is either the licensee or the licensor as of the Closing Date are listed on Schedule 5.9 hereto (which schedule indicates whether they are used in connection with the sale or other disposition of ABL Priority Collateral) and are, as of the Closing Date, valid, subsisting and in full force and effect, and enforceable in accordance with applicable Law in all material respects.

5.10       Title to Properties; Liens.

The Borrower and each of the other Loan Parties has good title to its properties and assets, including the properties and assets reflected in the financial statements referred to in Subsection 5.12.1 (Financial Statements) (except as permitted by Subsection 8.7.2 (Sales and Other Dispositions)), and none of such properties or assets is subject to any Liens except Permitted Liens. The Borrower and each of the other Loan Parties enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. Borrower and each of the other Loan Parties has obtained all material easements, material equipment rental, material operating leases or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted and each of those agreements is in full force and effect and subject to no material defaults.

5.11       Management Agreements.

Except as disclosed on Schedule 5.11 hereto, neither the Borrower nor any of the other Loan Parties is a party to any management, employment, consulting or other similar agreement or arrangement (whether oral or written) respecting the management of their respective businesses except for usual and customary employment agreements and consulting agreements entered into in the ordinary course of business.

5.12       Financial Statements and Projections.

5.12.1      Financial Statements. Each of the financial statements delivered pursuant to Subsections 4.1.14 (Financial Statements; Projections), 6.1.1 (Delivery of Monthly Financial Statements), 6.1.2 (Delivery of Quarterly Financial Statements), and 6.1.3 (Delivery of Annual Financial Statements) has been prepared in accordance with GAAP applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of the Borrower and its Restricted Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements delivered pursuant to Subsection 6.1.2 (Delivery of Quarterly Financial Statements) (or 4.1.14 (Financial Statements; Projections)) and monthly financial statements delivered pursuant to Subsection 6.1.1 (Delivery of Monthly Financial Statements), to usual year-end adjustments and the absence of footnotes.

5.12.2      Undisclosed Liabilities. Neither the Borrower nor any of its Restricted Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Subsection 5.12.1 (Financial Statements) and there are not now and not anticipated any material unrealized losses of the Borrower or any of its Restricted Subsidiaries.

5.12.3      Absence of Material Adverse Change. Since the date of the financial statements delivered pursuant to paragraph (a) of Subsection 4.1.14 (Financial Statements; Projections), there has been no event, circumstance, condition or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

5.12.4      Projections. The operating projections submitted on behalf of the Borrower to the Lenders pursuant to paragraph (a) of Subsection 4.1.14 (Financial Statements; Projections) and Subsection 6.1.6 (Annual Budget) present to the best of the Borrower’s knowledge and belief as at the dates such projections were delivered and based on the assumptions set forth in such projections, which assumptions were reasonable at the time presented, the expected results of operations and sources and uses of cash of the Borrower and its Restricted Subsidiaries for the periods covered by such projections.

5.13       Tax Returns and Payments; Other Fees.

(a)           All material Returns required by Law to be filed (including extensions) by or in respect of the Borrower and the other Loan Parties and their assets have been filed. All Taxes levied upon the Borrower and the other Loan Parties and any of their respective properties, assets, income or franchises that are required to be paid have been paid, other than those presently payable without penalty or interest and other than any charge or claim being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which any reserve or other appropriate provision, if any, as shall be required by GAAP has been made therefore and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of the other Loan Parties, such bond has been filed or indemnity posted.

(b)           The Borrower and each of the other Loan Parties has paid all franchise, license and other fees and charges that have become due pursuant to any material franchise or permit in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.14       Fiscal Year.

The fiscal year of the Borrower and each of its Restricted Subsidiaries (other than Rock Solid Insurance) ends February 28 (or 29, as applicable). The fiscal year of Rock Solid Insurance ends December 31.

5.15       Federal Reserve Regulations.

Neither the Borrower nor any of the other Loan Parties is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System. None of the proceeds of any of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.” Neither the Borrower nor any of the other Loan Parties, nor any bank acting on any of its behalf, has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

5.16       Investment Company Act.

Neither the Borrower nor any of the other Loan Parties is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.17       Compliance with ERISA.

5.17.1      Plans. None of the Borrower, any of the other Loan Parties nor any of their respective ERISA Affiliates maintains or contributes to any Plan which is an Employee Pension Benefit Plan, except as disclosed on Schedule 5.17 hereto. The Borrower has furnished to the Agent a copy of the most recent actuarial report for each Employee Pension Plan and a copy of the most recent audited financial statement for each Plan that is a funded Employee Welfare Benefit Plan, and each such report or statement is accurate in all material respects. Except as disclosed on Schedule 5.17 hereto, none of the Borrower, any of the other Loan Parties nor any of their respective ERISA Affiliates contributes to, or has incurred or reasonably expects to incur any liability with respect to, a Multiemployer Plan.

5.17.2      Favorable Determination Letters. Each Plan as most recently amended, which is intended to be qualified within the meaning of Section 401 of the Code is the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code, and, to the knowledge of the Borrower, nothing has occurred, whether by action or failure to act, since the date of such letter, which would adversely affect the qualified status of such Plan.

5.17.3      Compliance. The Borrower, the other Loan Parties and their respective ERISA Affiliates have operated each Plan in all material respects in compliance with the requirements of the Code, ERISA and other applicable Law and the terms of each Plan.

5.17.4      Absence of Certain Conditions. Except as specifically disclosed on Schedule 5.17 hereto, (a) no Plan has engaged in any transaction in connection with which the Borrower, its Subsidiaries or any ERISA Affiliate could be subject to any material fine or penalty (imposed by Section 4975 of the Code or Section 502(i) of ERISA or otherwise); (b) no Employee Pension Plan is in at-risk status as defined in Section 430(i) of the Code, there is no failure to meet the Minimum Funding Standard for any Employee Pension Plan, or an unfulfilled obligation to contribute to any Multiemployer Plan; (c) no Plan has been terminated under conditions which resulted or could result in any liability to the PBGC; (d) no liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan, except for required premium payments to the PBGC; (e) there has been (i) no Reportable Event with respect to any Employee Pension Plan (other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived) and (ii) no event or condition which presents a material risk of termination of any Plan by the PBGC, in either case involving conditions which could result in any liability to the PBGC; (f) none of the Borrower, its Subsidiaries or any ERISA Affiliate has incurred or anticipates incurring Withdrawal Liability with respect to any Multiemployer Plan (other than any Withdrawal Liability that has been fully satisfied); (g) no Multiemployer Plan is in Reorganization; (h) the Borrower, its Subsidiaries and all ERISA Affiliates have complied in all material respects with the health continuation coverage requirements of COBRA and the requirements of the Health Insurance Portability and Accountability Act of 1996; (i) there is no unfunded benefit liability in respect of any Plan which exceeds $1,000,000; (j) there is no Plan providing for retiree health benefits (other than as required under applicable Law); (k) neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate is subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3); (l) neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has been contacted by the PBGC in connection with the PBGC’s Early Warning Program; (m) none of Borrower, its Subsidiaries or any ERISA Affiliates are subject to a tax under section 4971 of the Code.

5.17.5      Absence of Certain Liabilities. No liability (whether or not such liability is being litigated) has been asserted against the Borrower, any of the other Loan Parties or any of their respective ERISA Affiliates in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042 of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no lien has been attached and no Person has threatened to attach a lien on any of the Borrower’s, any of the other Loan Parties’ or any of their respective ERISA Affiliates’ property as a result of failure to comply with ERISA or as a result of the termination of any Plan.

5.18       Accuracy and Completeness of Disclosure.

Neither this Agreement nor any other document, certificate or instrument delivered to the Agent or the Lenders by or on behalf of the Borrower or any of the other Loan Parties in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

5.19       Adequacy of Capital; Solvency.

The proceeds of the Loans, together with the proceeds of Indebtedness permitted under Section 8.1 (Indebtedness), and the cash flow from operations of the Borrower and its Subsidiaries will be sufficient to enable the Borrower and the other Loan Parties to operate their respective businesses as presently conducted or as presently proposed to be conducted. Each of the Borrower and the other Loan Parties is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement.

5.20       Absence of Restrictive Provisions.

Other than the restrictions contained in this Agreement and the Indentures, neither the Borrower nor any of the other Loan Parties is subject or party to any agreement, lien or encumbrance, Organizational Document, regulatory or other provision (except for applicable statutory corporate law) restricting, directly or indirectly, except as permitted pursuant to Subsection 8.2.2 (Negative Pledge), (a) the payment of dividends or distributions by a Restricted Subsidiary of the Borrower or the making of advances or other cash payments by any Restricted Subsidiary of the Borrower, in each case to the Borrower, or (b) the ability of the Borrower or any of the other Loan Parties to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Borrower or any of the other Loan Parties, other than Permitted Liens.

5.21       Environmental Compliance.

Except as disclosed on Schedule 5.21 hereto (which schedule discloses matters which neither individually nor in the aggregate could reasonably be expected to result in an Environmental Material Adverse Change):

(a)           None of the real property currently or previously owned or occupied by the Borrower or any of the other Loan Parties or their assets has ever been used by the Borrower or any of the other Loan Parties or, to the knowledge of the Borrower or any other Loan Party, ever been used by previous owners or operators, to treat, produce, store, handle, transfer, process, transport, dispose or otherwise Release any Hazardous Substances in violation of any Environmental Law, except where such violations, singly or in the aggregate, could not reasonably be expected to result in an Environmental Material Adverse Change, or so as to create a risk of harm to public or occupant health or safety, or to the environment, that could reasonably be expected to result in an Environmental Material Adverse Change.

(b)           There is no condition that exists on the real property owned or occupied by the Borrower or any of the other Loan Parties that requires Remedial Action or such as may create a risk of harm to public or occupant health or safety, or to the environment, that could reasonably be expected to result in an Environmental Material Adverse Change.

(c)           Neither the Borrower nor any of the other Loan Parties has been notified of, or has actual knowledge with regard to, a Release on, about or into any real property now or previously owned or occupied by the Borrower or any of the other Loan Parties or their assets except where such Release could not reasonably be expected to result in an Environmental Material Adverse Change.

(d)           Neither the Borrower nor any of the other Loan Parties has received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission related to the generation, storage, transportation, handling, transfer, disposal or treatment of Hazardous Substances in violation of any Environmental Law or so creating or alleging a threatened or actual risk of harm to public or occupant health or safety, or to the environment except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(e)           There are no “friable” (as that term is defined in regulations under the Federal Clean Air Act) asbestos or asbestos-containing materials which have not been encapsulated in accordance with Environmental Law, including accepted guidelines promulgated by the United States Environmental Protection Agency, existing in any real property owned or occupied by the Borrower or any of the other Loan Parties and all of the real property owned or occupied by the Borrower or any of the other Loan Parties have been evaluated for, and are in compliance with Environmental Law, including the OSHA asbestos requirements, except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(f)            No equipment containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or occupied by the Borrower or any of the other Loan Parties in levels that exceed those permitted by any and all Governmental Authorities with jurisdiction over such premises and which are not properly labeled in accordance with Environmental Law except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(g)           Each of the tanks on any real property owned or occupied by the Borrower or any of the other Loan Parties has been registered, tested and equipped with properly functioning leak detection systems, to the extent required by, and in accordance with, any applicable Environmental Laws, and there is no evidence of leakage from any such tanks except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change. All such tanks, including any tanks that formerly were located on any real property owned or occupied by the Borrower or any of the other Loan Parties, that have been removed or abandoned have been closed in accordance with applicable standards under Environmental Laws and no such tank creates a risk of harm to public or occupant health or safety, or to the environment except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(h)           Neither the Borrower nor any of the other Loan Parties has any obligations, liability or agreement of any kind with respect to contributions, whether monetary or material, to the cleanup, remediation, consolidation, capping or management of the Pfohl Brothers Landfill site located at the intersection of Aero Drive and Transit Road in Cheektowaga, New York that is not fully covered by the Sunrock Indemnification Agreement.

(i)            The Indemnification Agreement dated March 5, 2002 (the “Sunrock Indemnification Agreement”) between Buffalo Crushed Stone, Inc. (“BCS”) and Sunrock Group Holdings Corporation (“Sunrock”) previously delivered to the Agent is a true, correct and complete copy thereof, there having been no amendments or modifications thereto since the execution thereof, The Sunrock Indemnification Agreement was duly authorized by all necessary action by BCS and to the Borrower’s knowledge, by Sunrock, and constitutes the valid and binding obligation of BCS and Sunrock, enforceable in accordance with its terms.

5.22       Labor Matters.

Each of the Borrower and the other Loan Parties has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.22 hereto. There are no strikes or other labor disputes pending or, to the Borrower’s knowledge, threatened against the Borrower or any of the other Loan Parties that materially impair the operations of the Borrower or applicable Loan Party. The hours worked by and payments made to the employees of the Borrower and the other Loan Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Law dealing with such matters. The working conditions of employees of the Borrower and the other Loan Parties are in compliance in all material respects with OSHA and any other applicable Law dealing with such matters. All material payments due from the Borrower and the other Loan Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books in accordance with GAAP, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the other Loan Parties is a party or by which the Borrower or any of the other Loan Parties is bound.

5.23       Brokers.

No finder or broker acting on behalf of the Borrower or any of the other Loan Parties has brought about the obtaining, making or closing of the Loans, and neither the Borrower nor any of the other Loan Parties has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.24       Existing Indebtedness.

Schedule 5.24 hereto lists all Indebtedness of the Borrower and the other Loan Parties as of the Closing Date (other than the Loans and the Letters of Credit), and provides the following information with respect to each item of such Indebtedness: the obligor, each guarantor and each other Person similarly liable in respect thereof, the holder thereof, the aggregate amount of all commitments thereunder (and the allocation of such commitments, if any, as among revolving credit Indebtedness, term notes or similar Indebtedness and other credits such as letter of credit or banker’s acceptance facilities), the approximate outstanding amount thereunder (and under each individual facility thereunder), and a description of the collateral securing such Indebtedness, if any. Except as disclosed in Schedule 5.24 hereto as of the Closing Date, neither the Borrower nor any of the other Loan Parties will be in default and no waiver of any such default will be in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition will exist as of the Closing Date with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its regularly scheduled dates of payment.

5.25       Foreign Assets Control Regulations, Etc. Neither the making of the Loans hereunder or the use of proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. No Loan Party is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order (“Designated Person”). No Loan Party engages in any dealings or transactions with any such Designated Person. Each Loan Party is in compliance, in all material respects, with the PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).

5.26       Borrowing Base Certificate.

The information contained in the most recently delivered Borrowing Base Certificate is complete and correct and the amounts shown therein as “Eligible Accounts” and “Eligible Inventory” have been determined as provided in the Loan Documents.

5.27       Material Contracts.

Neither the Borrower nor any of its Restricted Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect. The Borrower and its Restricted Subsidiaries have such good and enforceable agreements with third parties as are necessary to conduct their business as presently conducted or as contemplated to be conducted.

5.28       Absence of Defaults.

No event has occurred or is continuing which constitutes a Default or an Event of Default.

ARTICLE 6

REPORTING REQUIREMENTS AND NOTICES

The Borrower covenants that from the date of this Agreement, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the reporting and notice requirements set forth in this ARTICLE 6.

6.1         Financial Data and Reporting Requirements; Notice of Certain Events.

6.1.1        Delivery of Monthly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the last day of each of the first eleven calendar months of each fiscal year, the Borrower shall deliver to the Agent (a) management-prepared profit and loss statements of the Borrower and its Subsidiaries in substantially the form of Exhibit N attached hereto and (b) to the extent available, a management-prepared balance sheet, statement of income, and a statement of cash flows of the Borrower and its Subsidiaries on a Consolidated and condensed consolidating basis as at the end of and for (i) the period commencing at the end of the previous fiscal year and ending with the end of such month and (ii) the period commencing at the end of the previous month and ending with the end of such month.

6.1.2        Delivery of Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the Borrower, the Borrower shall deliver to the Agent a management-prepared balance sheet, statement of income, and statement of cash flows of the Borrower and its Subsidiaries on a Consolidated and condensed consolidating basis in each case, as at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (b) the period commencing at the end of the previous fiscal quarter and ending with the end of such currently reported quarter, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year, certified by the chief executive officer or chief financial officer of the Borrower as (i) having been prepared in accordance with GAAP (with any changes in accounting policies discussed in reasonable detail) and (ii) presenting fairly the financial position and results of operations of the Borrower and its Subsidiaries, as applicable, as at the date and for the period specified (subject to normal recurring year end audit adjustments), it being understood that footnotes may be omitted. Together with the financial statements delivered pursuant to this Subsection 6.1.2, the Borrower shall deliver a narrative by the chief executive officer or chief financial officer of the Borrower explaining variances to budget and variances to the prior year period; provided, however, that to the extent that the Borrower shall have delivered to the Agent a Quarterly Report on Form 10-Q, such delivery shall be deemed to satisfy the requirements of this Subsection 6.1.2.

6.1.3        Delivery of Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall deliver to the Lenders, an audited balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the Borrower and its Subsidiaries on a Consolidated basis and a condensed consolidating basis, as at the end of and for the fiscal year just closed in reasonable detail and certified, in the case of the Consolidated statements, (without any qualification, modification or exception) by any nationally-recognized independent certified public accountants selected by the Borrower and satisfactory to the Agent; provided, however, that to the extent that the Borrower shall have delivered to the Agent an Annual Report on Form 10-K, such delivery shall be deemed to satisfy the requirements of this Subsection 6.1.3.

6.1.4        Delivery of Officer’s Compliance Certificates. As soon as practicable after the close of each quarter of each fiscal year of the Borrower and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in Subsections 6.1.2 (Delivery of Quarterly Financial Statements) or 6.1.3 (Delivery of Annual Financial Statements), the Borrower shall deliver to the Agent an Officer’s Compliance Certificate certified by the chief executive officer, chief financial officer or President of the Borrower (a) demonstrating compliance with the financial covenants set forth in ARTICLE 7 (Financial Covenants) and, if applicable, a reconciliation showing the calculation of such financial covenants based on the Consolidated financial statements of the Borrower (including Rock Solid Insurance), (b) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Event of Default or Default existed, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take or has taken with respect thereto and (c) certifying as to certain other compliance matters.

6.1.5        SEC Filings, Etc.. Promptly upon receipt or transmission thereof, as applicable, the Borrower shall deliver to the Agent:

(a)           at any time when the Borrower or any of the other Loan Parties is subject to the reporting requirements of the Securities Exchange Act of 1934, all letters of comment or material correspondence sent to the Borrower or any of the other Loan Parties by any securities exchange or the Commission or any Governmental Authority succeeding to any of its functions in relation to the affairs of the Borrower or any of the other Loan Parties,

(b)           all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of the other Loan Parties with any securities exchange or with the Commission or any Governmental Authority succeeding to any of its functions,

(c)           to the extent not already delivered pursuant to the terms of this Agreement, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any of the other Loan Parties to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) (including the Indentures) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons), and

(d)           any management letters delivered by the accountants in connection with an annual audit.

6.1.6        Annual Budget. As soon as available, and in any event within ninety (90) days following the commencement of each fiscal year, the Borrower shall deliver to the Agent management-prepared operating projections and budgets for the Borrower and its Restricted Subsidiaries for such fiscal year, with quarterly projections specifically set forth therein, including an income statement, a balance sheet (which shall include a separate line item for the RC Loan and Swing Loan balance (i.e., the aggregate outstanding amount of RC Loans and Swing Loans), the capital lease balance and the subordinated debt balance) and a cash flow statement, in form and substance satisfactory to the Agent, and, as soon as available, significant revisions, if any, of such projections and budgets, in each case (a) in reasonable detail and otherwise in form and substance satisfactory to the Lenders and (b) accompanied by a certificate of the Borrower, executed on its behalf by its chief executive officer or chief financial officer, stating that (i) such projections and budgets (x) have been prepared on the basis of the assumptions stated therein and (y) represent the Borrower’s best and most recent estimate of the future financial performance of the Borrower and its Restricted Subsidiaries and (ii) such assumptions are believed by the Borrower to be reasonable and fair in light of current business conditions and current facts known to the Borrower.

6.1.7        Borrowing Base Certificate. As soon as practicable after the end of each calendar month and in any event within thirty (30) days of the last day of each calendar month (or more frequently if reasonable requested by the Agent) Borrower shall deliver to the Agent a duly executed Borrowing Base Certificate as of the late day of such calendar month.

6.1.8        Quarterly Excess Availability Reports. As soon as practicable and in any event within fifteen (15) days after the close of each quarter of each fiscal year of the Borrower, the Borrower shall deliver to the Agent a report for such quarter that shall calculate the average daily Excess Availability for such quarter (the “Quarterly Excess Availability Report”), all in form and substance satisfactory to the Agent, provided, however, the Quarterly Excess Availability Report for the quarter ending August 31, 2012 shall be calculated based on the average daily Excess Availability for the quarter ending August 31, 2012 (the “Pro Forma Availability Report”).

6.1.9        Field Examinations. No more frequently than annually, or at any time upon the occurrence and during the continuance of an Event of Default, the Agent may, during normal business hours upon reasonable advance notice, conduct such field examinations as it may deem necessary or advisable, in its discretion, to evaluate the Inventory, Accounts and other assets of the Borrower and the other Loan Parties, which field examinations shall be at the Borrower’s sole cost and expense.

6.1.10      Aging Reports. As soon as practicable after the end of each calendar month and in any event within thirty (30) days of the last day of each calendar month, the Borrower shall deliver to the Agent (a) an aging report of accounts payable of the Borrower and the other Loan Parties as of the end of such calendar month, (b) an aging report of the Accounts of the Borrower and the other Loan Parties showing the names of their Account Debtors, the amount owed by them respectively, and the invoice dates for each such Account as of the end of such calendar month and (c) an inventory report of the Borrower and the other Loan Parties as of the end of such calendar month, all of which shall be in form reasonably satisfactory to the Agent.

6.1.11      Monthly Contracts in Progress Report. As soon as practicable after the end of each calendar month and in any event within forty-five (45) days of the last day of each calendar month, the Borrower shall deliver to the Agent a report in substantially the form attached hereto as Exhibit P, completed in a manner that is substantially consistent with past practice.

6.2         Notice of Defaults.

As soon as practicable but, in any event, within two (2) Business Days after any officer of the Borrower or any of the other Loan Parties obtains knowledge (a) of any Default or Event of Default, (b) that any Lender has given notice to the Borrower or any of the other Loan Parties or taken any other action with respect to a claimed Default or Event of Default under this Agreement, (c) that any Person has given any notice of or taken any other action with respect to a claimed default or event or condition of the type referred to in Subsection 9.1.3 (Cross Default to Indebtedness), or (d) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of the other Loan Parties is a party or by which the Borrower or any of the other Loan Parties or any of their respective properties may be bound, the Borrower shall give written notice thereof to the Lenders, specifying the nature and period of existence of any such Default or Event of Default, or specifying the notice given or action taken by such Lender or Person and the nature of such claimed Default, Event of Default, event or condition, and what action the Borrower has taken, is taking or proposes to take with respect thereto, provided, with respect to events described in clause (d) above pertaining to Material Contracts other than Bonding Arrangements, such notice must only be given if the default is a monetary default in excess of $1,000,000 or is a non-monetary default that could reasonably be expected to result in a Material Adverse Change.

6.3         Notice of Disputes and Other Matters.

The Borrower shall give written notice to the Agent and, in the case of any notice under Subsection 6.3.3 (Material Adverse Change), the Lenders of the following matters promptly upon (and in any event within two (2) Business Days of) any officer of the Borrower or any of the other Loan Parties obtaining knowledge thereof:

6.3.1        Certain Litigation. Any actions, proceedings or claims commenced or asserted against the Borrower or any of its Restricted Subsidiaries in which the amount involved is $2,000,000 or more and not fully covered by Insurance, or which, if not solely a claim for monetary damages, would reasonably be expected to, if adversely determined, result in a Material Adverse Change;

6.3.2        Conditions Affecting Collateral. Any of the following conditions:

(a)           the creation or acquisition of any new Subsidiaries;

(b)           the movement of Inventory or books and records (excluding duplicate sets of books and records) to a location not set forth on Schedule 5.6 hereto, which as of the Closing Date lists all locations where Inventory is located (or such other location as the Borrower has identified to the Agent pursuant to this Subsection 6.3.2) other than (x) Inventory of Protection Services, Inc., ASTI Transportation Systems, Inc., Precision Solar Controls, Inc., SCI Products Inc. and Work Area Protection Corp. which at any time, is valued (at lower or cost or market in accordance with GAAP) at less than $1,000,000 in the aggregate for all such Inventory, and for all such Persons, excluded by this clause (x) at such time and (y) Inventory that is in transit;

(c)           the movement of Collateral that is not Inventory or books and records to a location not set forth on Schedule 5.6 (or such other location as the Borrower has identified to the Agent pursuant to this Subsection 6.3.2) except where the value of the Collateral at such location is less than $2,000,000 or where the Collateral is located at a construction job in progress;

(d)           the acquisition of property by the Borrower or any of the other Loan Parties not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Liens or Permitted ABL Additional Liens, as applicable, and other than property having a fair market value of less than $5,000,000);

(e)           any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the Borrower or any of the other Loan Parties; or

(f)            any other circumstance that could affect the attachment, perfection or enforcement of the Agent’s security interest in any other material portion of the Collateral;

6.3.3        Material Adverse Change. Any Material Adverse Change or the existence of any facts or circumstances or the occurrence or failure to occur of any event which could reasonably be expected to result in a Material Adverse Change;

6.3.4        Representations and Warranties. Any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made that makes such representations and warranties false or misleading in any material respect;

6.3.5        Intellectual Property. Any of the following conditions: (i) the acquisition (by way of license or otherwise) of any material Intellectual Property; (ii) any changes in and to the ownership of, or rights to use, any material Intellectual Property owned or licensed by the Borrower or any of the other Loan Parties; (iii) any material change in the status of any material trademark, service mark, trade dress, domain names, or copyright application or registration, or any patent application or letters patent; (iv) the receipt of any knowledge regarding any infringement, dilution, violation or misappropriation of or unfair competition with any material Intellectual Property owned or licensed by the Borrower or any of the other Loan Parties by any Person; (v) the receipt of any written claim, demand or threat, or the institution of any proceeding, relating to any Intellectual Property owned or licensed by the Borrower or any of the other Loan Parties; or (vi) any other material adverse change affecting or relating in any way to any Intellectual Property owned or licensed by the Borrower or any of the other Loan Parties;

6.3.6        Governmental Licenses. The revocation, termination or cancellation of any material Governmental License or the institution by any Governmental Authority of any proceeding to effect such a revocation, termination or cancellation;

6.3.7        Leases. The termination or threatened termination of, or material amendment, modification or supplement to, or any material dispute arising out of, any lease subject to a Leasehold Mortgage; and

6.3.8        Bonding Arrangement Claims. Any claims, individually or in the aggregate at any one time, in excess of $5,000,000 made under any Bonding Arrangement.

6.4         ERISA Notices.

The Borrower shall deliver to the Agent, as soon as possible and in any event within ten (10) Business Days after Borrower, any of the other Loan Parties or any of their respective ERISA Affiliates knows or has reason to know that (i) any Reportable Event for which notice thereof has not been waived has occurred or is reasonably expected to occur with respect to any Employee Pension Plan, (ii) there has been an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA or an application has been made to the Secretary of the Treasury for a waiver or modification of the Minimum Funding Standard or an extension of any amortization period under Section 412 of the Code with respect to an Employee Pension Plan, (iii) proceedings have been or are reasonably expected to be instituted under Title IV of ERISA to terminate any Employee Pension Plan, (iv) any Employee Pension Plan is or is reasonably expected to be in at-risk status under Section 430 of the Code, (v) any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by Borrower, any of its Subsidiaries or any ERISA Affiliate, (vi) any Multiemployer Plan is or is reasonably expected to be in Reorganization, in endangered or critical status as defined in Section 432 of the Code and Section 305 of ERISA, terminated, partitioned or declared insolvent, (vii) an action has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, (viii) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (ix) any Prohibited Transaction or other transaction, event or condition has occurred or will occur with respect to a Plan that could reasonably be expected to result in the Borrower, any of its Subsidiaries or any ERISA Affiliate incurring a material liability or becoming subject to a material penalty or excise tax, or (x) the PBGC has contacted the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth the details as to such event, transaction or condition and the action the Borrower has taken, is taking or proposes to take with respect thereto and with respect to (i) and (ii) above, with copies of any notices and applications.

6.5         Miscellaneous.

With reasonable promptness, the Borrower shall deliver such other information respecting the business, operations and financial condition of itself and its Restricted Subsidiaries as the Agent or any Lender may from time to time reasonably request.

6.6         Authorization of Third Parties to Deliver Information.

Any opinion, report or other information delivered to the Agent, the Issuing Bank or any Lender pursuant to any obligation of the Borrower or any of the other Loan Parties, or any right of the Agent, the Issuing Bank or any Lender, under the Loan Documents is hereby deemed to have been authorized and directed by the Borrower to be delivered for the benefit, and reliance thereupon, of such recipient.

6.7         Deliveries on Non-Business Days.

Any opinion, report (including financial reports) and other information (including certificates) required to be delivered under this Agreement or other Loan Documents on a day that is not a Business Day shall be due on the subsequent Business Day.

ARTICLE 7

FINANCIAL COVENANTS

The Borrower covenants that from the Closing Date and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the financial covenants set forth in this ARTICLE 7.

7.1         Fixed Charge Coverage Ratio.

If the Excess Availability shall be less than the Minimum Excess Availability at any time, then thereafter, during the applicable Testing Period, the following covenant shall be tested using the financial statements most recently delivered pursuant to Subsection 6.1.1 (Delivery of Monthly Financial Statements), Subsection 6.1.2 (Delivery of Quarterly Financial Statements) or Subsection 6.1.3 (Delivery of Annual Financial Statements), as applicable.

As at the end of each fiscal quarter (unless the Agent determines that such determination shall be made on a monthly basis, then as at the end of each calendar month), the Borrower and its Restricted Subsidiaries, on a combined basis, shall maintain a Fixed Charge Coverage Ratio of at least 1.0:1.0 for the immediately preceding four fiscal quarters or twelve (12) consecutive months, as applicable.

7.2         Additional Provisions Respecting Calculation of Financial Covenants.

Except as otherwise provided in this Agreement, the following provisions shall apply.

(a)           All the calculations of financial covenants shall be, to the extent applicable, based upon the figures set forth in the Consolidated financial statements of the Borrower most recently delivered pursuant to this Agreement.

(b)           Calculations made pursuant to this ARTICLE 7 shall give effect, on a pro forma basis, to all dispositions in excess of $2,500,000 (for any disposition or series of related dispositions) and Acquisitions made during the quarter or year to which the required compliance relates, as if such Acquisition or disposition had been consummated on the first day of the applicable period; provided, that items of revenue and expense related to any such Acquisition or disposition shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments except to the extent satisfactory to the Agent in its sole discretion. Calculation of financial covenants in connection with any Acquisitions and such dispositions shall be based on the results of operations and financial position of the Borrower and its Restricted Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of an Acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and financial position of the target during the applicable period, and in the case of such a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and financial position for the applicable period of the assets so disposed of.

(c)           Notwithstanding the definition of “GAAP” in Section 1.1 (Defined Terms), or any provision to the contrary in this Agreement, the determination of whether a lease constitutes a “Capital Lease” and the amount thereof shall be made in accordance with generally accepted accounting principles as in effect on the date of delivery of the financial statements referred to in Subsection 4.1.14 (Financial Statements; Projections).

(d)           Notwithstanding the definition of “GAAP” in Section 1.1 (Defined Terms), or any provision to the contrary in this Agreement, the financial covenants set forth in this ARTICLE 1 shall be calculated for all purposes in accordance with generally accepted accounting principles as in effect on the date of the delivery of the financial statements referred to in Subsection 4.1.14 (Financial Statements; Projections) (“Closing Date GAAP”) subject to the following provisions of this clause (d) of Section 7.2.

(i)            If, after the date of this Agreement, there are any changes to GAAP that would affect the calculation of the financial covenants, and if (x) the Borrower or (y) Agent or Majority Lenders so requests, the Agent (with the consent of the Majority Lenders), in the case of a request by Borrower or the Borrower in the case of a request by Majority Lenders, may:

(A)          approve the request to change the basis for calculating the financial covenants from Closing Date GAAP to Closing Date GAAP as modified to incorporate the change or changes in GAAP so requested, after which time, Closing Date GAAP shall be deemed to be Closing Date GAAP as so adjusted (“Adjusted GAAP”); and

(B)           in connection with any such change to Adjusted GAAP, approve an adjustment to one or more of the financial covenants set forth in this ARTICLE 7 as is so requested and as is necessary or desirable to carry out the initial intent of the parties with respect to such covenants as originally drafted.

(ii)           At any time that GAAP changes, the Borrower, Agent or Majority Lenders, as applicable, may initiate a request pursuant to the preceding clause (b), it being understood that the right to make such a request is not a onetime right. If Closing Date GAAP has already been adjusted to be Adjusted GAAP at the time of any such request and if the Borrower, Agent (or Majority Lenders) agree to such further adjustments, then Adjusted GAAP shall thereafter be deemed to incorporate such further adjustments.

(e)           At any time that Closing Date GAAP (or Adjusted GAAP, as applicable) is not the same as GAAP, the Borrower shall deliver, together with the Officer’s Compliance Certificate pursuant to Subsection 6.1.4 (Delivery of Officer’s Compliance Certificates), a reconciliation of each of the component figures used in determining compliance with the financial covenants (based on Closing Date GAAP or Adjusted GAAP, as applicable) and the corresponding amounts shown on the financial statements delivered pursuant to Section 6.1 (Financial Data and Reporting Requirements; Notice of Certain Events) (based on GAAP). If so requested by the Agent, the Borrower shall also provide a confirmation of such reconciliation by the Borrower’s independent certified public accountants.

ARTICLE 8

BUSINESS COVENANTS

The Borrower covenants that from the Closing Date, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired Commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall and shall cause each of its Restricted Subsidiaries, to comply with each of the covenants set forth in this ARTICLE 8.

8.1         Indebtedness.

8.1.1        In General. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

(a)           the Obligations;

(b)           the Existing Notes and the First Lien Notes in an aggregate principal amount not exceeding $515,000,000 (plus the amount of any capitalized interest in respect of the First Lien Notes);

(c)           Guaranties of Indebtedness incurred pursuant to clause (b) above;

(d)           Indebtedness (excluding Indebtedness referred to in clauses (a) and (b) above) existing on the Closing Date and set forth on Schedule 5.24 hereto;

(e)           Indebtedness of the Borrower or a Restricted Subsidiary that is a Guarantor owed to and held by the Borrower or a Restricted Subsidiary that is a Guarantor;

(f)            Guaranties by the Borrower of Indebtedness of a Restricted Subsidiary that is a Guarantor; provided that (a) such Indebtedness is permitted by this Section 8.1, and (b) such Guaranties are subordinated to the Secured Obligations to the same extent, if any, as the Indebtedness being guaranteed;

(g)           Guaranties by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary that is a Guarantor; provided that (a) such Indebtedness is permitted by this Section 8.1, and (b) such Guaranties are subordinated to the Secured Obligations to the same extent, if any, as the Indebtedness being guaranteed;

(h)           Indebtedness of Rock Solid Insurance to the Borrower or any Restricted Subsidiary, or consisting of the Borrower’s guarantee of Indebtedness of Rock Solid Insurance to the extent such guaranteed Indebtedness is permitted in this Section 8.1 and provided, that the making of such loan to Rock Solid Insurance or such guarantee of Rock Solid Insurance Indebtedness, as applicable, is permitted as an Investment under clause (k) of Section 8.3 (Investments, Loans, Acquisitions, Etc.);

(i)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any currency exchange, commodity risk or any combination of the foregoing;

(j)            Capital Lease Obligations, Purchase Money Indebtedness and Attributable Debt in respect of Sale and Leaseback Transactions in respect of capital assets of the Borrower and its Restricted Subsidiaries, in an aggregate outstanding principal amount not to exceed $75,000,000 at any time during the term of this Agreement;

(k)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(l)            appeal bonds in respect of judgments, which judgments do not constitute an Event of Default and letters of credit issued to support such appeal bonds, provided, the maximum amount of all cash collateral (such cash collateral used for appeal bonds or to secure letters of credit permitted by this clause (l), “Appeal Bond Cash Collateral”), letters of credit (including Letters of Credit) or other credit support securing all such appeal bonds in the aggregate do not exceed $5,000,000 at any time provided, if Appeal Bond Cash Collateral is used to secure letters of credit referenced in this clause (l), the calculation shall be made without duplication;

(m)          letters of credit that are unsecured or secured only by Permitted Cash Collateral Accounts;

(n)           surety bonds of Permitted Bonding Companies in the ordinary course of business;

(o)           Indebtedness not otherwise permitted pursuant to clauses (a) through (n) above in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(p)           In the case of clauses (c) through (o), Refinancing Indebtedness;

provided, however, (x) that cash interest on any Disqualified Stock permitted by this Subsection 8.1.1 shall not be in excess of seven percent (7%) and (y) the Loan Parties shall not incur Indebtedness under this Subsection 8.1.1 if such incurrence is prohibited by the Indentures.

8.1.2        Limitation on Incurrence. In addition to the limitations on the incurrence or existence of Indebtedness referred to above, (a) no Indebtedness may be incurred by the Borrower or any of its Restricted Subsidiary unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (b) no Guaranty shall be permitted by this Agreement unless it is a Guaranty constituting Indebtedness expressly permitted by Subsection 8.1.1 (Indebtedness — In General) or a Guaranty of obligations of the Borrower or a Subsidiary of the Borrower, which obligations (whether constituting Indebtedness or otherwise) are permitted by this Agreement.

8.2         Liens; Licenses.

8.2.1        In General. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or assets of the Borrower or any Restricted Subsidiary of the Borrower, except each of the following (collectively, the “Permitted Liens”):

(a)           Liens existing on the Closing Date and listed on Schedule 8.2.1(a);

(b)           Liens on the Collateral in favor of the Agent and Liens on the First Lien Note Collateral in favor of the Collateral Agent;

(c)           Liens securing obligations under Hedging Obligations and the costs thereof so long as the related Indebtedness (if any) is permitted to be incurred hereunder;

(d)           any Lien for Taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP, and which would not reasonably be expected to result in a Material Adverse Change);

(e)           any statutory warehousemen’s, materialmen’s, landlord’s or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP, and which liabilities would not reasonably be expected to result in a Material Adverse Change);

(f)            Liens on property or other assets (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body in the ordinary course of business, or (ii) to secure the performance of tenders, bids, surety or performance bonds (other than in connection with litigation or judgments), purchase, construction, sales or servicing contracts and other similar obligations incurred in the ordinary course of business consistent with industry practice; provided that any contractual Liens on Collateral securing performance bonds shall be Surety Liens in favor of Permitted Bonding Companies; or (iii) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within thirty (30) days after the entry thereof or the expiration of any such stay;

(g)           Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not incurred in anticipation of such transaction), in each case, in accordance with the terms of this Agreement; provided that such Liens are not extended to the property and assets of the Borrower and its Restricted Subsidiaries other than the property or assets acquired;

(h)           Permitted Cash Collateral Accounts and Appeal Bond Cash Collateral;

(i)            other Liens incidental to the conduct of the business of the Borrower or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets, provided that (i) if such Liens secure Indebtedness, all such Indebtedness does not in the aggregate have a principal amount in excess of $25,000,000 and such Liens do not attach to ABL Priority Collateral and (ii) such Liens do not materially impair the use or value of the property subject thereto in its use in the business of the Borrower or such Restricted Subsidiary;

(j)            Liens securing (i) Capital Lease Obligations and (ii) Purchase Money Indebtedness; provided that (1) the obligations secured pursuant to this clause (k), together with all Attributable Debt, shall not exceed $75,000,000 at any one time outstanding and (2) such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto);

(k)           Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(l)            non-exclusive licenses of Intellectual Property granted in the ordinary course of business, provided, that such licenses do not materially affect the value of, or the ability of the Agent to dispose of, any ABL Collateral included in the Borrowing Base;

(m)          Liens on property or assets existing at the time of acquisition of such property or assets by the Borrower or a Restricted Subsidiary; provided, however that such Liens were not incurred in anticipation of such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(n)           security deposits and similar deposits in connection with leases or similar obligations made in the ordinary course of business;

(o)           leases and subleases granted to others with respect to real property of the Borrower or any Restricted Subsidiary that do not materially interfere with the ordinary course of business of the Borrower or any Restricted Subsidiary but, in the case of any Specific Real Property the Borrower shall notify the Agent of the proposed nature and terms of the lease or sublease, and the Agent may, in its discretion, require that the Borrower obtain an updated appraisal for such Specific Real Property and then from the time that the lease or sublease is entered into until the time that the appraisal is obtained, without limiting any other discretion that the Agent may have under this Agreement with respect to the Borrowing Base, the Agent may apply such reserves as it deems appropriate in the Borrowing Base relative to such lease or sublease;

(p)           precautionary UCC financing statements regarding operating leases;

(q)           Liens to secure any Refinancing Indebtedness permitted under Section 8.1 (Indebtedness) (or successive Refinancing Indebtedness) as a whole, or in part, in respect of any Indebtedness secured by any Lien; provided, however, that:

(i)            such new Lien shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)           the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien and (2) the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing, refunding, extension, renewal or replacement;

(r)            minor title exceptions, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person (collectively, “Miscellaneous Encumbrances”) but in the case of real property that constitutes Specific Real Property, if existing on the Closing Date to the extent acceptable to the Agent and, if arising after the Closing Date, only if the Borrower shall notify the Agent of the proposed nature and terms of the Miscellaneous Encumbrance, and the Agent may, in its discretion, require that the Borrower obtain an updated appraisal for such Specific Real Property and then from the time that the Miscellaneous Encumbrance is in effect until the time that the appraisal is obtained, without limiting any other discretion that the Agent may have under this Agreement with respect to the Borrowing Base, the Agent may apply such reserves as it deems appropriate in the Borrowing Base relative to such Miscellaneous Encumbrance; and

(s)           the IDA Mortgage;

provided, however, the Loan Parties shall not create or permit to exist Liens under this Section 8.2 if such Liens are prohibited by the Indentures.

8.2.2        Negative Pledge. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, agree with any Person to restrict or place limitations on the right of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Borrower or any of its Restricted Subsidiaries other than a Permitted Lien pursuant to the Loan Documents and the Indentures. The foregoing shall not apply to (a) restrictions and conditions imposed by law, (b) customary restrictions and conditions contained in agreements relating to the sale of any asset or property pending such sale, provided such restrictions and conditions apply only to the asset or property that is to be sold and such sale is permitted hereunder, (c) restrictions or conditions imposed by any agreement relating to Capital Leases, Purchase Money Indebtedness and Sale and Leaseback Transactions permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such Capital Leases, Purchase Money Indebtedness and Sale and Leaseback Transactions, (d) customary provisions in leases and other contracts restricting the assignment thereof, (e) restrictions on Liens on any Excluded Key-Man Policies; provided that the Borrower or applicable Restricted Subsidiary shall use commercially reasonable efforts to avoid the creation of any such restrictions and (f) restrictions on Liens contained in the Indentures and related security documents.

8.3         Investments, Loans, Acquisitions, Etc.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that the Borrower and its Restricted Subsidiaries may make or permit to exist, any of the following Investments and Acquisitions:

(a)           Investments and Acquisitions by the Borrower or any Restricted Subsidiary in a Person that is in the same line of business of the Borrower and which Investment or Acquisition is not a Permitted Investment (collectively, “Restricted Investments”), which at the time of and after giving effect to the proposed Restricted Investment, together with any Restricted Payments made pursuant to clause (a) of Section 8.4 (Restricted Payments) and all other Investments and Acquisitions made pursuant to this clause (a), on or prior to such date, does not exceed the sum (without duplication) of:

(i)            50% of Net Income (or if Net Income shall be a deficit, minus 100% of such deficit) accrued on a cumulative basis since the Closing Date, plus

(ii)           100% of the aggregate net proceeds received by the Borrower from the issuance and sale of Capital Stock (other than to a Restricted Subsidiary) that shall occur on or after the Closing Date, plus

(iii)          an amount equal to the sum of (A) the net reduction in Restricted Investments, subsequent to the Closing Date, in any Person, resulting from payments of interest on Indebtedness, dividends, distributions, repurchases, redemptions, repayments of loans or advances, proceeds realized on the sale of such Restricted Investment and proceeds representing a return of capital (but only to the extent such interest, dividends, distributions, repurchases, redemption, repayments or proceeds are not included in the calculation of Net Income), in each case to the Borrower or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries); plus (B) the portion (proportionate to the equity interest of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the terms of the definition of Unrestricted Subsidiary, provided, however, that the amount determined in the case of (A) or (B) above shall not exceed, in the case of any such Person, the amount of Investments and Acquisitions (excluding Permitted Investments) previously made by the Borrower or any Restricted Subsidiary of the Borrower in such Person or Unrestricted Subsidiary, as the case may be;

provided, that no such Investment or Acquisition shall be made under this paragraph (a) of Subsection 8.3 (Investments, Loans, Acquisitions, Etc.) if (x) as of the date of the proposed Acquisition or Investment, the average Excess Availability for the 180 day period ending on such date (or, if shorter, the period beginning on the Closing Date and ending on the aforementioned date) is less than $75,000,000, (y) a Default or Event of Default is then existing or will exist after giving effect to the proposed Investment, or (z) the Fixed Charge Coverage Ratio for the four most recently ended fiscal quarters after giving pro forma effect to the proposed Investment is less than 1.1:1.0;

(b)           Investments and Acquisitions in existence on the Closing Date and listed on Schedule 8.3(b);

(c)           Investments and Acquisitions required pursuant to any agreement or obligation of the Borrower or a Restricted Subsidiary, in effect on the Closing Date, to make such Investments and listed on Schedule 8.3(c);

(d)           Cash Equivalents;

(e)           [RESERVED;]

(f)            Investments by the Borrower or by any of its Restricted Subsidiaries that are Guarantors in any Restricted Subsidiary that is a Guarantor or in the Borrower;

(g)           Investments and Acquisitions by the Borrower or any Restricted Subsidiary in a Person in the same or related line of business, if, as a result of such Investment or Acquisition, (i) such Person becomes a Restricted Subsidiary and a Guarantor in accordance with the provisions of Section 8.24 (Certain Obligations Respecting Subsidiaries), or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Borrower or a Restricted Subsidiary that is a

Guarantor; provided, that (x) that no Default or Event of Default is then existing or will exist after giving effect to the proposed Investment, (y) the Fixed Charge Coverage Ratio for the four most recently ended fiscal quarters is at least 1.1:1.0, and (z) as of the date of the proposed Acquisition or Investment, the average Excess Availability for the 180 day period ending on such date (or, if shorter, the period beginning on the Closing Date and ending on the aforementioned date) is at least $75,000,000;

(h)           Hedging Obligations permitted pursuant to Section 8.1 (Indebtedness);

(i)            Non-cash consideration received in conjunction with an asset sale that is otherwise permitted under Section 8.7.2 (Sales and Other Dispositions);

(j)            Investments received in settlement of obligations owed to the Borrower or any Restricted Subsidiary by and unrelated Person and as a result of bankruptcy or insolvency proceedings of such Person or a foreclosure or enforcement of a Lien in favor of the Borrower or a Restricted Subsidiary;

(k)           Investments and Acquisitions by the Borrower or any Restricted Subsidiary (other than in an Affiliate that is not a joint venture or an Unrestricted Subsidiary) in the same line or similar business not otherwise permitted under this Section 8.3, in an aggregate amount which together with the net amount of all other Investments and Acquisitions then outstanding pursuant to this clause (k) does not exceed $30,000,000; provided, that (w) no Default or Event of Default shall have then occurred and be continuing or be created thereby, (x) such Investment or Acquisition is permitted under the Indentures, (y) the Fixed Charge Coverage Ratio for the four most recently ended fiscal quarters is at least 1.1:1.0, and (z) as of the date of the proposed Acquisition or Investment, the average Excess Availability for the 180 day period ending on such date (or, if shorter, the period beginning on the Closing Date and ending on the aforementioned date) is at least $75,000,000;

(l)            Loans and advances (including for travel and relocation) to employees in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding;

(m)          any Investment consisting of a Guaranty permitted under Section 8.1 (Indebtedness); and

(n)           any Investment in Rock Solid Insurance or any other Person formed by the Borrower or by the Borrower and other Persons for the purpose of, and to the extent necessary or, in the good faith determination of the Board of Directors of the Borrower, desirable to fund self-insurance obligations in the ordinary course of business or consistent with the Borrower’s past practice provided, however, the Loan Parties shall make no Investment in Rock Solid Insurance in excess of the amount that is required by applicable Law to fund such self-insurance obligations if there is a Default or Event of Default then in existence or caused thereby;

provided, however, the Loan Parties shall not make, or allow to exist, Investments or Acquisitions pursuant to this Section 8.3 if they are prohibited by the Indentures. Premiums paid to Rock Solid Insurance by a Loan Party on terms that are no less favorable to the Loan Party than would paid in connection with an arm’s length transaction to an unaffiliated insurance company are not Investments within the meaning of this Agreement.

8.4         Restricted Payments.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that so long as (in the case of any Restricted Payment other than those permitted by paragraphs (b), (c) and (e) below) no Default or Event of Default then exists or would be caused thereby, the Borrower and its Restricted Subsidiaries may permit to be made and may make, any of the following Restricted Payments:

(a)           Restricted Payments made by the Borrower or any Restricted Subsidiary (other than Restricted Payments under clause (g) of the definition of Restricted Payments) which at the time of and after giving effect to the proposed Restricted Payment, together with any Investments and Acquisitions made pursuant to clause (a) of Section 8.3 (Investments, Loans, Acquisitions, Etc.) and any other Restricted Payments made pursuant to this clause (a) on or prior to such date, does not exceed the sum (without duplication) of:

(i)            50% of Net Income (or if Net Income shall be a deficit, minus 100% of such deficit) accrued on a cumulative basis since the Closing Date, plus

(ii)           100% of the aggregate net proceeds received by the Borrower from the issuance and sale of Capital Stock (other than to a Restricted Subsidiary) that shall occur on or after the Closing Date, plus

(iii)          an amount equal to the sum of (A) the net reduction in Restricted Investments, subsequent to the Closing Date, in any Person, resulting from payments of interest on Indebtedness, dividends, distributions, repurchases, redemptions, repayments of loans or advances, proceeds realized on the sale of such Restricted Investment and proceeds representing a return of capital (but only to the extent such interest, dividends, distributions, repurchases, redemption, repayments or proceeds are not included in the calculation of Net Income), in each case to the Borrower or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries); plus (B) the portion (proportionate to the equity interest of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the terms of the Indentures, provided, however, that the amount determined in the case of (A) or (B) above shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made by the Borrower or any Restricted Subsidiary of the Borrower in such Person or Unrestricted Subsidiary, as the case may be;

provided, that no such Restricted Payment shall be made under paragraph (a) of this Section 8.4 if (x) if, as of the date of the proposed Restricted Payment, the average Excess Availability for the 180 day period ending on such (or, if shorter, the period beginning on the Closing Date and ending on the aforementioned date) date is less than $75,000,000; or (y) the Fixed Charge Coverage Ratio for the four most recently ended fiscal quarters after giving pro forma effect to the proposed Restricted Payment is less than 1.1:1.0;

(b)           the retirement of any Capital Stock of the Borrower by conversion into or by exchange for Common Stock of the Borrower;

(c)           any Restricted Payment paid to the Borrower or a Restricted Subsidiary that is a Guarantor;

(d)           so long as there is no Default or Event of Default that has occurred and is continuing or would be caused thereby, regularly scheduled payments of principal, interest, fees or other amounts in respect of Indebtedness that is subordinated in right of payment to the Secured Obligations, to the extent not prohibited by the terms of such subordination;

(e)           the redemption, defeasance, repurchase or acquisition or retirement for value of any Indebtedness of the Borrower or any Guarantor that is subordinated by its terms in right of payment to the Loans, out of the net cash proceeds of a substantially concurrent issue and sale or incurrence (other than to a Subsidiary of the Borrower), including any such issuance or sale or incurrence within ninety (90) days of such redemption, defeasance, repurchase or acquisition or retirement for value, of (x) new subordinated Refinancing Indebtedness of the Borrower or a Restricted Subsidiary incurred in accordance with Section 8.1 (Indebtedness) subordinated on terms at least as favorable to the Agent and the Lenders than the terms then in existence, (y) Common Stock of the Borrower or from the proceeds of a contribution to the Common Stock of the Borrower;

(f)            the purchase, redemption, retirement or other acquisition for value of Capital Stock in the Borrower held by future, current or former employees, officers, directors or shareholders of the Borrower or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Stock were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $1,500,000 in any calendar year; provided, however that any unused amounts in any calendar year may be carried forward to one or more future periods (in each case, plus the amount of any proceeds received in respect of key-man life insurance);

(g)           payment on account of Disqualified Stock incurred in accordance with Section 8.1 (Indebtedness); and

(h)           as at any date, repurchase of Existing Notes and First Lien Notes; provided that (i) the aggregate amount expended for such repurchases on such date, together with the aggregate amount expended for all such repurchases made during the four most recently ended fiscal quarters, may not exceed fifty percent (50%) of Excess Cash Flow for the four most recently ended fiscal quarters, (ii) as of the date of the proposed Restricted Payment, the average

Excess Availability for the 180 day period ending on such date (or, if shorter, the period beginning on the Closing Date and ending on the aforementioned date) is at least $75,000,000; and (iii) the pro forma Fixed Charge Coverage Ratio for the four most recently ended fiscal quarters (taking into consideration such repurchase in Fixed Charges) is at least 1.20 to 1.00;

provided, however, the Loan Parties shall not make Restricted Payments under this Section 8.4 if they are prohibited by the Indentures.

8.5         Corporate Separateness.

The Borrower shall, and shall cause each of its Restricted Subsidiaries that are Guarantors to, conduct its business and operations separate from that of each other Affiliate of the Borrower and its Restricted Subsidiaries that are Guarantors (except the Borrower, itself and other Restricted Subsidiaries that are Guarantors, themselves). Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries that are Guarantors, to commingle funds with any Person that is not the Borrower or a Restricted Subsidiary that is a Guarantor.

8.6         Transactions with Affiliates.

The Borrower will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guaranty or the rendering of any service) with any Non-Guarantor Restricted Subsidiary, Unrestricted Subsidiary or any Affiliate of the Borrower or any Restricted Subsidiary other than transactions solely among any of the Borrower and its Restricted Subsidiaries that are Guarantors (an “Affiliate Transaction”) involving aggregate consideration in excess of $2,500,000, unless:

(i)            such business, transaction or series of related transactions is on terms not materially less favorable to the Borrower or such Restricted Subsidiary that is a Guarantor than those that could be obtained in a comparable arm’s length transaction between unaffiliated parties; and

(ii)           with respect to an Affiliate Transaction involving an amount or having a value in excess of $5,000,000 the Borrower delivers to the Agent an Officer’s Certificate stating that such business, transaction or series of related transactions complies with clause (i) above;

provided, that except as set forth in (a) and (b) below, in no event shall Borrower or any of its Restricted Subsidiaries that are Guarantors enter into or permit to exist any transaction or series of related transactions with any Affiliate of the Borrower involving aggregate consideration in excess of $10,000,000. The limitation in amount set forth in the preceding proviso shall not apply, however, to (a) the annual rental payments (not to exceed $3,000,000 per year) to South Woodbury in respect of the Headquarters Lease or (b) Investments in Rock Solid Insurance permitted by clause (n) of Section 8.3 (Investments, Loan, Advances) or (c) premiums paid to Rock Solid Insurance by a Loan Party on terms that are no less favorable to the Loan Party than would paid in connection with an arm’s length transaction to an unaffiliated insurance company.

8.7         Mergers and Dispositions.

8.7.1        Consolidations and Mergers. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)           consolidate with or merge with or into any other Person or allow any other Person to merge with or into it except so long as no Default or Event of Default has occurred and is continuing or would be created thereby (i) solely for the purpose of redomestication within a state of the United States so long as the successor complies with any and all applicable notice requirements in connection with such redomestication under the Loan Documents and takes such action as may be necessary to ensure that its equity and assets are subject to a first-priority Lien in favor of the Agent, subject only to Permitted Liens, (ii) a Restricted Subsidiary of the Borrower that is a Guarantor may consolidate with or merge into the Borrower or a wholly-owned Restricted Subsidiary of the Borrower that is a Guarantor, (iii) a Non-Guarantor Restricted Subsidiary of the Borrower may consolidate with or merge into the Borrower or a wholly-owned Restricted Subsidiary of the Borrower, and (iv) a Restricted Subsidiary of the Borrower may merge with or into a Person and a Person that is not a Restricted Subsidiary of the Borrower may merge with or into the Borrower or a wholly-owned Restricted Subsidiary of the Borrower to effect an Acquisition permitted by Section 8.3 (Investments; Loans, Acquisitions, Etc.) or a disposition permitted by Subsection 8.7.2 (Sales and Other Dispositions) below so long as, the Borrower or applicable Restricted Subsidiary notifies the Agent and, in the case of an Acquisition, the successor takes such action as may be necessary to ensure that its assets are subject to a first-priority Lien in favor of the Agent (or if the assets are not ABL Priority Collateral, such other priority as is permitted by this Agreement); or

(b)           enter into or suffer any winding-up, liquidation, dissolution, division or similar transaction except that a Restricted Subsidiary of the Borrower may be dissolved following the transfer of all of its assets to the Borrower or one or more wholly-owned Restricted Subsidiaries of the Borrower (“Transferee”), subject to the conditions that (i) both before and after the transfer and subsequent dissolution, no Event of Default or Default shall exist, and (ii) all of the equity of the Transferee (unless the Transferee is the Borrower) shall have been pledged to the Collateral Agent and the Agent, all of the material assets of the Transferee shall have been pledged as security pursuant to the Security Agreement, and the Transferee (unless it is the Borrower) shall be party to one or more Subsidiary Suretyships.

In the case of any merger or winding up permitted by paragraphs (a) or (b) of this Subsection 8.7.1, the Borrower shall give prompt written notice to the Agent of the occurrence thereof and promptly deliver to the Agent a true, correct and complete (and filed-stamped, if applicable) copy of any certificate of merger, dissolution, or other documents evidencing such transaction, together with copies of all notices to and consents of third parties required or appropriate to effect such merger or winding up.

8.7.2        Sales and Other Dispositions. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature (including, without limitation, the sale of any receivables and leasehold interests and any Sale and Leaseback

Transaction or similar transaction), whether now owned or hereafter acquired, except for sales of assets or property of any nature in which all of the following are satisfied:

(i)            the Borrower or Restricted Subsidiary, as applicable, receives consideration at the time of the sale at least equal to the Fair Market Value of the asset sold or otherwise disposed of,

(ii)           at least 75% of the consideration is in the form of cash or Cash Equivalents, and

(iii)          (x) if the assets so transferred or disposed of constitutes ABL Priority Collateral, the net cash proceeds are used to prepay the Loans and any non-cash proceeds are delivered to the Agent as additional ABL Priority Collateral and (y) if the assets so disposed of are First Lien Note Priority Collateral, the net cash proceeds are used in a manner permitted by the First Lien Indenture;

(b)           Notwithstanding the foregoing, the requirements of clause (a) above shall not apply to any of the following:

(i)            sales of inventory in the ordinary course of its business;

(ii)           dispositions or transfers of assets or property to the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor, so long as such assets remain subject to a valid, perfected first priority Lien in favor of the Agent, subject only to Permitted Liens or, as applicable, Permitted Additional ABL Liens;

(iii)          dispositions involving a trade-in of equipment in exchange for other equipment useful in the business of the Borrower or any of its Restricted Subsidiaries and provided, that in the good faith judgment of the Borrower, the Borrower or such Restricted Subsidiary receives equipment (or credit toward the acquisition cost of equipment) having a fair market value equal to or greater than the equipment being traded-in;

(iv)          sales or dispositions of equipment which is obsolete or no longer used or useful in the business of the Borrower or any of its Restricted Subsidiaries;

(v)           leases or subleases permitted by clause (o) of Section 8.2 (Liens; Licenses);

(vi)          sales or dispositions of the assets of the Borrower or any of its Restricted Subsidiaries not in the ordinary course of business with a fair market value not to exceed $ 1,000,000 in the aggregate in any fiscal year;

(vii)         dispositions or transfers of any asset is effected by a Sale and Leaseback Transaction so long as (x) the imputed principal component of the lease entered into in connection with such Sale and Leaseback Transaction, together with the Capital Lease Obligations and Purchase Money Indebtedness pursuant to Subsection 8.1.1 (Indebtedness – In General) does not exceed $75,000,000 at any one time outstanding, and (y) the disposition or transfer of such asset shall occur within 365 days of the acquisition thereof;

(viii)        other sales or dispositions of property of the Borrower or any of its Restricted Subsidiaries (other than Specific Real Property) having a fair market value of up to, and the gross proceeds derived therefrom (exclusive of indemnities), not exceeding (in any one or a related series of transactions) $5,000,000 and, in the aggregate in any fiscal year of $20,000,000; provided, that no Default or Event of Default shall exist at such time or be caused thereby;

(ix)           dispositions by the Borrower and its Restricted Subsidiaries that are like-kind exchanges pursuant to Section 1031 of the Code and other exchanges of assets by the Borrower or a Restricted Subsidiary in which the consideration received by the Borrower or a Restricted Subsidiary consists solely of (1) cash or Cash Equivalents, (2) long-term assets (and current assets that are ancillary to such long-term assets) that are used or useful in a Permitted Business, or (3) any combination of (1) or (2) of this clause (ix); provided, that (x) any consideration received which consists of cash or Cash Equivalents shall be considered proceeds of the asset so disposed of; (y) to the extent that assets constituting ABL Priority Collateral are exchanged pursuant to this clause (ix), the assets received by the Borrower or the Restricted Subsidiary in such exchange shall, in the discretion of the Agent, be added to the ABL Priority Collateral on terms and pursuant to documents reasonably satisfactory to the Agent, subject to receipt by the Agent of usual and customary valuations and diligence materials acceptable to the Agent, and (z) no Default or Event of Default then exists or would result therefrom;

(x)            dispositions of Cash Equivalents;

(xi)           any Restricted Payment permitted by Section 8.4 (Restricted Payments) or any Investment or Acquisition permitted by Section 8.3 (Investments, Loans, Acquisitions, Etc.); and

(xii)          the creation of a Permitted Lien;

provided, however, the Loan Parties shall not dispose of assets pursuant to this Subsection 8.7.2 if they are prohibited from doing so under the Indentures and provided, further, that no Loan Party shall dispose of any Specific Real Property when a Default or Event of Default shall have occurred and be continuing or would be caused thereby.

8.8         Existence.

Subject to the provisions of Subsection 8.7.1 (Consolidations and Mergers), the Borrower shall at all times preserve and keep in full force and effect (a) its corporate existence and (b) the corporate, partnership or other existence of each of its Restricted Subsidiaries, and the good standing of such Persons in all states in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not reasonably be expected to result in a Material Adverse Change.

8.9         Compliance with Law.

The Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply in all material respects with all Laws, and obtain or maintain all material permits, franchises and other Governmental Licenses necessary for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses. Without limiting the generality of the foregoing, the Borrower and its Restricted Subsidiaries shall be in compliance with all orders, rules, regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA, the PATRIOT Act, other legal requirements relating to money laundering or terrorism and any executive orders related thereto, which at the time apply to them.

8.10       Payment of Taxes and Claims.

The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay all federal and other material Taxes, assessments, water and sewer rents and other governmental charges which may be assessed, levied or filed against or imposed upon it or any of its properties or assets (including, without limitation, the Specific Real Property and the Material Real Property) or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or might become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of its Restricted Subsidiaries, such bond shall have been filed or indemnity posted. The Borrower shall produce to the Agent, upon request, receipts for the payment of all such Taxes, assessments, water and sewer rents and other governmental charges. In the event the Borrower or any of its Restricted Subsidiaries fails to make such payment within five (5) days after written notice thereof from the Agent, then the Agent shall have the right, but shall not be obligated, to pay the amount due, and the Borrower shall, on demand, reimburse the Agent for said amount.

8.11       Tax Consolidation.

The Borrower will not file or consent to or permit the filing of any consolidated income tax return on behalf of it or any of its Restricted Subsidiaries with any Person (other than a consolidated return of the Borrower and its Restricted Subsidiaries). The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement with any Person which would cause the Borrower or any of such Restricted Subsidiaries to bear more than the amount of Taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among the Borrower and its Restricted Subsidiaries).

8.12       Compliance with ERISA.

(a)                                  The Borrower shall not, and shall not permit its Restricted Subsidiaries and their respective ERISA Affiliates to, cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA with respect to any Employee Pension Plan.

(b)                                 The Borrower shall, and shall cause its Restricted Subsidiaries and their respective ERISA Affiliates to, comply in all material respects with the provisions of ERISA and the Code with respect to any Plan both in form and operation, including, but not limited to, the timely filing of required annual reports and the payment of PBGC premiums.

(c)                                  The Borrower shall, and shall cause its Restricted Subsidiaries and their respective ERISA Affiliates to, comply in all material respects with the requirements of COBRA regarding continued health coverage and of the Health Insurance Portability and Accountability Act of 1996 with respect to any Plans subject to the requirements thereof.

(d)                                 The Borrower shall not, and shall not permit any of its Restricted Subsidiaries or any of their respective ERISA Affiliates to, take, or fail to take, any of the following actions or permit any of the following events to occur if such action or event individually or together with all other such actions or events would subject the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates to any material Tax, penalty, or other liabilities:

(i)            engage in or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code respectively, engaging in any Prohibited Transaction in connection with which the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code;

(ii)           terminate any Employee Pension Plan in a manner, or take any other action, which could result in any liability of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates to the PBGC;

(iii)          fail to make full payment when due of all amounts which, under the provisions of any Plan or any Multiemployer Plan, the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates is required to pay as contributions thereto, or cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA, whether or not there has been a waiver of any funding deficiency within the meaning of Section 412 of the Code or Section 303 of ERISA, with respect to any Employee Pension Plan or fail to pay PBGC premiums when due;

(iv)          permit the current value of all vested accrued benefits under all Plans which are subject to Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with Section 430 of the Code; or

(v)           withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability.

(e)                                  The Borrower shall comply with the ERISA reporting requirements set forth in Section 6.4 (ERISA Notices).

As used in this Section 8.12, the term “accrued benefit” has the meaning specified in Section 3(23) of ERISA and the term “current value” has the meaning specified in Section 4001(a)(18)(B) of ERISA.

8.13       Insurance.

8.13.1      Liability, Property Damage, Etc. The Borrower shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, Insurance against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business. All such Insurance shall name the Agent as mortgagee, lender loss payee and additional insured, as applicable and shall provide for at least thirty (30) days advance notice to the Agent prior to any non-renewal or cancellation of any such Insurance, except as may otherwise be agreed to by Agent. In addition, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain such other Insurance as may be required by the Agent. Annually (and from time to time upon request of the Agent), the Borrower shall promptly furnish to the Agent evidence, in form and substance reasonably satisfactory to the Agent, of the maintenance of all Insurance, indemnities or bonds required by this Section 8.13.

8.13.2      PBGC. The Borrower shall maintain or cause to be maintained all insurance available through the PBGC and/or insurers reasonably acceptable to the Agent against its obligations and the obligations of its Restricted Subsidiaries to the PBGC.

8.14       Maintenance of Properties.

The Borrower shall, and shall cause each of its Restricted Subsidiaries to: (a) maintain its properties in good repair, working order and condition, ordinary wear and tear excepted; and (b) make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, ordinary wear and tear excepted; and (c) keep all systems and equipment that may now or in the future be subject to compliance with any material standards or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, take all commercially reasonable steps necessary to prosecute, maintain, preserve, defend and protect, and, when necessary, renew: (i) all material Governmental Licenses, franchises, licenses, permits, patent applications, patents, trademarks, service marks, trade dress, domain names, trade names, trade secrets, copyrights and other general intangibles and other Intellectual Property owned or licensed by any of them, including the payment of all necessary maintenance fees and the filing of all statutory declarations, and Intellectual Property necessary for the operation of their businesses, including but not limited to the payment of all necessary maintenance fees and the filing of all statutory declarations, and (ii) all material agreements to which any of them are parties that are necessary to conduct the Borrower’s or the applicable Restricted Subsidiary’s business. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to: (w) abstain from and not permit the commission of waste in or about the Specific Real Property and the Material Real Property, (x) except in the ordinary course of business, not remove, demolish, or alter the structural character of any building erected at any time on the Specific Real Property and the Material Real Property, without the prior written consent of the Agent, (y) except in the ordinary course of business, not permit the Specific Real Property and the Material Real Property to become vacant or deserted, and (z) maintain the Specific Real Property and the Material Real Property in good condition and repair, reasonable wear and tear, condemnation and casualty excepted, making, as and when necessary, all repairs of every nature.

8.15       Maintenance of Records; Fiscal Year.

The Borrower shall, and shall cause each of its Restricted Subsidiaries to, keep at all times books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and affairs. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties and to report on the basis of a fiscal year ending February 28 (or 29, as applicable).

8.16       Inspection.

Upon reasonable notice (and for this purpose no more than two (2) Business Days’ notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with or without notice after the occurrence and during the continuance of an Event of Default or Default, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, allow any representative of the Agent, the Issuing Bank or any Lender to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries, to examine the books of account and other records and files of the Borrower and any of its Restricted Subsidiaries (including, without limitation, the financial statements (audited and unaudited, to the extent prepared) of each Restricted Subsidiary and information with respect to each business operated by the Borrower and any of its Restricted Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of the Borrower and its Restricted Subsidiaries with their personnel and accountants.

8.17       Exchange of Notes.

Upon receipt of a written notice certifying the loss, theft, destruction or mutilation of any or all of the Notes and of a letter of indemnity as to such loss, theft, destruction or mutilation, as the case may be, from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Notes if mutilated (in which event no indemnity shall be required), the Borrower shall execute and deliver a new Note or Notes of like tenor in lieu of such lost, stolen, destroyed or mutilated Notes, as the case may be.

8.18         Type of Business.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly enter into any business that is not a Permitted Business.

8.19         Change in Documents.

(a)     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend or otherwise modify the respective Organizational Documents or any shareholders’ agreement of such Person in any manner adverse in any respect to the rights or interests of the Lenders. No Loan Party shall enter into a Bonding Arrangement with any surety unless it is a Permitted Bonding Company.

(b)     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend any Indenture (i) to increase the principal amount of such Indenture in excess of the amount permitted by clause (b) of Section 8.1 (Indebtedness), (ii) to increase the amount of cash interest payments on such Indenture if on a pro forma basis the Fixed Charge Coverage Ratio would be less than 1.0 to 1.0, or the amount of non-cash interest by more than 2% per annum, (iii) to cause any scheduled prepayments or the final maturity of such Indenture to be accelerated, (iv) to provide additional covenants or render more restrictive the covenants, taken as a whole, set forth in such Indenture on the Closing Date or add, or make more restrictive, any financial covenants under such Indenture, (v) to provide any collateral security in contravention of the provisions of Section 8.2 (Liens; Licenses), or (vi) in any other manner that could reasonably be adverse to the rights or interests of the Lenders. No Loan Party shall take any action to cause the Intercreditor Agreement to be amended to add additional parties without the prior written consent of the Majority Lenders.

8.20         Certain Restrictions on Capital Stock If the Borrower or any of its Restricted Subsidiaries shall issue any Disqualified Stock, it shall constitute Indebtedness subject to the limitations of Section 8.1 (Indebtedness).

8.21         Compliance with Federal Reserve Regulations.

No proceeds of the Loans shall be used, in whole or in part, by the Borrower, any of its Restricted Subsidiaries or other Person, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.” Neither the Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement being violative of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower shall complete and sign Part I of a copy of the Federal Reserve Form U-l referred to in Regulation U of the board of governors of the Federal Reserve System and deliver such copy to each Lender.

8.22         Limitations on Certain Restrictive Provisions.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any of such Restricted Subsidiaries, (ii) the making of advances or other cash payments by any of such Restricted Subsidiaries, or (iii) the transfer by any of such Restricted Subsidiaries of any of its properties or assets, in each case, to the Borrower or its Restricted Subsidiaries, or, (b) agree with any Person that the Borrower and/or any of its Restricted Subsidiaries shall not amend the Loan Documents except for any such agreement with the Agent, the Issuing Bank or the Lenders set forth in the Loan Documents and with the Trustee and the Collateral Agent pursuant to the Indenture.

The restrictions in clause (a) above will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)     any encumbrance or restriction in existence on the Closing Date;

(b)     any encumbrance or restriction contained in any agreement, document or instrument governing Purchase Money Indebtedness, Sale and Leaseback Transactions and Capital Leases entered into after the Closing Date in accordance with this Agreement, provided that such agreements, documents and instruments only restrict the transfer of the assets subject to such agreements, documents and instruments;

(c)     any restriction contained in an agreement respecting Indebtedness of a Subsidiary that is permitted under Section 8.1 (Indebtedness) (which is not guaranteed by the Borrower) so long as such restriction (i) does not prohibit the ability to pay dividends or make any other distributions for purposes of making principal and interest payments on the Loan absent an event of default or failure to achieve or maintain a specified financial ratio under such agreement or (ii) will not, as determined in good faith by the Board of Directors of the Borrower, be likely to materially adversely affect the ability of the Borrower to make principal and interest payments on the Loan when due;

(d)     any encumbrance or restriction pursuant to any agreement effecting a permitted Refinancing Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (d), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable to the holders of such Refinancing Indebtedness than the encumbrances and restrictions contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Borrower;

(e)     customary provisions restricting subletting or assignment of any lease, contract, or license of any Restricted Subsidiary so long as, in the good faith judgment of the Board of Directors of the Borrower, those restrictions do not impair the value of the same to the Borrower;

(f)      any encumbrance or restriction by reason of applicable law, rule, regulation or order; and

(g)     any encumbrance or restriction under an agreement for the sale or disposition of assets of a Subsidiary of the Borrower (including assets consisting of equity interests owned by such Subsidiary) that restricts distributions of those assets by that Subsidiary pending its sale or other disposition;

provided, however, none of the exceptions in this Section 8.22 shall be construed to allow any Loan Party to enter into any agreement, instrument or document that is prohibited by any other provisions of this Agreement or the other Loan Documents.

8.23         Environmental Matters.

(a)     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

(i)            cause a Release of any Hazardous Substance in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(ii)           permit to exist any Release of any Hazardous Substance on any real property owned or occupied by the Borrower or any of its Restricted Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(iii)          take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a risk of harm to public or occupant health or safety or to the environment.

(b)     The Borrower shall and shall require its Restricted Subsidiaries to (i) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under, and to ensure compliance with, Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

8.24         Certain Obligations Respecting Subsidiaries.

The Borrower will take such action, and will cause each of its Restricted Subsidiaries to take such action, from time to time as shall be necessary to ensure that all new Restricted Subsidiaries are guarantors of the Secured Obligations and that all of the Collateral of such Restricted Subsidiaries is subject to a valid and enforceable first (or, in the case of First Lien Note Priority Collateral, second) priority Lien securing the Secured Obligations, subject to no other Lien except in the case of ABL Priority Collateral, Permitted Additional ABL Liens, and in the case of other Collateral, Permitted Liens. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Restricted Subsidiaries shall form or acquire any new Restricted Subsidiary (which it shall only do in conformity with the provisions of this Agreement and only if no Default or Event of Default shall then be in existence or caused thereby), the Borrower, contemporaneously with the formation or acquisition of such new Restricted Subsidiary: (i) will execute and deliver, and shall cause the holders of any equity interests not owned by the Borrower to execute and deliver, such documents as shall be necessary to cause all of the Capital Stock of such new Restricted Subsidiary to be duly pledged to the Collateral Agent under the First Lien Indenture and to execute a negative pledge in favor of the Agent with respect to such Capital Stock; (ii) will cause such new Restricted Subsidiary to execute and deliver a Subsidiary Suretyship (or a joinder thereto), and joinders to the Security Agreement, UCC-1 financing statements, and such other documents as may be necessary to cause such new Restricted Subsidiary to be a guarantor of the Secured Obligations and its Collateral to be pledged to secure such guaranty; (iii) will cause such new Restricted Subsidiary to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.1 (Conditions to Effectiveness) upon the Closing Date or as the Agent shall have reasonably requested, and to take such other action as (x) the Agent shall request to perfect the Agent’s security interest in the Collateral of such new Restricted Subsidiary created pursuant to the Loan Documents, and (y) the Collateral Agent shall request to perfect the Collateral Agent’s security interest in the Capital Stock pursuant to the First Lien Indenture; and (iv) if such new Restricted Subsidiary is the owner or lessee of real estate, the Borrower shall cause such Restricted Subsidiary to comply with the provisions of Section 8.25 (Real Property).

8.25         Real Property.

(a)     Without limiting any other restrictions set forth in this Agreement, if any Material Real Property located in the Commonwealth of Pennsylvania in which a Loan Party owns a fee interest that is not subject to a Material Real Property Mortgage on the Closing Date but becomes subject to a Material Real Property Mortgage after the Closing Date, such Loan Party shall: (i) promptly execute and deliver to the Agent a mortgage in form and substance reasonably satisfactory to the Agent encumbering such Loan Party’s fee interest in and to such real property subject to Liens in favor of the Collateral Agent securing the First Lien Notes and any other Permitted Liens which is pari passu or senior to the Liens in favor of the Collateral Agent, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used there at other than Rolling Stock and subject to such other Permitted Liens as the Collateral Agent may permit to be senior to or pari passu to its Lien, in substantially the form attached to this Agreement as Exhibit G-1 (the “Additional Fee Mortgages”, and collectively, together with the Closing Fee Mortgages, the “Fee Mortgages”) and (ii) authorize the Agent to file such Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, securing the Secured Obligations. In addition, such Loan Party shall deliver such opinions of counsel, environmental reports, flood certifications, title commitments and insurance policies, surveys, lease agreements, landlord consents and waivers, mortgagee waivers and other instruments, agreements, documents and certificates as may be reasonably requested by the Agent in connection therewith, all in form and substance reasonably satisfactory to the Agent.

(b)     Without limiting any other restrictions set forth in this Agreement, if any Material Real Property located in the Commonwealth of Pennsylvania in which a Loan

Party leases or in which it otherwise owns a leasehold interest that is not subject to a Material Real Property Mortgage on the Closing Date but becomes subject to a Material Real Property Mortgage after the Closing Date, such Loan Party shall: (i) use commercially reasonable efforts to deliver to the Agent (A) if no Leasehold Recording Document has theretofore been recorded with respect to such real property, a Leasehold Recording Document executed by the relevant landlord and the tenant in form appropriate for recording in the relevant jurisdiction, (B) if required by the lease creating the leasehold, a Consent to Leasehold Mortgage, and (C) in the case of leaseholds where any fee mortgage is of record prior to the Leasehold Recording Document, a subordination, non-disturbance and attornment agreement executed by each fee mortgagee in form and substance reasonably satisfactory to the Agent; and (ii) as to each such parcel as to which a Leasehold Recording Document has been recorded or delivered to the Agent and as to which a Consent to Leasehold Mortgage has been delivered to the Agent, (A) execute and deliver to the Agent a leasehold mortgage subject to any Liens in favor of the Collateral Agent securing the First Lien Notes and other Permitted Liens that are pari passu or senior to the Lien in favor of the Collateral Agent encumbering the Loan Party’s leasehold interest in and to such real property, including without limitation, improvements thereon, fixtures attached thereto, extractions, and dedicated processing equipment used thereat other than Rolling Stock, in substantially the form attached to this Agreement as Exhibit G-1 (the “Additional Leasehold Mortgages”, and collectively, together with the Closing Leasehold Mortgages and the Closing First Lien Leasehold Mortgage, the “Leasehold Mortgages”, and together with the Closing Leasehold Mortgages ,the Fee Mortgages and the Additional ABL Mortgages, the “Mortgages”), and (B) authorize the Agent to file such Uniform Commercial Code financing statements as may be necessary to perfect the security interests in fixtures and extractions created thereby, in each case, in form appropriate for recording in the relevant jurisdiction, securing the Secured Obligations. In addition, such Loan Party shall deliver such opinions of counsel, environmental reports, flood certifications, title commitments and insurance policies, surveys, lease agreements, landlord consents and waivers, mortgagee waivers and other instruments, agreements, documents and certificates as may be reasonably requested by the Agent in connection therewith, all in form and substance reasonably satisfactory to the Agent.

(c)     The Borrower shall cause to be delivered to the Agent (i) within forty-five (45) days following the Closing Date, environmental reports for each Specific Real Property, and (ii) within sixty (60) days following the Closing Date, surveys for each Specific Real Property as to which the survey reading at the Closing Date was not satisfactory to the Agent, in each case, in form and substance reasonably acceptable to the Agent and within such extensions of time for delivery as the Agent may grant in the exercise of its reasonable discretion. Should any survey delivered pursuant to clause (ii) of the preceding sentence reveal that a legal description recorded on a Closing Mortgage was erroneous or otherwise needs to be revised to ensure that the description of the Specific Real Property is the same as survey, the relevant Loan Party shall execute and deliver an amended Mortgage and have the respective title insurance policy updated accordingly. Notwithstanding the foregoing, any failure by the Borrower to deliver the aforementioned environmental reports or surveys within the periods described above shall not be a Default or Event of Default under this Agreement; provided that the Specific Real Property to which any such environmental report or survey relates will, as from the date on which such report or survey is due, be excluded from the scope of Eligible Real Property until the receipt by the Agent of such report or survey in form and substance acceptable to the Agent.

(d)     Except to the extent otherwise agreed to by the Agent, in the event that Collateral is located at a location not owned by a Loan Party, the Loan Parties shall use commercially reasonable efforts to deliver to the Agent Landlord/Warehousemen Agreement with respect to such location.

8.26         Additional Pari Passu Collateral. At any time that a Loan Party is required to provide a Lien on assets to the Collateral Agent for the benefit of the holders of the First Lien Notes on assets that are not First Lien Note Priority Collateral nor ABL Priority Collateral, such Loan Party shall give the Agent a Lien on such assets that is pari passu with that given to the Collateral Agent and shall take such actions with respect to such Lien in favor of the Agent as it takes with respect to the Lien in favor of the Collateral Agent.

8.27         Primary Operating Accounts; Proceeds Into Blocked Account.

(a)     The Borrower and each Guarantor shall maintain its primary operating accounts with the Agent. At all times after sixty (60) days following the Closing Date, at the request of the Agent, the Borrower shall cause to be delivered account control agreements, in form and substance satisfactory to the Agent, for any deposit account of the Borrower or any of the other Loan Parties (a) not maintained with the Agent, (b) for which the Agent does not already have an account control agreement, and (c) which is not an Excluded Bank Account. In addition, at all times after sixty (60) days following the Closing Date, the Borrower shall cause to be delivered to the Agent such other account control agreements as shall be necessary to ensure that there do not exist deposit accounts of the Borrower and the other Loan Parties (that are not (i) accounts maintained at the Agent, (ii) Excluded Bank Accounts or (iii) accounts for which there are in effect account control agreements in form and substance satisfactory to the Agent).

(b)     The Borrower shall, and shall cause the other Loan Parties to, maintain with the Agent lockbox agreements and collateral control agreements and shall cause all monies payable to the Borrower and the other Loan Parties by their respective account debtors and other proceeds of Collateral to be deposited into a cash collateral account maintained with the Agent and subject to such agreements, to be applied in accordance with the Agent’s cash management system in place from time to time with the Agent.

8.28         Further Assurances.

At its sole cost and expense, upon the reasonable request of the Agent, the Borrower shall, and shall cause each other Loan Party to, execute and deliver to the Agent and the Lenders such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

8.29         Post-Closing Undertakings.

The Loan Parties shall take such actions as are specified on Schedule 8.29 hereto within the time periods specified on said Schedule.

ARTICLE 9

EVENTS OF DEFAULT

9.1           Events of Default.

“Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental instrumentality):

9.1.1              Failure to Pay Principal or Reimbursement Obligations. If the Borrower shall fail to make any payment of (a) the principal or interest on the Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise or (b) reimbursement obligations in respect of Letters of Credit on the dates when the same shall become due and payable, it being understood that the failure to pay such reimbursement obligations shall not constitute an Event of Default to the extent an RC Loan is deemed made in respect of Available RC Commitment under Subsection 3.1.2 (Reimbursement Obligations) in payment of such reimbursement obligations; or

9.1.2              Failure to Pay, Fees, Etc. If the Borrower shall fail to make any payment of the Commitment Fees, or any other amounts owing hereunder (other than principal of the Loans and reimbursement obligations in respect of Letters of Credit) on the dates when such Commitment Fees or other amounts shall become due and payable and such failure continues for more than two (2) Business Days; or

9.1.3              Cross-Default to Indebtedness. (a) If the Borrower or any of the other Loan Parties shall default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) and 9.1.2 (Failure to Pay Interest, Fees, Etc.)) and the underlying obligation with respect to which a default has occurred aggregates Three Million Dollars ($3,000,000) or more or could result in a required payment of Three Million Dollars ($3,000,000) or more, or (b) if any event shall occur or condition shall exist in respect of any Indebtedness referred to in clause (a) which would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness; or

9.1.4              Bonding Arrangements. (a) If any claims, individually in excess of $1,000,000 or in the aggregate, in excess of $5,000,000, shall be paid by any surety under any Bonding Arrangement or (b) if an event of default shall occur or exist under any Bonding Arrangement or any other event or condition shall occur or exist (including any claim paid under any Bonding Arrangement whether or not it constitutes an Event of Default under clause (a) above) that would entitle the surety under any Bonding Arrangement (with the giving of notice or passage of time or both) to take action against any of the Collateral; or

9.1.5              Other Cross-Defaults. If the Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition, except obligations and conditions which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.), 9.1.3 (Cross Default to Indebtedness) and 9.1.4 (Bonding Arrangements), whether now or hereafter incurred, which default results in or could reasonably be expected to result in a required payment of Three Million Dollars ($3,000,000) or more or results in or could reasonably be expected to result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP; or

9.1.6              Misrepresentations. If any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document, shall be false or misleading in any material respect when made or, pursuant to Subsection 4.2.4 (Method of Certifying Certain Conditions), deemed made; or

9.1.7              Certain Covenant Defaults. If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of (a) Subsections 6.1.1 (Delivery of Monthly Financial Statements) through 6.1.5 (SEC Filings, Etc.), Subsection 6.1.7 (Borrowing Base Certificate), Subsection 6.1.9 (Field Examinations) and Section 6.2 (Notice of Defaults) of ARTICLE 6 (Financial Data and Reporting Requirements; Notice of Certain Events), (b) ARTICLE 7 (Financial Covenants), or (c) Sections 8.1 (Indebtedness) through 8.10 (Payment of Taxes and Claims), 8.13 (Insurance), 8.16 (Inspection), 8.18 (Type of Business) through 8.22 (Limitations on Certain Restrictive Provisions); or

9.1.8              Other Covenant Defaults. If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, other than as provided in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.) and 9.1.7 (Certain Covenant Defaults), or any other Loan Documents, and, if capable of being remedied, such default shall continue unremedied for forty-five (45) days after the commencement of such default; provided, however, that, no such default under Section 8.23 (Environmental Matters) shall constitute an Event of Default unless such default, singly or in the aggregate with all other defaults under Section 8.23 (Environmental Matters), could reasonably be expected to result in an Environmental Material Adverse Change; or

9.1.9              Validity of Loan Documents; Security. If the validity of this Agreement or any of the other Loan Documents shall have been challenged or disaffirmed by or on behalf of any of such parties thereto; or if any lessor or mortgagee of any Specific Real Property or Material Real Property shall challenge the right of the Agent to any Collateral purported to be subject to the Lien in favor of the Agent; or if, other than as a direct result of any action of the Agent, the Issuing Bank or the Lenders, any Liens created or intended to be created by any of the Loan Documents shall at any time cease to be valid and perfected Liens in favor of the Agent (for the benefit of the Secured Parties), subject to no equal or prior Liens except Permitted Additional ABL Liens or Permitted Liens, as applicable; or if any material covenant, agreement or obligation of any Loan Party (or other party to an intercreditor agreement which constitutes a Loan Document) contained in or evidenced by any of the Loan Documents shall cease to be enforceable in accordance with its terms; or if any Loan Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the Majority Lenders or other applicable Lenders; or if any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any material covenant, agreement or obligation of any Loan Party under any Loan Document (or other party to an intercreditor agreement constituting a Loan Document) is illegal, invalid or unenforceable; or

9.1.10            Custody or Control of Assets. If custody or control of any substantial part of the property of the Borrower or any of the other Loan Parties shall be assumed by any Governmental Authority or any court of competent jurisdiction, or any other Person at the insistence of any Governmental Authority or any court of competent jurisdiction; or

9.1.11            Discontinuance of Business. If the Borrower or any of the other Loan Parties shall suspend or discontinue its business or any line thereof except, in the case of any of the other Loan Parties, pursuant to a dissolution or merger of such other Loan Party permitted by the terms of this Agreement, and, in the case of the suspension or discontinuance of any such line of business, such suspension or discontinuance results in a Material Adverse Change; or

9.1.12            Insolvency. (a) If the Borrower or any of the other Loan Parties shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) generally not be paying its debts as they mature, (iii) admit its inability to pay its debts as they mature, (iv) file a petition in bankruptcy, (v) become insolvent (howsoever such insolvency may be evidenced), (vi) be adjudicated insolvent or bankrupt, (vii) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (viii) commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall be commenced against the Borrower or any of the other Loan Parties any such proceeding and the same shall not be dismissed within sixty (60) days or an order, judgment or decree approving the petition in any such proceeding shall be entered against the Borrower or any of the other Loan Parties; or (c) if the Borrower or any of the other Loan Parties shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (d) if the Borrower or any of the other Loan Parties shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint; or

9.1.13            Material Adverse Change. If there shall occur or be threatened any event, or if there shall exist any fact or condition, including, without limitation, any loss, revocation, reduction or other impairment of any Governmental License, which results in or could reasonably be expected to result in a Material Adverse Change; or

9.1.14            Judgments. If any final judgment or judgments or non-appealable assessment or assessments for the payment of money which is not fully covered by Insurance in excess of Two Million Dollars ($2,000,000) in the aggregate shall be rendered against the

Borrower or any of the other Loan Parties and such judgment remains either unstayed or unsatisfied for a period of thirty (30) days or more; or

9.1.15            Change of Control. If there shall occur a Change of Control; or

9.1.16            Hedging Obligations. If at any time that the Borrower or any of its Restricted Subsidiaries is a party to any Hedging Obligations with any Swap Party, the Borrower or applicable Restricted Subsidiary shall default in any payment or performance of any such Hedging Obligations, regardless of the amount involved in such default and such payment or performance shall not be made within two (2) Business Days.

9.2           Acceleration; Remedies.

9.2.1              Acceleration upon Insolvency. Upon the occurrence of any event described in Subsection 9.1.12 (Insolvency), the entire unpaid principal balance of the Notes, and interest accrued and premium, if any, thereon, and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, shall be immediately due and payable by the Borrower and the Commitments shall terminate without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

9.2.2              Acceleration upon Other Defaults. Upon the occurrence and during the continuance of any Event of Default other than any event described in Subsection 9.1.12 (Insolvency), the Agent may (and shall if directed by the Majority Lenders) (a) by written notice to the Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Notes, and interest accrued and premium, if any, thereon and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, to be immediately due and payable by the Borrower, and/or (b) terminate the Commitments.

9.2.3              Remedies in General. In the event of acceleration pursuant to Subsection 9.2.1 (Acceleration upon Insolvency) or Subsection 9.2.2 (Acceleration upon Other Defaults), all principal and interest, premium, fees, and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and the Agent (acting directly or through appointment of one or more trustees of the Agent’s choosing) may proceed to protect and enforce its rights and those of the Issuing Bank and the Lenders under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to all other rights hereunder or under Law, the Agent shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise. Further, the Agent shall be entitled to the appointment of a trustee or receiver for all or any part of the businesses of the Borrower or any of its Restricted Subsidiaries, which trustee or receiver shall have such powers as may be conferred by the appointing authority. All rights and remedies given by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Agent, the Issuing Bank or any Lender, and no course of dealing between the Borrower or any of its Restricted Subsidiaries, on one hand, and the Agent, the Issuing Bank or any Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Agent.

9.3           Proceeds of Collateral.

Following an Event of Default and acceleration of the Obligations, the Agent shall (subject to the terms of the Intercreditor Agreement, if applicable) apply proceeds of Collateral as follows:

first, to payment of that portion of the Secured Obligations constituting fees, expenses (including, without limitation, expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Agent in its capacity as such;

second, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and accrued and unpaid Commitment Fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “second” due to them;

third, to payment of that portion of the Secured Obligations constituting unpaid principal of the RC Loans, Swing Loans and reimbursement obligations under Letters of Credit, ratably amongst the Lenders in proportion to the respective amounts described in this clause “third” due to them;

fourth, to payment of all other Secured Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “fourth” due to them; and

Finally, the balance, if any, after all of the Secured Obligations have been satisfied, to the applicable Loan Party or as otherwise required by Law.

For purposes of this Subsection 9.3, if there are Secured Obligations arising out of Hedging Agreements, the Agent shall determine whether such obligations are most appropriately characterized as interest, principal, fees or other and shall add those obligations to the appropriate category above. Any determination of the Agent in this regard shall be conclusive absent manifest error, provided, however, that the characterization of such obligations shall be the same with respect to all Secured Parties. By way of example, the Agent may determine that (a) obligations such as the net amount of Settlement Amounts (as defined in the 1992 form of Master Agreement (Multicurrency — Cross Border) or the 1992 form of Master Agreement (Local Currency — Single Jurisdiction) published by the International Swaps and Derivatives Association or any successor forms) owing by the Borrower to the relevant Secured Party (as reduced by the net amount of Unpaid Amounts (as so defined), if any, or owing by the relevant Secured Party to the Borrower shall be treated, for purposes of this Subsection 9.3, as principal on the Loans, and (b) Unpaid Amounts, interest on Unpaid Amounts and interest on Settlement

Amounts owing by Borrower to the relevant Secured Party shall be treated, for purposes of this Subsection 9.3, as interest.

ARTICLE 10

AGENCY

10.1         Appointment and Authority.

10.1.1                General. Each of the Lenders and the Issuing Bank hereby irrevocably appoints M&T to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent or the Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.1.2                Certain Specific Authorizations. Without limiting the generality of the foregoing, the Lenders and the Issuing Bank hereby authorize the Agent (in its sole discretion):

(a)           to appoint subagents to be the holder of record of a Lien to be granted to the Agent (for the benefit of the Secured Parties) or to hold on behalf of the Agent the Collateral or instruments relating thereto;

(b)           to enter into and perform its obligations under the other Loan Documents; and

(c)           to execute and deliver the agreements contemplated by Section 11.4 (Amendments, Waivers and Consents).

10.1.3                Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing

Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent hereunder and under the other Loan Documents allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 11.13 (Expenses; Indemnity; Damage Waiver).

10.1.4                Collateral and Guaranty Matters.

(a)           The Secured Parties irrevocably authorize the Agent, at its option and in its discretion:

(i)            without limiting the Agent’s authority to release Liens in accordance with Section 11.15 (Termination of Security; Partial Release of Security), to release any Lien on any property granted to or held by the Agent under any Loan Document (x) upon termination of all Commitments and payment in full of the Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.4 (Amendments, Waivers and Consents), if approved, authorized or ratified in writing by the Majority Lenders;

(ii)           to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Permitted Lien;

(iii)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents;

(iv)          to enter into landlord waivers and similar agreements which release or subordinate its Lien on fixtures; and

(v)           to fail to obtain a perfected Lien on any assets if, in the sole discretion of the Agent, it deems that the value thereof does not justify the cost or difficulty of obtaining the same.

Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.1.4.

(b)           The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.1.5                Certain Actions During a Default. In addition to any other rights and remedies hereunder or under the other Loan Documents or applicable Law, upon the occurrence and during the continuance of an Event of Default, each of the Secured Parties hereby authorizes the Agent to take such actions on behalf of the Secured Parties and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents together with such actions and powers as are reasonably incidental thereto and exercise any other rights and remedies under applicable Law, in the name of the Secured Parties or otherwise, including sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Agent may deem commercially reasonable and to credit bid any or all of the Secured Obligations on behalf of the Secured Parties in connection with any sale or other disposition of any or all assets or equity of any or all Loan Parties.

10.2         Rights as a Lender.

The Persons serving as the Agent or the Arranger hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent or the Arranger and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Agent or Arranger hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent or the Arranger hereunder and without any duty to account therefor to the Lenders.

10.3         Exculpatory Provisions.

The Agent and the Arrangers shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Agent nor the Arranger:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent or the Arranger are required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Agent nor the Arranger shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or Arranger to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or the Arranger or any of their Affiliates in any capacity.

The Agent and the Arranger shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 (Amendments, Waivers and Consents) and 9.2 (Acceleration; Remedies) or (ii) in the absence of their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither the Agent nor the Arranger shall be deemed to have knowledge of any Event of Default unless and until written notice describing such Event of Default is given to it by the Borrower, a Lender or the Issuing Bank which notice states that it is a “Notice of a Default” or a “Notice of an Event of Default”.

Neither the Agent nor the Arranger shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE 4 (Conditions to Fundings and Issuances of Letters of Credit) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it. The Arranger shall have no obligations, express or implied, hereunder or with respect to the Loan Documents or the credit facility provided hereby.

10.4         Reliance by Issuing Bank, Agent and Arranger.

The Issuing Bank, Agent and Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent and the Arranger also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Issuing Bank, Agent and Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5         Delegation of Duties.

The Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by them. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent or Arranger. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6         Resignation; Termination.

10.6.1                Resignation. The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may within the next thirty (30) days on behalf of the Lenders and the Issuing Bank, after consultation with the Borrower, appoint a successor Agent meeting the qualifications set forth above, or if no Lender accepts such appointment, then the Agent may appoint any successor Agent that is an Eligible Assignee; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective at the time specified above in accordance with such notice and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed); provided, however, without limiting the Agent’s right to resign as aforesaid before any such resignation shall become effective, the Agent shall use commercially reasonable efforts to work with the Majority Lenders (and if no

Event of Default shall have occurred and be continuing, the Borrower) to find a suitable replacement.

10.6.2                Termination. The Agent may be terminated at any time with or without cause by the Majority Lenders. Upon notice of any such termination, the Majority Lenders shall have the right to appoint from among the Lenders a successor Agent subject to the written consent of Borrower (which consent shall not be unreasonably withheld, delayed, or conditioned and which shall not be required if a Default or Event of Default shall then exist), unless none of the Lenders is willing to act as successor Agent hereunder, in which event Majority Lenders shall appoint a successor Agent, subject to the written consent of Borrower (which consent shall not be unreasonably withheld, delayed, or conditioned and which shall not be required if a Default or Event of Default shall then exist) which successor shall have minimum capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the Majority Lenders give notice to the Agent of its termination, then such termination shall nonetheless become effective in accordance with such notice and the terminated Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on the behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the terminated Agent shall continue to hold such collateral security until such time as a successor Agent is appointed).

10.6.3                Successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retired or terminated Agent (other than any rights to indemnity payments owed to the retiring or terminated Agent), and the retired or terminated Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retired or terminated Agent’s resignation or termination hereunder and under the other Loan Documents, the provisions of this ARTICLE 10 and Section 11.13 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retired or terminated Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retired or terminated Agent was acting as Agent. During any period that there shall not be a duly appointed and acting Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above.

10.7         Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or the Arranger or other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, (a) none of the Agent or the Issuing Bank shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except as specifically expressly set forth in this Agreement, and (b) none of the arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the Issuing Bank hereunder.

10.9         Collateral Agency Arrangement.

(a)     Each of the Lenders acknowledges that M&T may be acting in multiple capacities under the Loan Documents and it waives any conflict of interest that may now exist or hereafter arise relating to such multiple capacities and specifically waives any rights to assert any claims against the Agent and Arranger in connection therewith. Each Lender authorizes the Agent to execute, on its behalf, each of the Loan Documents. Each Lender authorizes the Agent to take any and all actions as it may deem appropriate or to refrain from taking any and all actions as it may deem appropriate under or as contemplated by the Loan Documents. Without limiting the rights and powers of the Agent to take such actions or refrain from taking such actions, each Lender agrees that it will not oppose any action taken or omitted to be taken at the direction of the Majority Lenders, or that is otherwise supported by the Majority Lenders in connection with the enforcement by the Agent of any rights under the Loan Documents.

(b)     Each of the Lenders acknowledges that M&T may, now or hereafter, be acting as collateral agent with respect to the Mortgages and other collateral documents in connection herewith. Each Lender waives any conflict of interest that may now exist or hereafter arise relating to M&T’s service as collateral agent under any collateral agency agreement and specifically waives any rights to assert any claims against the Agent and the Arranger in connection therewith. Each Lender agrees that in connection with M&T’s service as collateral agent under any collateral agency agreement, M&T shall be entitled to the rights and protections afforded to it as Agent hereunder, including the protections under Section 10.3 (Exculpatory Provisions).

10.10       Assignment of Credit Facility. If any or all of the Indebtedness under this Agreement is refinanced at any time, the Lenders authorize the Agent to assign to any Person so refinancing any or all of such Indebtedness, the rights and obligations under the Loan Documents and take all actions related thereto as the Agent may deem appropriate.

10.11       No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s,

participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

ARTICLE 11

MISCELLANEOUS

11.1         Notices; Effectiveness; Electronic Communication.

11.1.1                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection 11.1.2 (Electronic Communications)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a)           if to the Borrower, to it at 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, PA 16664, Attention of Mr. Paul I. Detwiler, III (Telecopier No. 814-766-4402; Telephone No. 814-776-2211) with a copy to Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, PA 19103, Attention of Cary S. Levinson, Esquire (Telecopier No. 215-981-4750; Telephone No. 215-981-4091);

(b)           if to the Agent, to it at Manufacturers and Traders Trust Company, 301 W. Plank Road, Altoona, PA 16602, Attention of Robert L. Bilger (Telecopier No. 814-947-5908; Telephone No. 814-946-6761) with a copy to Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103, Attention of Jill E. Bronson, Esquire (Telecopier No. 215-988-2757; Telephone No. 215-988-2665);

(c)           if to the Issuing Bank, to it at Manufacturers and Traders Trust Company, 301 W. Plank Road, Altoona, PA 16602, Attention of Robert L. Bilger (Telecopier No. 814-947-5908; Telephone No. 814-946-6761) with a copy to Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103, Attention of Jill E. Bronson, Esquire (Telecopier No. 215-988-2757; Telephone No. 215-988-2665); and

(d)           if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection 11.1.2 (Electronic Communications), shall be effective as provided in Subsection 11.1.2 (Electronic Communications). In the event of a discrepancy between any telephonic and any written notice, the written notice shall control. Any Lender giving any notice to the Borrower shall send simultaneously a copy of such notice to the Agent.

11.1.2                Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.15 (Mechanics of Payments: Lender Payments) or Subsection 2.3.3 (Participation by Lenders) if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

11.1.3                Change of Address, Etc. Any party hereto may change its address or telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto

11.1.4                Platform.

11.1.4.1   The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

11.1.4.2   The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 11.1, including through the Platform.

11.2                           No Implied Waivers.

No failure or delay on the part of the Agent, the Issuing Bank or any Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between the Borrower or any of its Subsidiaries, on the one hand, and the Agent, the Issuing Bank or any Lender, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which the Agent, the Issuing Bank or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Agent, the Issuing Bank or any Lender to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

11.3                           Severability.

Every provision of the Loan Documents is intended to be severable. If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.4                           Amendments, Waivers and Consents.

11.4.1                  In General. This Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Agent with the consent of the Lenders as provided in this Subsection 11.4.1. With the written consent of the Majority Lenders, the Agent may, on behalf of the Lenders, enter into agreements that modify, amend or supplement this Agreement or any other Loan Document, and with such consent, the Agent may waive compliance with any provision of any of the Loan Documents, all as referred to in this Subsection 11.4.1. However, no such modification, amendment, supplement or waiver shall:

(a)          increase the maximum amount of the RC Commitment of any Lender without such Lender’s consent,

(b)         extend the Maturity Date or any date for payment of interest on the Loans of any Lender, or the time for any scheduled payment of fees payable to any Lender, in each case without such Lender’s consent,

(c)          forgive the payment of any principal amount owing to any Lender or decrease the rate of interest applicable to the Loans of any Lender without such Lender’s consent, provided that the written consent of the Majority Lenders, rather than the consent of all Lenders, shall be sufficient to waive imposition of the Default Rate pursuant to Subsection 2.11.6 (Default Rate),

(d)         reduce the amount of the fees payable to any Lender under Subsection 2.10.1 (Commitment Fees) or other fees payable to any Lender, in each case without such Lender’s consent,

(e)          amend, modify or waive the provisions of this Section 11.4 or any provision herein providing for consent or other action by all Lenders without the consent of all Lenders,

(f)            amend or modify the definition of “Majority Lenders” without the consent of all Lenders,

(g)         release all or substantially all of the guaranties or all or substantially all of the Collateral that secures the Obligations without the consent of all Lenders; provided however, the Agent may without the consent of any Person release any guarantor or any Collateral granted pursuant to the Loan Documents and file UCC-3 termination statements or statements of amendment or take other appropriate action (i) as a court of competent jurisdiction may direct, (ii) in connection with a disposition (other than to the Borrower or any of its Subsidiaries) permitted under Subsection 8.7.2 (Sales and Other Dispositions) (it being understood that an amendment to Subsection 8.7.2 (Sales and Other Dispositions) requires the consent of the Majority Lenders) or as otherwise provided under the Loan Documents, or (iii) if, in accordance with this Agreement, cash proceeds from any sale or transfer of the Collateral are used to prepay outstanding sums due under this Agreement or are reinvested in the Borrower and its Subsidiaries,

(h)         reduce or extend the date of payment for reimbursement obligations in respect of Letters of Credit without the consent of each Lender which has a participation interest in such Letter of Credit, or

(i)             waive an Event of Default under Subsection 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) or 9.1.2 (Failure to Pay Interest, Fees, Etc.) (other than in respect of the imposition of the Default Rate) after such Event of Default shall have occurred without the consent of all Lenders (but the Majority Lenders may direct the Agent to forbear under such circumstances).

11.4.2                            Exception. Notwithstanding the foregoing provisions of this Section 11.4 or anything to the contrary contained in this Agreement, any Lender that has requested that it not receive material, non-public information concerning the Borrower, and that is therefore unable or unwilling to vote with respect to an issue arising under this Agreement, agrees to vote, and will be deemed to have voted, its Commitment under this Agreement pro rata in accordance with the percentage of Commitments voted in favor of, and the percentage of Commitments voted against, any such issue under this Agreement.

11.5                           Successors and Assigns.

11.5.1                  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Subsection 11.5.2 (Assignments by Lenders), (b) by way of participation in accordance with the provisions of Subsection 11.5.4 (Participations) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 11.5.6 (Certain Pledges) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 11.5.4 (Participations) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.5.2                  Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a RC Loan and RC Commitment, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this clause (b) shall not apply to rights in respect of Swing Loans;

(c)          any assignment of a RC Commitment must be approved by the Agent, the Swing Lender and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a RC Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(d)         the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (in the aggregate per assignment except for assignment by the Arranger as to which there shall be no processing and recordation fee), and the Eligible Assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(e)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank, the Swing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Subsection 11.5.3 (Register), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsection 2.11.5 (Breakage), Section 2.12 (Increased Costs; Unavailability) and Section 11.13 (Expenses; Indemnity; Damage Waiver) with respect to the facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 11.5.4 (Participations).

Notwithstanding anything to the contrary in this Section 11.5.2 or Section 11.5.1 (Successors and Assigns Generally), until syndication is complete Manufacturers and Traders

Trust Company may assign its rights and obligations under this Agreement, including its Loans and Commitment, without the consent of the Borrower but subject to consultation with the Borrower in advance of such assignment in accordance with the Fee Letter and Commitment Letter between Manufacturers and Traders Trust Company and the Borrower dated February 27, 2012.

11.5.3                  Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.5.4                  Participations.

(a)          Any Lender may at any time, without the consent of, or notice to, the Agent or the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that such Lender shall require any such prospective Participants to agree in writing to maintain the confidentiality of such information as provided in Section 11.12 (Treatment of Certain Information; Confidentiality; Advertisement). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Subsection 11.13.3 (Reimbursement by Lenders) with respect to any payments made by such Lender to its Participant(s).

(b)         Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters specifically referred to in paragraphs (a), (b), (c), (d) and (g) of Section 11.4 (Amendments, Waivers and Consents) as such matters apply to such Lender. Subject to Subsection 11.5.5 (Limitations upon Participation Rights), the Borrower agrees that each Participant shall be entitled to the benefits of Subsection 2.11.5 (Breakage) and Section 2.12 (Increased Costs; Unavailability) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.5.2 (Assignments by Lenders), provided that such Participant agrees to be subject to the provisions of Section 2.17.1 (Designation of Different Lending Office) and Section 2.17.2 ( Replacement of Lenders) as if it were an assignee under Section 11.5.2 (Assignments by Lenders). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17.2 (Replacement of Lenders) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 (Right of Setoff) as though it were a Lender, provided that such Participant agrees to be subject to Subsection 2.14.5 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.l03-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

11.5.5                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 (Increased Costs; Unavailability) or Section 2.16 (Taxes) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Borrower shall have consented in writing to such greater payment or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 (Taxes) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 2.16.5 (Status of Lenders) as though it were a Lender.

11.5.6                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.5.6                  Assignment of Mortgages. Upon the termination of any commitment to make financial accommodations to the Borrower pursuant to the terms hereof and the receipt by the Secured Parties of cash in an amount sufficient to pay and satisfy in full all of the Secured Obligations, the Agent is authorized, in the name and on behalf of the Secured Parties, to assign and shall assign any Mortgages and the underlying debt to such lending institutions providing replacement financing arrangements to the Borrower and/or its Subsidiaries (and/or any

administrative agent for such lending institutions) as the Borrower may request and pursuant to documentation satisfactory to the Agent (so long as such documentation expressly provides that such assignment is made without any representation or warranty of any kind and without recourse to any of the Secured Parties).

11.6                           Calculations and Financial Data.

Except as otherwise provided in this Agreement, calculations under this Agreement shall be made and financial data and terms referred to in this Agreement shall be prepared and interpreted both as to classification of items and as to amounts in accordance with GAAP.

11.7                           Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

11.8                           Governing Law; Jurisdiction; Etc.

11.8.1                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania (excluding the laws applicable to conflicts or choice of law).

11.8.2                  Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in Philadelphia County and of the United States District Court of the Eastern District of Pennsylvania, and any appellate court from any thereof, in any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

11.8.3                  Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection 11.8.2 (Submission to Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any right to bring any action or proceeding against (a) the

Agent in any court outside the county of Philadelphia, Commonwealth of Pennsylvania, or (b) the Issuing Bank or any other Lender other than a state within the United States designated by the Issuing Bank or such Lender.

11.8.4                  Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 (Notices; Effectiveness; Electronic Communication). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.9                           Maximum Lawful Interest Rate.

If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loans, shall be deemed by a court of law with competent jurisdiction, a governmental agency or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to the Borrower under applicable Law, or if such interest, fees and expenses are in excess of the maximum amount permitted by applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Notes. As used in this Section 11.9, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law that results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

11.10                     Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.18 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective

Affiliates under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.11                     Counterparts; Integration; Effectiveness; Electronic Execution.

11.11.1            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, any separate fee letters among the Borrower, the Agent or the Arranger, or any of them (which survives closing of this Agreement), and for purposes of 11.5.2, the commitment letter referred to therein, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in ARTICLE 4 (Conditions to Effectiveness and Fundings and issuance of Letters of Credit), this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties thereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.2            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.12                     Treatment of Certain Information; Confidentiality; Advertisement.

11.12.1            Confidentiality. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Hedging Agreement with any Lender or any of its Affiliates or any action or proceeding relating to this Agreement or any other Loan Document or any Hedging Agreement with any Lender or any of its Affiliates or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.12 or (y) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. The Agent, the Lenders and the Issuing Bank further agree to use reasonable efforts to notify the Borrower of any required disclosure under clause (c) of this Subsection 11.12.1 as far in advance as is reasonably practicable under the circumstances in order to give the Borrower an opportunity to obtain appropriate relief or protection from a court of competent jurisdiction regarding such disclosure; provided, however that failure to use such efforts shall not subject the Agent, any Lender or the Issuing Bank to liability unless such failure was done in bad faith.

11.12.2            Information. For purposes of this Section 11.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.12.3            Advertisement. The Borrower hereby authorizes the Agent to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which the Agent elects to publish. In addition, the Borrower agrees that the Agent may provide lending industry trade organizations with information necessary and customary (including, without limitation, the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date. Without limiting the generality of the foregoing, the Borrower acknowledges and agrees to the disclosure by the Agent after the Closing Date of information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrower’s name, (ii) principal loan amounts, (iii) interest rate, (iv) term length and

(v) commitment fees and other fees to the Lenders in the syndicate, the identity of their attorneys and other information customarily found in such publications.

11.13                     Expenses; Indemnity; Damage Waiver.

11.13.1            Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Arranger and the Agent and their respective Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for such Persons and fees and time charges and disbursements for attorneys who may be employees of such Persons), in connection with the due diligence performed in connection with the transactions contemplated hereby, the syndication of the credit facilities provided for herein (excluding upfront fees paid to the Lender in connection with such syndication), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Arranger, the Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for such Persons and fees and time charges for attorneys who may be employees of such Persons), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.13, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.13.2            Indemnification by the Borrower. The Borrower shall indemnify the Arranger, the Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party other than such Indemnitee and its Related Parties) arising out of, in connection with, or as a result of (a) any letter of interest, letter of intent or commitment letter or similar type of agreement related to the credit facilities provided for herein or any due diligence or negotiations in connection therewith, (b) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (c) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any of the other Loan Parties, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any of the other Loan Parties, or any orders, requirements or demands of Governmental Authorities related thereto, or any other environmental liability related in any way to the Borrower or any of the other Loan Parties, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

11.13.3            Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required under Subsections 11.13.1 (Costs and Expenses) and 11.13.2 (Indemnification by the Borrower) to be paid by it to the Arranger, the Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Arranger, the Agent (or any such sub-agent), the Issuing Bank or its Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arranger, the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Arranger, the Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Subsection 11.13.3 are subject to the provisions of Section 2.8 (Lenders’ Obligations Several).

11.13.4            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Subsection 11.13.2 (Indemnification by the Borrower) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.13.5            Payments. All amounts due under this Section 11.13 shall be payable promptly after demand therefor.

11.14                     Certification of Amounts.

The certification by the Agent, the Issuing Bank or a Lender of the amount of liabilities, losses, costs, expenses, claims and/or charges pursuant to Section 11.13 (Expenses; Indemnity; Damage Waiver) shall be conclusive if such amounts have been computed or reached in a reasonable manner.

11.15                     Termination of Security; Partial Release of Security.

11.15.1            Termination of Security. At such time as no Secured Party has any commitment to make financial accommodations to the Borrower pursuant to the terms hereof and all the Secured Obligations have been indefeasibly paid and performed in full, then the security provided for in the Loan Documents shall terminate, provided, however, that all expense reimbursement and indemnities of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document shall survive and remain operative and in full force and effect regardless of the termination of such security and any payment of the obligations hereunder.

11.15.2            Partial Release of Security. Effective upon the closing of a disposition of any Collateral to any Person (other than the Borrower or any of its Subsidiaries) and the application of proceeds thereof in conformity with the provisions of this Agreement, and receipt by the Agent of a certification to such effect from the chief financial officer of the Borrower, the security interest granted under the Loan Documents in the Collateral so disposed of shall terminate and the Agent shall deliver such releases as may be appropriate, provided, however, the security interest granted under the Loan Documents in all remaining Collateral shall remain in full force and effect.

11.16                     Intercreditor Agreement and Bonding Intercreditor Agreement. The Agent is authorized to enter into the Intercreditor Agreement and each Bonding Intercreditor Agreement, and the parties hereto acknowledge that each of the Intercreditor Agreement and each Bonding Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Bonding Intercreditor Agreement and (b) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement and each Bonding Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions of each thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and each Bonding Intercreditor Agreement.

11.17                     Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature pages to follow]

IN WITNESS WHEREOF, the Borrower, the Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

NEW ENTERPRISE STONE & LIME CO., INC.

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	President, Chief Financial Officer and Secretary

[Signature Page to Credit Agreement]

MANUFACTURERS AND TRADERS TRUST
COMPANY, in its capacity as the Agent, Issuing
Bank, Swing Lender, Arranger and a Lender

By:	/s/ Stephen A. Foreman
Name:	Stephen A. Foreman
Title:	Regional Executive

WIRE INFORMATION:

[Signature page to Credit Agreement]

List of Addenda (Exhibits and Schedules)

EXHIBITS

Exhibit A-1	Form of Note (§2.9)
Exhibit A-2	Form of Swing Note (§2.9)
Exhibit B	Form of Request for Advance (§2.4)
Exhibit C	Form of LIBOR Election (§2.11.4)
Exhibit D	Form of Security Agreement (§4.1.3)
Exhibit E	Form of Guaranty and Suretyship Agreement (§4.1.4)
Exhibit F-1	Form of Copyright Security Agreement (§4.1.7)
Exhibit F-2	Form of Patent Security Agreement (§4.1.7)
Exhibit F-3	Form of Trademark Security Agreement (§4.1.7)
Exhibit G-1	Form of Fee and Leasehold Mortgage (Pennsylvania) (§4.1.8(a))
Exhibit G-2	Form of Fee Mortgage (Florida) (§4.1.8(c))
Exhibit I	Form of Environmental Indemnity Agreement (§4.1.9)
Exhibit J	Form of Intercreditor Agreement (§4.1.15)
Exhibit K	Form of Officer’s Compliance Certificate (§1.1)
Exhibit L	Form of Assignment and Assumption (§1.1)
Exhibit M	Form of Borrowing Base Certificate (§1.1)
Exhibit N	Form of Monthly Financial Report (§6.1.1)
Exhibit O-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not
Partnerships for U.S. Federal Income Tax Purposes) (§2.16.5)
Exhibit O-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not
Partnerships for U.S. Federal Income Tax Purposes) (§2.16.5)
Exhibit O-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are
Partnerships for U.S. Federal Income Tax Purposes) (§2.16.5)
Exhibit O-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are
Partnerships for U.S. Federal Income Tax Purposes) (§2.16.5)
Exhibit P	Form of Monthly Contracts in Progress Report (§6.1.11)